UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 26, 2022

VMWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33622	94-3292913
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3401 Hillview Avenue	Palo Alto	CA	94304
(Address of Principal Executive Offices)			(Zip code)

Registrant’s telephone number, including area code: (650) 427-5000

N/A

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock	VMW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

As previously announced, on May 26, 2022, VMware, Inc., a Delaware corporation (the “Company” or “VMware”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Broadcom Inc., a Delaware corporation (“Broadcom”), Verona Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Holdco”), Verona Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdco (“Merger Sub 1”), Barcelona Merger Sub 2, Inc., a Delaware corporation and a wholly owned subsidiary of Broadcom (“Merger Sub 2”) and Barcelona Merger Sub 3, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Broadcom (“Merger Sub 3”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, (i) Merger Sub 1 will be merged with and into the Company (the “First Merger”), with the Company continuing as the surviving corporation in the First Merger (the “Surviving Corporation”) and becoming a wholly owned subsidiary of Holdco; (ii) following the First Merger, the Surviving Corporation will be converted from a Delaware corporation into a Delaware limited liability company (the “Conversion”); (iii) following the Conversion, Merger Sub 2 will be merged with and into Holdco (the “Second Merger”), with Holdco continuing as the surviving company (the “Holdco Surviving Company”) and becoming a wholly owned subsidiary of Broadcom; and (iv) following the Second Merger, the Holdco Surviving Company will be merged with and into Merger Sub 3 (the “Third Merger,” and together with the First Merger, the Conversion and the Second Merger, the “Transactions”), with Merger Sub 3 continuing as the surviving limited liability company and as a wholly owned subsidiary of Broadcom. The respective boards of directors of the Company and Broadcom have unanimously approved the Merger Agreement, and the board of directors of the Company has recommended that the Company’s stockholders adopt the Merger Agreement.

As a result of the Transactions, each share of Class A common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the effective time of the Transactions will be indirectly converted into the right to receive, at the election of the holder of such share of Company Common Stock, and subject to proration in accordance with the Merger Agreement as described below: (i) $142.50 per share in cash, without interest (the “Cash Consideration”), or (ii) 0.25200 (the “Exchange Ratio”) shares of common stock, par value $0.001 per share, of Broadcom (“Broadcom Common Stock”, and such consideration, the “Stock Consideration”). The stockholder election will be subject to a proration mechanism, such that the total number of shares of Company Common Stock entitled to receive the Cash Consideration, and the total number of shares of Company Common Stock entitled to receive the Stock Consideration, will, in each case, be equal to 50% of the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the consummation of the Transactions. Holders of Company Common Stock that do not make an election will be treated as having elected to receive the Cash Consideration or the Stock Consideration in accordance with the proration methodology in the Merger Agreement.

As a result of the Transactions, each Company restricted stock unit award held by a non-employee director and each in-the-money Company stock option will become vested and will be indirectly converted into the right to receive, in respect of each underlying share (or in the case of a stock option, each net option share, as calculated pursuant to the Merger Agreement), equal to 50% of the Cash Consideration and a number of shares of Broadcom Common Stock equal to 50% of the Exchange Ratio, without interest and less applicable tax withholding. Each outstanding Company restricted stock unit award not held by a non-employee director and each outstanding Company performance-based restricted stock unit award will be assumed and converted into a Broadcom restricted stock unit award based on an equity award exchange ratio calculated as the sum of (i) 50% of the Exchange Ratio and (ii) 50% of the Cash Consideration divided by the volume weighted average sale price of Broadcom Common Stock over the ten consecutive trading days ending on the second to last trading day immediately preceding the closing. With respect to performance-based restricted stock unit awards, the level of achievement of the applicable performance goals will be determined in the manner described in the Merger Agreement.

If the Transactions are consummated, the Company Common Stock will be delisted from The New York Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended. Following the closing of the Transactions, the Broadcom Common Stock will continue to be listed on the NASDAQ Global Select Market (“Nasdaq”) under the ticker symbol “AVGO.”

The parties have made customary representations, warranties and covenants in the Merger Agreement, including relating to (i) the conduct of each of the Company’s and Broadcom’s respective businesses between the date of the signing of the Merger Agreement and the consummation of the Transactions, (ii) the efforts of the parties to cause the Transactions to be completed, (iii) the Company’s obligations to convene and hold a meeting of its stockholders to obtain the required stockholder approval of the Transactions and (iv) the preparation and filing of a registration statement on Form S-4 containing a proxy statement/prospectus with the Securities and Exchange Commission (the “SEC”) in connection with the Transactions.

Until 11:59 p.m. Pacific time on July 5, 2022, the Company and its subsidiaries and their respective representatives will have the right to solicit any acquisition proposal and any proposal, inquiry or offer that could reasonably be expected to lead to, result in or constitute an acquisition proposal, including providing information regarding the Company to any person pursuant to an acceptable confidentiality agreement, and engaging in discussions or negotiations with respect to such acquisition proposal. From and after 11:59 p.m. Pacific time on July 5, 2022, the Company must comply with customary non-solicitation restrictions. Subject to certain customary “fiduciary out” exceptions, the Company’s board of directors is required to recommend that the Company’s stockholders adopt the Merger Agreement.

Effective upon the effective time of the Second Merger, one member of the Company’s board of directors, to be mutually agreed by the Company and Broadcom, will be added to Broadcom’s board of directors.

Consummation of the Transactions, which is expected to occur in Broadcom’s fiscal year 2023, is subject to the satisfaction or waiver of customary closing conditions, including (i) adoption of the Merger Agreement by Company stockholders, (ii) the expiration or termination of the waiting period under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and clearance under the antitrust laws of the European Union and certain other jurisdictions, (iii) the receipt by the Company of a tax opinion to the effect that (a) the First Merger and the Conversion, taken together, and (b) the Second Merger and the Third Merger, taken together, will each qualify for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, (iv) the absence of certain orders or laws preventing consummation of the Transactions, (v) the effectiveness of the registration statement on Form S-4 to be filed by Broadcom with the SEC in connection with the Transactions and (vi) the authorization for listing on Nasdaq of the shares of Broadcom Common Stock to be issued in connection with the Second Merger. The obligation of each party to consummate the Transactions is also subject to other customary closing conditions, including, among others, the absence of a material adverse effect with respect to the other party, the accuracy of the other party’s representations and warranties, subject to certain materiality standards set forth in the Merger Agreement and compliance in all material respects with the other party’s obligations under the Merger Agreement.

The Merger Agreement contains termination rights for either or each of Broadcom and the Company, including, among others:

•

by either party if the consummation of the Transactions does not occur on or before February 26, 2023, subject to three extensions of three months each (at either Broadcom or the Company’s election) (the “Outside Date”) if on such date all of the closing conditions except those relating to regulatory approvals have been satisfied or waived;

•	by either party if the Merger Agreement is not adopted by the Company’s stockholders;

•

by Broadcom if the Company’s board of directors changes its recommendation that the Company’s stockholders adopt the Merger Agreement or the Company willfully breaches in a material respect its non-solicitation covenants; and

•

subject to the requirements of the Merger Agreement, by the Company if it wishes to terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal (as such term is defined in the Merger Agreement).

Upon termination of the Merger Agreement under certain specified circumstances, including by the Company to enter into a definitive agreement with respect to a Superior Proposal in accordance with the terms of the Merger Agreement, the Company will be required to pay Broadcom a termination fee in the amount of $1.5 billion, unless the Company terminates the Merger Agreement in order to enter into a definitive agreement with respect to a Superior Proposal prior to 11:59 p.m. Pacific time on July 5, 2022, in which case the Company will be required to pay Broadcom a lower termination fee in the amount of $750 million. Upon termination of the Merger Agreement under specified circumstances, including the termination by either party because certain required regulatory clearances are not obtained before the Outside Date, Broadcom would be required to pay the Company a termination fee of $1.5 billion.

In connection with the execution of the Merger Agreement, Michael S. Dell, SLD Separate Property Trust and certain other stockholders of the Company affiliated with Silver Lake Partners (together, the “Company Stockholders”) have each entered into Voting Agreements, each dated as of May 26, 2022, with Broadcom (together, the “Voting Agreements”). Subject to the terms and conditions of the Voting Agreements, the Company Stockholders have agreed, among other things, to vote all of the shares of Company Common Stock held by them (representing in the aggregate approximately 50.2% of the total outstanding shares of Company Common Stock) in favor of the adoption of the Merger Agreement, and, subject to certain exceptions, not to transfer their shares of Company Common Stock. Except for certain obligations set forth therein, each Voting Agreement will terminate upon the earliest of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the Company Stockholders delivering written notice to Broadcom that they are terminating their respective Voting Agreement at any time following (a) a Change of Recommendation (as such term is defined in the Merger Agreement) of the Company’s board of directors or (b) and amendment or notification that alters or changes the amount or form of consideration to be paid to the Company’s stockholders in connection with the Transactions or otherwise amends or modifies the Merger Agreement in a manner adverse in any material respect to the such Company Stockholders.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement attached hereto as Exhibit 2.1 and incorporated herein by reference.

The Merger Agreement has been attached as an exhibit hereto to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Holdco or Merger Sub 1, Broadcom, Merger Sub 2, Merger Sub 3, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Transactions. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time and investors should not rely on them as statements of fact.

Item 7.01	Regulation FD Disclosure.

On May 26, 2022, the Company and Broadcom issued a joint press release announcing entry into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information contained in Item 7.01 of this report, including Exhibit 99.1, shall not be incorporated by reference into any filing of the registrant, whether made before, on or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference to such filing. The information contained in Item 7.01 of this report, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

2.1	Agreement and Plan of Merger, dated as of May 26, 2022, by and among VMware, Inc., Broadcom Inc, Verona Holdco, Inc., Verona Merger Sub, Inc., Barcelona Merger Sub 2, Inc. and Barcelona Merger Sub 3, LLC

99.1	Press Release, dated May 26, 2022, jointly issued by VMware, Inc. and Broadcom Inc.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document).

Cautionary Note Regarding Forward-Looking Statements

This communication includes forward-looking statements within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and Section 27A of the U.S. Securities Act of 1933, as amended. These forward-looking statements include but are not limited to statements that relate to the expected future business and financial performance, the anticipated benefits of the proposed transaction, the anticipated impact of the proposed transaction on the combined business, the expected amount and timing of the synergies from the proposed transaction, and the anticipated closing date of the proposed transaction. These forward-looking statements are identified by words such as “will,” “expect,” “believe,” “anticipate,” “estimate,” “should,” “intend,” “plan,” “potential,” “predict,” “project,” “aim,” and similar words or phrases. These forward-looking statements are based on current expectations and beliefs of Company and Broadcom management and current market trends and conditions.

These forward-looking statements involve risks and uncertainties that are outside the Company’s and Broadcom’s control and may cause actual results to differ materially from those contained in forward-looking statements, including but not limited to: the effect of the proposed transaction on our ability to maintain relationships with customers, suppliers and other business partners or operating results and business; the ability to implement plans, forecasts and other expectations with respect to the business after the completion of the proposed transaction and realize expected synergies; business disruption following the proposed transaction; difficulties in retaining and hiring key personnel and employees due to the proposed transaction and business combination; the satisfaction of the conditions precedent to consummation of the proposed transaction, including the ability to secure regulatory approvals on the terms expected, at all or in a timely manner; Broadcom’s significant indebtedness, including indebtedness incurred in connection with the proposed transaction, and the need to generate sufficient cash flows to service and repay such debt; the disruption of current plans and operations; the outcome of any legal proceedings related to the transaction; the ability to consummate the proposed transaction on a timely basis or at all; Broadcom’s ability to successfully integrate the Company’s operations into Broadcom’s business; the ability to implement plans, forecasts and other expectations with respect to the business after the completion of the proposed transaction and realize synergies; the impact of public health crises, such as pandemics (including COVID-19) and epidemics and any related company or government policies and actions to protect the health and safety of individuals or government policies or actions to maintain the functioning of national or global economies and markets; global political and economic conditions, including rising interest rates, the impact of inflation and challenges in manufacturing and the global supply chain; and other events and trends on a national, regional and global scale, including the cyclicality in the semiconductor industry and other target markets and those of a political, economic, business, competitive and regulatory nature.

These risks, as well as other risks related to the proposed transaction, will be included in the registration statement on Form S-4 and proxy statement/prospectus that will be filed with the SEC in connection with the proposed transaction. While the list of factors presented here is, and the list of factors to be presented in the registration statement on Form S-4 are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s and Broadcom’s respective periodic reports and other filings with the SEC, including the risk factors identified in the Company’s and Broadcom’s most recent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. The forward-looking statements included in this communication are made only as of the date hereof. Neither the Company nor Broadcom undertakes any obligation to update any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Additional Information about the Transaction and Where to Find It

In connection with the proposed transaction, Broadcom intends to file with the SEC a registration statement on Form S-4 that will include a proxy statement of the Company and that also constitutes a prospectus of Broadcom. Each of the Company and Broadcom may also file other relevant documents with the SEC regarding the proposed transaction. This document is not a substitute for the proxy statement/prospectus or registration statement or any other document that the Company or Broadcom may file with the SEC. The definitive proxy statement/prospectus (if and when available) will be mailed to the Company’s stockholders. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the registration statement and proxy statement/prospectus (if and when available) and other documents containing important information about the Company, Broadcom and the proposed transaction, once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at http://ir.vmware.com. Copies of the documents filed with the SEC by Broadcom will be available free of charge on Broadcom’s website at https://investors.broadcom.com.

Participants in the Solicitation

The Company, Broadcom and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s proxy statement for its 2021 Annual Meeting of Stockholders, which was filed with the SEC on May 28, 2021, the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2022, which was filed with the SEC on March 24, 2022, a Form 8-K filed by the Company on April 22, 2022 and a Form 8-K filed by the Company on May 2, 2022. Information about the directors and executive officers of Broadcom, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in Broadcom’s proxy statement for its 2022 Annual Meeting of Stockholders, which was filed with the SEC on February 18, 2022, and Broadcom’s Annual Report on Form 10-K for the fiscal year ended October 31, 2021, which was filed with the SEC on December 17, 2021. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when such materials become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from the Company and Broadcom using the sources indicated above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 26, 2022

VMware, Inc.

By:	/s/ Craig Norris
Craig Norris
Vice President, Deputy General Counsel and Assistant Secretary

Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

BROADCOM INC.,

VMWARE, INC.,

VERONA HOLDCO, INC.,

VERONA MERGER SUB, INC.,

BARCELONA MERGER SUB 2, INC.

and

BARCELONA MERGER SUB 3, LLC

dated as of

May 26, 2022

-i-

-ii-

Annex A	Form of Voting Agreement	A-1

-iii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 26, 2022, is by and among Broadcom Inc., a Delaware corporation (“Parent”), VMware, Inc., a Delaware corporation (the “Company”), Verona Holdco, Inc., a Delaware corporation and a direct wholly owned Subsidiary of the Company (“Holdco”), Verona Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Holdco (“Merger Sub 1”), Barcelona Merger Sub 2, Inc. a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub 2”) and Barcelona Merger Sub 3, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Parent (“Merger Sub 3” and together with Merger Sub 2, the “Parent Merger Subs”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Article I or as otherwise defined elsewhere in this Agreement, unless the context clearly provides otherwise. Parent, the Company, Holdco, Merger Sub 1, Merger Sub 2 and Merger Sub 3 are each sometimes referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent to enter into this Agreement, certain Persons are entering into a Voting Agreement with Parent, in the form attached as Annex A hereto (the “Voting Agreement”);

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) and the board of directors of Holdco (the “Holdco Board of Directors”) unanimously (i) determined that the terms of this Agreement and the Transactions, are fair to, and in the best interests of, the Company and its stockholders (the “Company Stockholders”) and Holdco and its stockholders (the “Holdco Stockholders”), respectively, (ii) determined that it is in the best interests of the Company and the Company Stockholders and Holdco and the Holdco Stockholders, respectively, and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company and Holdco of this Agreement, the performance by the Company and Holdco of its covenants and agreements contained herein and the consummation of the Transactions upon the terms and subject to the conditions contained herein and (iv) subject to Section 6.3, resolved to recommend that the Company Stockholders vote to adopt this Agreement (the “Company Board Recommendation”);

WHEREAS, the board of directors of Parent unanimously (i) determined that it is in the best interests of Parent and Parent’s stockholders, and declared it advisable, to enter into this Agreement and (ii) approved the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions;

WHEREAS, the boards of directors (or managers, as applicable) of each of Merger Sub 1, Merger Sub 2 and Merger Sub 3, by resolutions duly adopted, have approved and adopted this Agreement;

WHEREAS, the Parties intend that (a) the First Merger and the LLC Conversion, taken together, will constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder, and (b) the Second Merger and the Third Merger, taken together, will constitute a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code and the Treasury Regulations promulgated thereunder, and that this Agreement constitute and be adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also prescribe various terms of and conditions to the Transactions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1. Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof that contains terms that (i) taken as a whole, are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a “standstill” provision) and (ii) do not in any way restrict the Company or its Representatives from complying with its disclosure obligations under this Agreement.

“Acquisition Proposal” means any offer, proposal or indication of interest from a Person (as such term is used in Section 6.3) (other than a proposal or offer by Parent or any Parent Subsidiary) at any time relating to any transaction or series of related transactions (other than the Transactions) involving: (a) any acquisition or purchase by any Person, directly or indirectly, of more than 20% of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning more than 20% of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Person pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction (whether by voting power or economic interest) or (c) any sale, lease, exchange, transfer or other disposition to a Person of more than 20% of the consolidated assets of the Company and the Company Subsidiaries (measured by the fair market value thereof).

“Anti-Corruption Law” means any Law related to combating bribery and corruption, including the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, the UN Convention Against Corruption and any implementing legislation promulgated pursuant to such Conventions, the Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010.

“Antitrust Laws” means any applicable supranational, national, federal, state, county, local or foreign antitrust, competition, trade regulation, or foreign investment Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition or to review or regulate foreign investment through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar laws regulating antitrust, competition or restraint of trade of any jurisdiction other than the United States.

“business days” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of California or New York or is a day on which banking institutions located in such States are authorized or required by applicable Law or other governmental action to close.

“CARES Act” means Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (116th Cong.) Mar. 27, 2020, the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, IRS Notice 2020-65 and any related or successor legislation, guidance, rules and regulations promulgated thereunder or in connection therewith.

“Cash Ratio” means a fraction, the numerator of which is the Per Share Cash Consideration and the denominator of which is the sum of (i) the product of the Exchange Ratio multiplied by the Parent Trading Price and (ii) the Per Share Cash Consideration.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, retention, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, program or arrangement, in each case, for the benefit of current employees, directors or consultants (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or any of their ERISA Affiliates or with respect to which the Company or any Company Subsidiary has or may have any obligation or liability (whether actual or contingent).

“Company Bylaws” means the Amended and Restated Bylaws of the Company as in effect on the date hereof.

“Company Certificate” means the Amended and Restated Certificate of Incorporation of the Company as in effect on the date hereof.

“Company Common Stock” means Class A Common Stock, par value $0.01 per share, of the Company.

“Company Credit Agreements” means each of the Company Revolving Credit Agreement and the Company Term Loan Agreement.

“Company Equity Awards” means the Company Options, Company PSU Awards and Company RSU Awards.

“Company Equity Plan” means the Company’s Amended and Restated 2007 Equity And Incentive Plan, as amend and restated.

“Company ESPP” means the Company’s Amended and Restated 2007 Employee Stock Purchase Plan, as amended and restated.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company Government Bid” means any quotation, offer, bid or proposal made by the Company that, if accepted, would result in a Company Government Contract.

“Company Government Contract” means a Contract between the Company or a Company Subsidiary and any Governmental Entity, any prime contractor of a Governmental Entity in its capacity as a prime contractor or any higher-tier subcontractor with respect to any such Contract.

“Company Indenture” means that certain Indenture, dated August 21, 2017 (the “Company Base Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, as amended, supplemented or modified with respect to any series of the Company Notes by any applicable supplemental indenture.

“Company Intellectual Property” means all Company Intellectual Property Rights and Company Technology.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by (or claimed by or on behalf of the Company or any Company Subsidiary to be owned by), filed in the name of or exclusively licensed to the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effects to the extent resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur: (a) any changes in general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions, (b) any changes in general conditions in any industry or industries in which the Company and the Company Subsidiaries operate, (c) any changes in general political conditions, (d) any changes after the date hereof in GAAP or any other accounting standards or principles or the interpretation of the foregoing, (e) (i) any changes after the date hereof in applicable Law or the interpretation thereof or (ii) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 or another pandemic (“COVID-19 Measures”), (f) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur), (g) any changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters, pandemics (including COVID-19) or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof, (h) the execution and delivery of this Agreement or the consummation of the Transactions, or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions, the identity of Parent, departures of officers or employees, changes in relationships with suppliers or customers or other business relations, in each case only to the extent resulting from the execution and delivery of this Agreement or the consummation of the Transactions, or the public announcement of this Agreement or the Transactions (provided that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or to address the consequences of litigation), (i) any action or failure to take any action which action or failure to act is requested in writing by Parent or any action expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement (other than Section 6.1(a)), (j) any change in the price or trading volume of shares of Company Common Stock or any other publicly traded securities of the Company or any Company Subsidiary in and of itself (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur), (k) any requirements imposed by any Governmental Entities as a condition to obtaining the Approvals and (l) any reduction in the credit rating of the Company or any of the Company Subsidiaries in and of itself (it being understood and agreed that the facts and circumstances giving rise to such reduction that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur); provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (g), if such Effect has had a disproportionate adverse impact on the Company or any Company Subsidiary relative to other companies operating in the industry or industries in which the Company and the Company Subsidiaries operate, then the incremental disproportionate adverse impact of such Effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur.

“Company Option” means each option to purchase Company Common Stock (or, after the Initial Effective Time, shares of Holdco Common Stock) that was granted under the Company Equity Plan.

“Company Products” means any and all products and services, including Software as a service (SaaS), that are or have been in the two years prior to the date of this Agreement marketed, offered, sold, licensed, provided or distributed by the Company or any Company Subsidiary.

“Company PSU Award” means each award of performance-based restricted stock units covering shares of Company Common Stock (or, after the Initial Effective Time, shares of Holdco Common Stock) that was granted under the Company Equity Plan.

“Company Registered Intellectual Property” means Registered Intellectual Property filed in the name of, or applied for by the Company or any Company Subsidiary, whether wholly or jointly owned (or claimed by or on behalf of the Company or any Company Subsidiary to be owned).

“Company Revolving Credit Agreement” means that certain Five-Year Credit Agreement, dated as of September 2, 2021, among the Company, the lenders and other parties from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

“Company RSU Award” means each award of time-based restricted stock units covering shares of Company Common Stock (or, after the Initial Effective Time, shares of Holdco Common Stock) that was granted under the Company Equity Plan.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Technology” means all Technology in respect of which the Intellectual Property Rights therein are Company Intellectual Property Rights.

“Company Term Loan Agreement” means that certain Term Loan Credit Agreement, dated as of September 2, 2021, among the Company, the lenders and other parties from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

“Confidentiality Agreement” means the Confidentiality Agreement, dated May 16, 2022, between Parent and the Company, as may be amended.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, permit, concession, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature. For the avoidance of doubt, “Contract” shall include any purchase order, statement of work or invoice except as otherwise expressly excluded in this Agreement.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, plans directly sponsored by the Company and the Company Subsidiaries.

“Effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence.

“Environmental Law” means any and all applicable Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the protection of public or occupational health and safety (as it relates to exposure to Hazardous Substances) or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“Equity Award Cash Consideration” means one-half of the Per Share Cash Consideration.

“Equity Award Consideration” means (i) the Equity Award Cash Consideration and (ii) a number of shares of Parent Common Stock equal to the Equity Award Stock Consideration.

“Equity Award Consideration Value” means the sum of (i) the Equity Award Cash Consideration and (ii) the product of (a) the Equity Award Stock Consideration and (b) the Parent Trading Price.

“Equity Award Exchange Ratio” means the sum of (A) the Equity Award Stock Consideration and (B) the quotient (rounded to four decimal places) obtained by dividing (1) the Equity Award Cash Consideration, by (2) the Parent Trading Price.

“Equity Award Stock Consideration” means a number of shares of Parent Common Stock equal to one-half of the Exchange Ratio.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Export Controls” means all applicable export and re-export control Laws and regulations, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by OFAC and the International Traffic in Arms Regulations maintained by the U.S. Department of State and any applicable anti-boycott compliance regulations.

“Financing Entities” shall have the meaning set forth in the definition of “Financing Parties.”

“Financing Parties” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Financing, or to purchase securities from or place securities or arrange or provide loans for Parent as part of the Financing, including the parties to any applicable commitment letter, engagement letter, joinder agreements, indentures or credit agreements relating thereto (the “Financing Entities”) and their respective affiliates and their and their respective affiliates’ equityholders, officers, directors, employees, agents and Representatives and their respective successors and assigns; provided that neither Parent nor any affiliate of Parent shall be a Financing Party.

“Foreign Benefit Plan” means a Company Benefit Plan that is maintained outside the jurisdiction of the United States, is by its terms governed by the Laws of any jurisdiction other than the United States or provides compensation or benefits to participants providing services primarily outside of the United States.

“GDPR” means Regulation (EU) 2016/679 (General Data Protection Regulation) of the European Parliament and of the Council on the protection of natural persons with regard to the processing of personal data and on the free movement of such data as currently in effect and as may be amended from time to time.

“Governmental Entity” means (a) any supranational, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization or (c) any agency, division, bureau, department, committee, or other political subdivision of any government, entity or organization described in the foregoing clause (a) or (b) of this definition (including patent and trademark offices and self-regulatory organizations).

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores and mycotoxins.

“HIPAA” shall have the meaning set forth in the definition of “Information Privacy and Security Laws.”

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Import Restrictions” means all applicable U.S. and foreign import Laws, including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

“Indebtedness” means, with respect to any Person, at a particular time, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all Indebtedness of others secured by any Lien on owned or acquired property, whether or not the Indebtedness secured thereby has been assumed, (d) all guarantees (or any other arrangement having the economic effect of a guarantee) of Indebtedness of others, (e) all capital or finance lease obligations and all synthetic lease obligations, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments, (g) all securitization transactions, (h) all obligations representing the deferred and unpaid purchase price of property (other than trade payables incurred in the ordinary course of business consistent with past practice), (i) all obligations, contingent or otherwise, in respect of bankers’ acceptances and (j) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination).

“Information Privacy and Security Laws” means any applicable Law or directive issued by a Governmental Entity, all binding guidance issued by any Governmental Entity thereunder and any applicable self-regulatory guidelines that the Company or a Company Subsidiary is obligated to comply with under any Law or Contract, in each case governing: (a) the privacy, protection, or security of Protected Information, including as relevant to the collection, storage, processing, transfer, sharing and destruction of Protected Information or (b) online behavioral advertising, tracking technologies, call or electronic monitoring or recording, or any outbound calling and text messaging, telemarketing and email marketing. Without limiting the foregoing, “Information Privacy and Security Laws” includes the following, in each case as applicable: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, PCI DSS, the Fair and Accurate Credit Reporting Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009 (together, “HIPAA”), the Gramm-Leach-Bliley Act, state data security laws, state social security number protection laws, state data breach notification laws, state consumer protection laws, the GDPR (and any European Union member states’ laws and regulations implementing it), the Canadian Personal Information Protection and Electronic Documents Act, India’s Information Technology Act, Japan’s Act on the Protection of Personal Information, Hong Kong’s Personal Data (Privacy) Ordinance, and Australia’s Privacy Amendment (Private Sector) Act 2000, as amended by the Privacy Amendment (Enhancing Privacy Protection) Act 2012, and other applicable data protection laws of the jurisdictions in which the Company or the Company Subsidiaries operate their respective businesses.

“Intellectual Property” means Technology and Intellectual Property Rights.

“Intellectual Property Rights” means any or all of the following and all statutory and common law rights throughout the world in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations in part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures (“Patents”); (ii) all trade secret rights and other rights in know-how and confidential or proprietary information or in information that derives independent economic value, actual or potential, from not being known to other Persons (“Trade Secrets”); (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world; (vi) all rights in World Wide Web addresses and domain names and applications and registrations therefor; (vii) all Trademarks; and (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Knowledge” means, as the case may be, the actual knowledge of (a) Hock Tan or Tom Krause with respect to Parent or Parent Merger Subs or (b) Raghu Raghuram, Sumit Dhawan, Zane Rowe, Amy Fliegelman Olli, Tom Cupples or Julie Gonzalez with respect to the Company, Holdco or Merger Sub 1, in each case after reasonable inquiry.

“Law” means any law (including common law), statute, requirement, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, encumbrance, covenant, charge, claim, option, right of first refusal, easement, right of way, encroachment, occupancy right, preemptive right, community property interest or restriction of any similar nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law, but excluding restrictions on transfer arising under applicable securities laws.

“NASDAQ” means the NASDAQ Global Select Market.

“Non-Scheduled Licenses” means: (a) Contracts with customers, partners and potential customers and partners for the evaluation, sale, license, support or service of Company Products or Company Technology in the ordinary course of business consistent with past practice (other than Material Customer Agreements, Material Supplier Agreements or Material Reseller Agreements), where the only licenses or other rights granted by the Company or its Subsidiaries are non-exclusive rights, (b) Contracts granting the Company or a Company Subsidiary non-exclusive rights to use Technology made generally available on commercially reasonable terms (including Technology made generally available on commercially reasonable terms on a SaaS, PaaS, or IaaS or similar basis, Software made generally available on commercially reasonable terms through retail stores or distribution networks, and Software that is pre-installed as a standard part of hardware purchased by the Company or any Company Subsidiary, where such hardware is generally available on commercially reasonable terms), (c) Open Source Licenses, (d) confidentiality agreements entered into in the ordinary course of business consistent with past practice, (e) Contracts with consultants, contractors or vendors that are customary for the product or service provided, (f) Contracts with Parent or a Parent Subsidiary as a counterparty, (g) intellectual property assignment and confidentiality agreements with employees substantially in the form of the Company’s or its Subsidiaries’ then-current form of agreement as relates to intellectual property rights, (h) Contracts with buyers of products and services divested by the Company or its Subsidiaries (where the only licenses or other rights granted by the Company or its Subsidiaries are non-exclusive rights granted in connection with the products or services divested by the Company), and (i) agreements with suppliers (other than Material Supplier Agreements) and agreements with systems integrators or value-added resellers (other than Material Reseller Agreements), in each case of this clause (i) that are entered into in the ordinary course of business consistent with past practice.

“NYSE” means the New York Stock Exchange.

“Open Source License” means any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, and any similar license for “free,” “publicly available” or “open source” software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License or any other license that includes similar terms.

“Parent Common Stock” means common stock, par value $0.001 per share, of Parent.

“Parent Equity Awards” means stock options, performance-based restricted stock unit awards, and restricted stock unit awards, in each case, granted by Parent and relating to shares of Parent Common Stock.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of Parent and Parent’s Subsidiaries, taken as a whole; provided, however, that no Effects to the extent resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur: (a) any changes in general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions, (b) any changes in general conditions in any industry or industries in which Parent and Parent’s Subsidiaries operate, (c) any changes in general political conditions, (d) any changes after the date hereof in GAAP or any other accounting standards or principles or the interpretation of the foregoing, (e) (i) any changes after the date hereof in applicable Law or the interpretation thereof or (ii) any COVID-19 Measures, (f) any failure by Parent to meet any internal or published projections, estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Parent Material Adverse Effect” may be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur), (g) any changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters, pandemics (including COVID-19) or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof, (h) the execution and delivery of this Agreement or the consummation of the Transactions, or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions, the identity of the Company, departures of officers or employees, changes in relationships with suppliers or customers or other business relations, in each case only to the extent resulting from the execution and delivery of this Agreement or the consummation of the Transactions, or the public announcement of this Agreement or the Transactions (provided that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or to address the consequences of litigation), (i) any action or failure to take any action which action or failure to act is requested in writing by the Company or any action expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement, (j) any change in the price or trading volume of shares of Parent Common Stock or any other publicly traded securities of Parent or any Parent Subsidiary in and of itself (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur), (k) any requirements imposed by any Governmental Entities as a condition to obtaining the Approvals and (l) any reduction in the credit rating of Parent or any of Parent’s Subsidiaries in and of itself (it being understood and agreed that the facts and circumstances giving rise to such reduction that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur); provided that, with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (g), if such Effect has had a disproportionate adverse impact on Parent or any Parent Subsidiary relative to other companies operating in the industry or industries in which Parent and Parent’s Subsidiaries operate, then the incremental disproportionate adverse impact of such Effect shall be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur.

“Parent Subsidiaries” means the Subsidiaries of Parent.

“Parent Termination Fee” means $1,500,000,000.

“Parent Trading Price” means the volume weighted average sale price of one share of Parent Common Stock, as reported on NASDAQ for the 10 consecutive trading days ending on the second to last trading day immediately preceding the Closing Effective Time (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as revised from time to time.

“Permitted Liens” means any (i) Lien for Taxes or governmental assessments, charges or claims of payment not yet delinquent or that is being contested in good faith by appropriate proceedings, (ii) Lien which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business consistent with past practice, (iii) Lien that is specifically disclosed in the Company SEC Documents or the Parent SEC Documents, as applicable, as of the date hereof as securing indebtedness or liabilities reflected in the most recent consolidated balance sheet of the Company or Parent, as applicable, or the notes thereto included in the Company SEC Documents or the Parent SEC Documents, as applicable, as of the date hereof, (iv) Lien which is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements, (v) Lien which is imposed on the underlying fee or other interest in real property subject to a real property lease, (vi) Lien that arises as a result of a non-exclusive license or other non-exclusive grant of rights in the ordinary course of business consistent with past practice under Intellectual Property Rights, (vii) with respect to real property, any irregularities, zoning and land use covenants and conditions, easements, rights-of-way, non-monetary encumbrances and minor title defects, in each case, that would not, individually or in the aggregate, reasonably be expected to materially impair the operation of the Company’s business or Parent’s business, as applicable, at such real property, as presently conducted, or materially detract from the value of the real property or (viii) other nonmonetary Liens incurred in the ordinary course of business consistent with past practice, if any, that would not, individually or in the aggregate, reasonably be expected to materially detract from the value of the assets to which they relate, or materially impair the continued use and operation of the assets to which they relate, in the Company’s or Parent’s business, as applicable, as currently conducted.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Data” means any and all information that can reasonably be used to identify an individual natural person, or that relates to an identified person, including name, physical address, telephone number, email address, financial account number, passwords or PINs, device identifier or unique identification number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations and marital or other status (to the extent any of these data elements can reasonably be associated with an individual natural person or is linked to any such data element that can reasonably be associated with an individual natural person). Personal Data also includes any information not listed above if such information is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Law and is regulated by such Law.

“Privacy Statements” means, collectively, all of the Company’s and the Company Subsidiaries’ publicly posted privacy policies (including if posted on the Company’s or the Company Subsidiaries’ products and services) regarding the collection, use, disclosure, transfer, storage, maintenance, retention, deletion, disposal, modification or processing of Protected Information.

“Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, grievances, audits, investigations, examinations or other proceedings, in each case, by or before any Governmental Entity.

“Protected Information” means (a) Personal Data, (b) any information that is governed, regulated or protected by one or more Information Privacy and Security Laws, or (c) any information that is covered by the PCI DSS.

“Registered Intellectual Property” means all applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority anywhere in the world, including the USPTO or United States Copyright Office, including issued Patents and Patent applications, registered Trademarks and Trademark applications, registered Copyrights and Copyright applications, and domain name registrations and applications.

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person and its Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Significant Subsidiary” means any “significant subsidiary” (other than any such subsidiary which is not more than 50% owned by the Company) of the Company within the meaning of Rule 1-02(w) of Regulation S-X of the SEC.

“Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code, object code or other form.

“Source Code” means computer Software, in form other than object code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code comprising such Software, in each case, which may be printed out or displayed in human readable form.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal” means a bona fide, written Acquisition Proposal (with references in the definition thereof to 20% and 80% being deemed to be replaced with references to 70% and 30% respectively) by a third party, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors to be more favorable to the Company Stockholders from a financial point of view than the Transactions, taking into account all relevant factors (including all the terms and conditions of such proposal or offer (including the transaction consideration, conditionality, timing, certainty of financing and regulatory approvals and likelihood of consummation) and this Agreement (and any changes to the terms of this Agreement proposed by Parent pursuant to Section 6.3)); provided that notwithstanding anything in this Agreement to the contrary, any Acquisition Proposal by the Persons executing the Voting Agreements (or their affiliates) shall not constitute a “Superior Proposal”.

“Supplemental Tax Opinion” shall have the meaning ascribed to such term in the Tax Matters Agreement.

“Supplemental Transaction Tax Opinion” shall mean a Supplemental Tax Opinion confirming that the Transactions will not result in Distribution Taxes (as defined in the Tax Matters Agreement).

“Takeover Statute” means any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law, including Section 203 of the DGCL.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, customs, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including, without limitation, any income (whether on or based upon net income, gross income, earnings or profits, or otherwise), franchise, excess, windfall or other profits, inventory, gross receipts, capital gains, net proceeds, property, sales, use, business, net worth, goods and services, capital stock, wealth, welfare, license, fuel, natural resources, production, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, occupancy, severance, gift, estate, recording, non-resident or other withholding, ad valorem, turnover, lease, user, stamp, transfer, value-added, occupation, premium, environmental, disability, real property, personal property, registration, alternative or add-on minimum, base erosion minimum, or estimated tax, including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.

“Tax Matters Agreement” means the Tax Matters Agreement, dated as of April 14, 2021, by and among Dell Technologies Inc. (“Dell”), a Delaware corporation, each Dell Affiliate (as defined therein), the Company and each VMware Affiliate (as defined therein).

“Tax Return” means any report, return, certificate, claim for refund, election, estimated Tax filing or declaration filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Technology” means all (a) published and unpublished works of authorship, including audiovisual works, collective works, designs, Software, compilations, databases, derivative works, literary works, logos, marks, maskworks, and sound recordings; (b) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (whether or not patentable); (c) information and materials that are not generally known, whether tangible or intangible, including algorithms, application program interfaces, business or technical information, concepts, customer lists, data collections, diagrams, formulae, ideas, know-how, metadata, methods, network configurations and architectures, processes, programs, protocols, prototypes, schematics, specifications, systems, techniques and trade secrets; and (d) all other forms of technology and technical and other information, and tangible and electronic embodiments thereof, regardless of form.

“Termination Fee” means (a) if payable in connection with a termination of this Agreement by the Company pursuant to Section 9.2(b)(iv) prior to the No-Shop Period Start Date, an amount equal to $750,000,000 and (b) if payable in any other circumstance pursuant to Article IX, an amount equal to $1,500,000,000.

“Trademarks” means all trademarks, service marks, trade names, service names, trade dress, logos, and other identifiers of the source or origin of goods and services, and all statutory, federal, common law, and rights provided by international treaties or conventions, in any of the foregoing.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“willful breach” or “willfully breach” means a deliberate action taken or deliberate failure to act that the breaching party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, be or cause a breach of this Agreement.

Section 1.2. Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement:

401(k) Termination Date	Section 7.7(c)
Adjusted RSU Award	Section 3.5(d)
Agreement	Preamble
Alternative Transaction Structure	Section 2.8
Approvals	Section 7.2(a)
Base Amount	Section 7.4(c)
Book-Entry Shares	Section 3.3(a)(i)
Cancelled Shares	Section 3.3(a)(ii)
Capitalization Date	Section 4.2(a)
Cash Consideration	Section 3.3(a)(i)(A)
Cash Election	Section 3.3(a)(i)(A)
Cash Election Number	Section 3.4(a)(ii)(A)
Cash Election Shares	Section 3.3(a)(i)(A)
Certificate	Section 3.3(a)(i)
Certificate of Conversion	Section 2.3(b)
Change of Recommendation	Section 6.3(b)
Closing	Section 2.2

Closing Date	Section 2.2
Closing Effective Time	Section 2.3(c)
Company	Preamble
Company Acquisition Agreement	Section 6.3(b)
Company Base Indenture	Section 1.1
Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Disclosure Letter	Article IV
Company Leases	Section 4.16(b)
Company Notes	Section 7.14(b)
Company Permits	Section 4.9(b)
Company Preferred Stock	Section 4.2(a)
Company SEC Documents	Section 4.5(a)
Company Stockholder Approval	Section 4.3(a)
Company Stockholders	Recitals
Company Stockholders’ Meeting	Section 7.12(b)
Company Tax Certificate	Section 7.16(b)
Company Tax Counsel	Section 8.3(e)
Continuing Employees	Section 7.7(a)
Conversion Effective Time	Section 2.3(b)
Copyrights	Section 1.1
COVID-19 Measures	Section 1.1
Credit Facility Terminations	Section 7.14(a)
Current ESPP Offering Period	Section 3.5(a)
Debt Commitment Letter	Section 5.12(a)
Dell	Section 1.1
DGCL	Section 2.1(a)
DGCL 262	Section 3.3(b)
Director Award	Section 3.5(c)
Dissenting Shares	Section 3.3(b)
DLLCA	Section 2.1(b)
DOJ	Section 7.2(e)
Election	Section 3.4(b)(i)
Election Deadline	Section 3.4(b)(iv)
Election Period	Section 3.4(b)(iii)
Enforceability Limitations	Section 4.3(b)
Exchange Agent	Section 3.4(c)
Exchange Fund	Section 3.4(d)
Exchange Ratio	Section 3.3(a)(i)
Excluded Shares	Section 3.3(a)(iv)
Financing	Section 5.12(a)
Financing Entities	Section 1.1
First Certificate of Merger	Section 2.3(a)
First Merger	Section 2.1(a)
Form of Election	Section 3.4(b)(ii)
Form S-4	Section 4.21
Fractional Share Cash Amount	Section 3.3(d)

FTC	Section 7.2(e)
GAAP	Section 4.5(b)
Goldman Sachs	Section 4.22
HIPAA	Section 1.1
Holdco	Preamble
Holdco Board of Directors	Recitals
Holdco Common Stock	Section 3.1(a)(ii)
Holdco Stockholders	Recitals
Holdco Surviving Company	Section 2.1(c)
Holder	Section 3.4(b)
Indemnified Parties	Section 7.4(a)
Initial Effective Time	Section 2.3(a)
Integration Committee	Section 7.1(c)
Integration Plan	Section 7.1(c)
Intended Tax Treatment	Section 2.7
Intervening Event	Section 6.3(e)
IP Contracts	Section 4.14(h)
J.P. Morgan	Section 4.22
Last Effective Time	Section 2.3(d)
Letter of Transmittal	Section 3.4(e)
LLC Conversion	Section 2.1(b)
Material Contracts	Section 4.17(a)
Material Customer	Section 4.19(a)
Material Customer Agreement	Section 4.19(a)
Material Reseller	Section 4.19(c)
Material Reseller Agreement	Section 4.19(c)
Material Supplier	Section 4.19(b)
Material Supplier Agreement	Section 4.19(b)
Maximum Cash Share Number	Section 3.4(a)(i)
Merger Consideration	Section 3.3(a)(i)
Merger Sub 1	Preamble
Merger Sub 2	Preamble
Merger Sub 3	Preamble
New Plans	Section 7.7(b)
Non-Election Shares	Section 3.3(a)(i)(C)
No-Shop Period Start Date	Section 6.3(a)
OFAC	Section 4.9(e)
Old Plans	Section 7.7(b)
Outside Date	Section 9.1(d)
Owned Real Property	Section 4.16(a)
Parent	Preamble
Parent Disclosure Letter	Article V
Parent Governing Documents	Section 5.1
Parent Merger Subs	Preamble
Parent Permits	Section 5.9(b)
Parent Preferred Stock	Section 5.2(a)
Parent SEC Documents	Section 5.5(a)

Parent Tax Certificate	Section 7.16(b)
Parties	Preamble
Party	Preamble
Patents	Section 1.1
Payoff Letter	Section 7.14(a)
Per Share Cash Consideration	Section 3.3(a)(i)
Proposed Dissenting Shares	Section 3.3(b)
Proxy Statement	Section 4.4(a)
Regulatory Actions	Section 7.2(c)
Relevant Matters	Section 10.9(a)
Restricted Parties	Section 4.9(g)
Revised Structure Notice	Section 2.8
Sarbanes-Oxley Act	Section 4.5(a)
Second Certificate of Merger	Section 2.3(c)
Second Merger	Section 2.1(c)
Shortfall Number	Section 3.3(a)(ii)(B)
Specified Contract	Section 6.1(b)(xiii)
Stock Consideration	Section 3.3(a)(i)(B)
Stock Election	Section 3.3(a)(i)(B)
Stock Election Shares	Section 3.3(a)(i)(B)
Third Certificate of Merger	Section 2.3(d)
Third Merger	Section 2.1(d)
Trade Secrets	Section 1.1
Transaction Tax Opinion	Section 7.16(b)
Transactions	Section 2.1(d)
Verona Converted LLC	Section 2.1(b)
Verona Surviving Company	Section 2.1(a)
Verona Surviving LLC	Section 2.1(d)
Voting Agreement	Recitals

ARTICLE II

THE TRANSACTIONS

Section 2.1. The Transactions.

(a) Upon the terms and subject to the conditions of this Agreement, and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), at the Initial Effective Time, Merger Sub 1 shall be merged with and into the Company (the “First Merger”) and the separate corporate existence of Merger Sub 1 shall cease, and the Company shall be the surviving corporation in the First Merger (“Verona Surviving Company”) and shall become a wholly owned subsidiary of Holdco.

(b) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the Limited Liability Company Act of the State of Delaware (the “DLLCA”), at the Conversion Effective Time, Verona Surviving Company shall be converted into a Delaware limited liability company (“Verona Converted LLC”) in accordance with Section 266 of the DGCL and Section 18-214 of the DLLCA (the “LLC Conversion”).

(c) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Closing Effective Time, Merger Sub 2 shall be merged with and into Holdco (the “Second Merger”) and the separate corporate existence of Merger Sub 2 shall cease, and Holdco shall be the surviving corporation in the Second Merger (“Holdco Surviving Company”) and shall become a wholly owned subsidiary of Parent.

(d) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA, at the Last Effective Time, Holdco Surviving Company shall be merged with and into Merger Sub 3 (the “Third Merger” and, together with the First Merger, the LLC Conversion and the Second Merger, the “Transactions”) and the separate corporate existence of Holdco Surviving Company shall cease, and Merger Sub 3 shall be the surviving limited liability company in the Third Merger (“Verona Surviving LLC”) and shall be a wholly owned subsidiary of Parent.

Section 2.2. The Closing. The closing of the Transactions (it being understood and agreed that the closing of the First Merger will occur on the business day immediately prior to the Closing Date) (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, on the third business day after the satisfaction or, to the extent permitted by applicable Law, waiver of the last of the conditions set forth in Article VIII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent; provided that, in the event that pursuant to the foregoing terms, the Closing would occur on a date that is within the 35 day period prior to the last day of Parent’s fiscal year or any other Parent fiscal quarter, at Parent’s written election delivered to the Company no later than two business days prior to the date on which the Closing would have otherwise occurred, the Closing shall take place on the first business day of the immediately succeeding fiscal year or fiscal quarter, respectively, unless another date or time is agreed to in writing by the Company and Parent (provided that (i) such election shall be irrevocable upon delivery and effective as of 12:01 a.m., New York City time, on the date on which the Closing would have otherwise occurred, (ii) upon effectiveness thereof, and subject to the delivery by the Company to Parent of the certificate specified in Section 8.2(d) dated as of such date (and not the Closing Date), each of the conditions to the obligations of Parent and the Parent Merger Subs set forth in Section 8.2 (other than with respect to a willful breach by the Company, Holdco or Merger Sub 1 occurring after the date of the delivery of such election) shall be deemed to have been irrevocably fulfilled in all respects and Parent shall have irrevocably waived its right to terminate this Agreement pursuant to Section 9.1(c) (other than with respect to a willful breach by the Company, Holdco or Merger Sub 1 occurring after the date of the delivery of such election) (for the avoidance of doubt, as a condition to the Closing, the Company will be required to deliver the certificate specified in Section 8.2(d) solely with respect to the absence of any willful breach by the Company, Holdco or Merger Sub 1 occurring after the date of the delivery of such election), and (iii) in the case of such election, neither the Company nor Parent shall have the right to terminate this Agreement pursuant to Section 9.1(d) until the fifth business day of the immediately succeeding fiscal quarter). The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 2.3. Effective Times.

(a) Subject to the provisions of this Agreement, on the business day prior to the Closing Date, the applicable Parties shall file with the Secretary of State of the State of Delaware a certificate of merger for the First Merger executed in accordance with the relevant provisions of the DGCL (the “First Certificate of Merger”) and shall make all other filings or recordings required under the DGCL in connection with the First Merger. The First Certificate of Merger shall provide that the First Merger shall become effective as of 11:59 p.m. New York City time on the day of such filing or at such other date and time as is agreed to by the Parties and specified in the First Certificate of Merger (such time, the “Initial Effective Time”).

(b) Subject to the provisions of this Agreement, on the business day prior to the Closing Date, the applicable Parties shall file with the Secretary of State of the State of Delaware a certificate of conversion for the LLC Conversion, executed in accordance with the relevant provisions of the DLLCA (the “Certificate of Conversion”) and shall make all other filings or recordings required under the DGCL and the DLLCA in connection with the LLC Conversion. The Certificate of Conversion shall provide that the LLC Conversion shall become effective at 12:01 a.m., New York City time, on the Closing Date or at such other date and time as is agreed to by the Parties and specified in the Certificate of Conversion (such time, the “Conversion Effective Time”); provided that the Conversion Effective Time (as specified in the Certificate of Conversion) shall be at least two minutes after the Initial Effective Time.

(c) Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date following the Conversion Effective Time, the applicable Parties shall file with the Secretary of State of the State of Delaware a certificate of merger for the Second Merger, executed in accordance with the relevant provisions of the DGCL (the “Second Certificate of Merger”) and shall make all other filings or recordings required under the DGCL in connection with the Second Merger. The Second Certificate of Merger shall provide that the Second Merger shall become effective at 8:30 a.m., New York City time, on the day of such filing or at such other date and time as is agreed to by the Parties and specified in the Second Certificate of Merger (such time, the “Closing Effective Time”); provided that the Closing Effective Time (as specified in the Second Certificate of Merger) shall be at least one minute after the Conversion Effective Time.

(d) Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date following the filing of the Second Certificate of Merger, the applicable Parties shall file with the Secretary of State of the State of Delaware a certificate of merger for the Third Merger, executed in accordance with the relevant provisions of the DGCL and the DLLCA (the “Third Certificate of Merger”) and shall make all other filings or recordings required under the DGCL and DLLCA in connection with the Third Merger. The Third Certificate of Merger will provide that the Third Merger shall become effective at the time of such filing or at such other date and time as is agreed to by the Parties and specified in the Third Certificate of Merger (such time, the “Last Effective Time”); provided that the Last Effective Time (as specified in the Third Certificate of Merger) shall be at least one minute after the Closing Effective Time.

Section 2.4. Effects of the Transactions.

(a) The First Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, at the Initial Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub 1 shall vest in Verona Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub 1 shall become the debts, liabilities and duties of Verona Surviving Company. After the consummation of the First Merger, all references in this Agreement to the Company, including references to Company Common Stock, Company Options, Company PSU Awards, Company RSU Awards and Company Equity Awards and other securities of the Company shall be deemed, where applicable, to be references to Holdco and the same securities of Holdco, and all references to Company Stockholders shall be deemed to be references to common stockholders of Holdco.

(b) The LLC Conversion shall have the effects set forth in the DGCL and the DLLCA. Without limiting the generality of the foregoing, at the Conversion Effective Time, (i) Verona Converted LLC shall be deemed to be the same entity as the Company, (ii) all the property, rights, privileges, powers and franchises of the Company shall remain vested in Verona Converted LLC, and all debts, liabilities and duties of the Company shall remain attached to Verona Converted LLC and (iii) such property, rights, privileges, powers and franchises, and debts, liabilities and duties, shall not be deemed, as a consequence of the LLC Conversion, to have been transferred.

(c) The Second Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, at the Closing Effective Time, all the property, rights, privileges, powers and franchises of Holdco and Merger Sub 2 shall vest in Holdco Surviving Company, and all debts, liabilities and duties of Holdco and Merger Sub 2 shall become the debts, liabilities and duties of Holdco Surviving Company.

(d) The Third Merger shall have the effects set forth in the DGCL and the DLLCA. Without limiting the generality of the foregoing, at the Last Effective Time, all the property, rights, privileges, powers and franchises of Holdco Surviving Company and Merger Sub 3 shall vest in Verona Surviving LLC, and all debts, liabilities and duties of Holdco Surviving Company and Merger Sub 3 shall become the debts, liabilities and duties of Verona Surviving LLC.

Section 2.5. Governing Documents; Officers and Directors.

(a) Prior to the Initial Effective Time, the Company and Holdco shall take all necessary actions to ensure that the certificate of incorporation and bylaws of Holdco are the same as the certificate of incorporation and bylaws of the Company as of the date of this Agreement, except for the name of Holdco.

(b) At the Initial Effective Time, the Company Certificate as in effect immediately prior to the Initial Effective Time shall be the certificate of incorporation of Verona Surviving Company, and the Company Bylaws as in effect immediately prior to the Initial Effective Time shall be the bylaws of Verona Surviving Company, in each case until amended in accordance with applicable Law and as provided in such organizational document. Each of Company and Merger Sub 1 shall take all necessary action to cause the directors of Merger Sub

1 immediately prior to the Initial Effective Time to be the initial directors of Verona Surviving Company immediately following the Initial Effective Time, until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of Verona Surviving Company and applicable Law. Each of the Company and Merger Sub 1 shall take all necessary action to cause the officers of the Company immediately prior to the Initial Effective Time to be the initial officers of Verona Surviving Company immediately following the Initial Effective Time, until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of Verona Surviving Company and applicable Law. From and after the Initial Effective Time until the Closing Effective Time, Holdco shall, and the Company shall cause Holdco to, ensure that the officers and directors of the Company immediately prior to the Initial Effective Time shall be the officers and directors of Holdco, each to hold office in accordance with this Agreement and the certificate of incorporation and bylaws of Holdco.

(c) At the Conversion Effective Time, Verona Converted LLC shall adopt a limited liability company agreement in a form customary for a single member, member-managed limited liability company that is treated as disregarded as an entity separate from Holdco for U.S. federal income tax purposes, which limited liability company agreement must be acceptable in form and substance to Parent.

(d) At the Closing Effective Time, the certificate of incorporation of Holdco as in effect immediately prior to the Closing Effective Time shall be the certificate of incorporation of Holdco Surviving Company, and the bylaws of Holdco as in effect immediately prior to the Closing Effective Time shall be the bylaws of Holdco Surviving Company, in each case until amended in accordance with applicable Law and as provided in such organizational document. Each of the Parties shall take all necessary action to cause the directors and officers of Merger Sub 2 immediately prior to the Closing Effective Time to be the initial directors and officers of Holdco Surviving Company immediately following the Closing Effective Time, until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation or bylaws of Holdco Surviving Company and applicable Law.

(e) At the Last Effective Time, the certificate of formation of Merger Sub 3 as in effect immediately prior to the Last Effective Time shall be the certificate of formation of Verona Surviving LLC, and the limited liability company agreement of Merger Sub 3 as in effect immediately prior to the Last Effective Time shall be the limited liability company agreement of Verona Surviving LLC, in each case until amended in accordance with applicable Law and as provided in such organizational document. Each of the Parties shall take all necessary action to cause the officers of Holdco Surviving Company immediately prior to the Last Effective Time to be the initial officers of Verona Surviving LLC immediately following the Last Effective Time, until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the limited liability company agreement of Verona Surviving LLC and applicable Law.

Section 2.6. Additional Actions. If, at any time after the Initial Effective Time, Verona Surviving LLC or Verona Converted LLC shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Verona Surviving LLC or Verona Converted LLC its right, title or interest in, to or under any of the rights, properties or assets of its predecessor(s) in the Transactions, or (b) otherwise carry out the provisions of this Agreement, the officers of Verona Surviving LLC and Verona Converted LLC shall be authorized in the name and on behalf of Verona Surviving LLC or Verona Converted LLC, as the case may be, to execute and deliver all such deeds, assignments or assurances in Law and to take all actions necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in Verona Surviving LLC or Verona Converted LLC, as the case may be, and otherwise to carry out the provisions of this Agreement.

Section 2.7. Tax Treatment. It is intended that (a) the First Merger and the LLC Conversion, taken together, will constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder and (b) the Second Merger and the Third Merger, taken together, will constitute a “reorganization”within the meaning of Section 368(a)(1)(A) of the Code and the Treasury Regulations promulgated thereunder, and that this Agreement be, and hereby is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code (the “Intended Tax Treatment”).

Section 2.8. Alternative Transaction Structure. Notwithstanding anything in this Agreement to the contrary, within 60 business days of the date of this Agreement, Parent may elect, with the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) to implement the Alternative Transaction Structure (the “Revised Structure Notice”). Upon delivery of the Revised Structure Notice, the First Merger and the LLC Conversion shall be eliminated, and the structure of the Second Merger shall be modified such that for all purposes hereunder the Second Merger shall consist of Merger Sub 2 merging with and into the Company, with the separate existence of Merger Sub 2 ceasing and the Company surviving as the surviving corporation in the Second Merger as a wholly owned subsidiary of Parent and the Third Merger shall be modified such that for all purposes hereunder the Third Merger shall consist of the surviving corporation in the Second Merger merging with and into Merger Sub 3, with the separate existence of the surviving corporation in the Second Merger ceasing and Merger Sub 3 continuing as the surviving limited liability company in the Third Merger as a wholly owned subsidiary of Parent (the “Alternative Transaction Structure”). If the Alternative Transaction Structure is adopted in accordance with the preceding sentence, the Parties shall enter into an amendment to this Agreement implementing the Alternative Transaction Structure.

ARTICLE III

TREATMENT OF SECURITIES

Section 3.1. Conversion of Securities in the First Merger.

(a) At the Initial Effective Time, by virtue of the First Merger and without any action on the part of the Company or Merger Sub 1 or their respective stockholders:

(i) each share of common stock of Merger Sub 1, par value $0.01 per share, issued and outstanding immediately prior to the Initial Effective Time, shall be converted into one share of common stock, par value $0.01 per share, of Verona Surviving Company; and

(ii) each share of Company Common Stock issued and outstanding immediately prior to the Initial Effective Time shall be converted into one share of common stock, par value $0.01 per share, of Holdco (“Holdco Common Stock”).

(b) Each certificate (or book-entry share) representing outstanding shares of Company Common Stock or other instrument representing any Company Equity Award shall be deemed for all purposes, from and after the Initial Effective Time, to represent the same number of shares of capital stock or other securities of Holdco, as the case may be, into which such shares of Company Common Stock and Company Equity Award shall be converted in the First Merger. Holders of such certificates (or book-entry shares) or other instruments shall not be asked to surrender such certificates (or book-entry shares) or instruments for cancellation. The registered owner on the books and records of the Company of all such certificates (or book-entry shares) or other instruments shall have and be entitled to exercise all voting and other rights with respect to, and to receive dividends and other distributions upon, the shares of capital stock or other securities of Holdco, as applicable, into which the shares of Company Common Stock and other Company Equity Awards shall be converted in the First Merger.

Section 3.2. LLC Conversion. At the Conversion Effective Time, by virtue of the LLC Conversion and without any action on the part of the holder of any shares of capital stock of Verona Surviving Company, each issued and outstanding share of capital stock of Verona Surviving Company shall be converted into one limited liability company interest of Verona Converted LLC.

Section 3.3. Conversion of Securities in the Second Merger. For purposes of this Section 3.3, Section 3.4, Section 3.5 and elsewhere in this Agreement where applicable, after the consummation of the First Merger, all references to the Company, the Company Common Stock, the Company Options, the Company PSU Awards, the Company RSU Awards and the Company Equity Awards and other securities of the Company shall be deemed, as applicable, to be references to Holdco, Holdco Common Stock and the same securities and awards of Holdco, and all references to Company Stockholders shall be deemed to be references to common stockholders of Holdco.

(a) At the Closing Effective Time, by virtue of the Second Merger and without any action on the part of Merger Sub 2 or Holdco or their respective stockholders:

(i) Conversion of Company Common Stock. Subject to Section 3.3(d) and Section 3.4(a), each share of Company Common Stock issued and outstanding immediately prior to the Closing Effective Time (other than any Cancelled Shares, any Dissenting Shares and any Excluded Shares) shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive, without interest:

(A) for each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been properly made and not revoked or deemed revoked pursuant to Section 3.4(b) (collectively, the “Cash Election Shares”), an amount in cash equal to the Per Share Cash Consideration (the “Cash Consideration”);

(B) for each share of Company Common Stock with respect to which an election to receive Parent Common Stock (a “Stock Election”) has been properly made and not revoked or deemed revoked pursuant to Section 3.4(b) (collectively, the “Stock Election Shares”), a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Stock Consideration”); and

(C) for each share of Company Common Stock other than shares as to which a Cash Election or a Stock Election has been validly made and not revoked pursuant to Section 3.4(b) (collectively, the “Non-Election Shares”), the right to receive such Merger Consideration as is determined in accordance with Section 3.4.

For purposes of this Agreement, the following terms shall have the following meanings:

“Exchange Ratio” means 0.25200.

“Merger Consideration” means the Cash Consideration and Stock Consideration described in Section 3.3(a)(i), as applicable.

“Per Share Cash Consideration” means $142.50.

From and after the Closing Effective Time, all such shares of Company Common Stock (including all uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Closing Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”)) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration (including the right to receive, pursuant to Section 3.3(d), the Fractional Share Cash Amount and dividends pursuant to Section 3.4(g), if any) upon the surrender of such shares of Company Common Stock in accordance with Section 3.4, together with the amounts, if any, payable pursuant to Section 3.4(g).

(ii) Cancellation of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Closing Effective Time that is owned or held in treasury by the Company and each share of Company Common Stock issued and outstanding immediately prior to the Closing Effective Time that is owned by Merger Sub 2 or in the treasury of Verona Surviving Company shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(iii) Treatment of Merger Sub 2 Common Stock. Each share of common stock, par value $0.001 per share, of Merger Sub 2 issued and outstanding immediately prior to the Closing Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of Holdco Surviving Company.

(iv) Conversion of Excluded Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Closing Effective Time that is owned by any wholly owned Company Subsidiary shall no longer be outstanding and shall automatically be converted into the right to receive, without interest, the Stock Consideration (the “Excluded Shares”).

(b) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Closing Effective Time and held by a holder of record who did not vote in favor of the adoption of this Agreement (or consent thereto in writing) and is entitled to demand and properly demands appraisal of such shares of Company Common Stock pursuant to, and who complies in all respects with, Section 262 of the DGCL (“DGCL 262” and any such shares meeting the requirement of this sentence, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but instead at the Closing Effective Time shall be converted into the right to receive payment of such amounts as are payable in accordance with DGCL 262 (it being understood and acknowledged that at the Closing Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the fair market value of such Dissenting Shares to the extent afforded by DGCL 262); provided, however, that if any such holder (including any holder of Proposed Dissenting Shares) shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair market value of such Dissenting Shares under DGCL 262, then the right of such holder to be paid the fair market value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Closing Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the applicable Merger Consideration. “Proposed Dissenting Shares” means shares of Company Common Stock whose holders provide demands for fair market value to the Company prior to the Company Stockholders Meeting and do not vote in favor of the adoption of this Agreement, in each case in accordance with DGCL 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then such Proposed Dissenting Shares shall thereupon be deemed to be Cash Election Shares for all purposes of this Agreement, unless such holder of Proposed Dissenting Shares shall thereafter otherwise make a timely Election under this Agreement. If any holder of Proposed Dissenting Shares shall have so failed to perfect or has effectively withdrawn, waived or lost such holder’s right to dissent from the adoption of this Agreement after the Election Deadline, each of such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Closing Effective Time, the right to receive the Merger Consideration and shall be treated as Cash Election Shares. The Company shall give prompt written notice to Parent of any demands received by the Company for fair market value of any shares of Company Common Stock, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to DGCL 262 and any alleged dissenter’s rights, and Parent shall have the opportunity, at Parent’s expense, to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Closing Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

(c) Certain Adjustments. If prior to the Closing Effective Time, Parent, Holdco or the Company, as the case may be, should split, subdivide, consolidate, combine or otherwise reclassify Parent Common Stock, Holdco Common Stock or Company Common Stock, or pay a stock dividend or other stock distribution in Parent Common Stock, Holdco Common Stock or Company Common Stock, as applicable, or otherwise change Parent Common Stock, Holdco Common Stock or Company Common Stock into any other securities, or make any other such stock dividend or distribution in capital stock of Parent, Holdco or the Company in respect of Parent Common Stock, Holdco Common Stock or Company Common Stock, respectively, then any number or amount contained herein which is based upon the price of Parent Common Stock, Holdco Common Stock or Company Common Stock or the number or fraction of shares of Parent Common Stock, Holdco Common Stock or Company Common Stock, as the case may be, will be appropriately adjusted to proportionately reflect such split, combination, dividend or other distribution or change; provided that nothing in this Section 3.3(c) shall be construed to permit Parent, Holdco or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d) No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Second Merger and no certificates or scrip representing fractional shares of Parent Common Stock shall be delivered upon the conversion of Company Common Stock pursuant to Section 3.3(a)(i), and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Common Stock. In lieu of fractional shares, each holder of shares of Company Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof and upon surrender thereof, cash (without interest) in an amount determined by multiplying (i) the last reported sale price of Parent Common Stock on the NASDAQ (as reported in the Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on the last complete trading day prior to the date of the Closing Effective Time by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Closing Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled (the “Fractional Share Cash Amount”). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock that would otherwise have been issuable as part of the Merger Consideration.

Section 3.4. Proration; Exchange of Shares.

(a) Proration.

(i) Notwithstanding any other provision contained in this Agreement, the total number of shares of Company Common Stock to be entitled to receive the Cash Consideration pursuant to Section 3.3(a)(i) shall be equal to 50% of the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Closing Effective Time (other than any Cancelled Shares and any Excluded Shares) (the “Maximum Cash Share Number”), and the total number of shares of Company Common Stock to be entitled to receive the Stock Consideration pursuant to Section 3.3(a)(i) shall be equal to 50% of the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Closing Effective Time (other than any Cancelled Shares and any Excluded Shares).

(ii) Promptly (and in any event no later than five business days) after the Closing Effective Time, Parent shall cause the Exchange Agent to effect the allocation among holders of Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(A) If the aggregate number of shares of Company Common Stock with respect to which Cash Elections shall have been made (which, for this purpose (for the avoidance of doubt, subject to Section 3.3(b)), shall be deemed to include the Dissenting Shares determined as of the Closing Effective Time) (the “Cash Election Number”) equals or exceeds the Maximum Cash Share Number, then (x) all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Stock Consideration, and (y) Cash Election Shares of each holder will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the Maximum Cash Share Number and the denominator of which is the Cash Election Number (with the Exchange Agent to determine, consistent with Section 3.3(a)(i), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration; and

(B) If the Cash Election Number is less than the Maximum Cash Share Number (the amount by which the Maximum Cash Share Number exceeds the Cash Election Number being referred to herein as the “Shortfall Number”), then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares and Stock Election Shares shall be treated in the following manner:

1) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Non-

Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine, consistent with Section 3.3(a)(i), whether fractions of Non-Election Shares shall be rounded up or down), with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Stock Consideration; or

2) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares, and the denominator of which is the total number of Stock Election Shares (with the Exchange Agent to determine, consistent with Section 3.3(a)(i), whether fractions of Stock Election Shares shall be rounded up or down), with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Stock Consideration.

(b) Election Procedures. Each holder of record of shares of Company Common Stock to be converted into the right to receive the Merger Consideration in accordance with, and subject to, Section 3.3 and this Section 3.4 (a “Holder”) shall have the right, subject to the limitations set forth in this Article III, to submit an election in accordance with the following procedures:

(i) Each Holder may specify in a request made in accordance with the provisions of this Section 3.4(b) (herein called an “Election”) (A) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (B) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(ii) Parent shall prepare a form reasonably acceptable to the Company, including appropriate and customary transmittal materials in such form as prepared by Parent and reasonably acceptable to the Company (the “Form of Election”), so as to permit Holders to exercise their right to make an Election.

(iii) Parent and the Company (A) shall initially make available and mail the Form of Election not less than 20 business days prior to the anticipated Election Deadline to Holders of record as of the fifth business day prior to such mailing date, and (B) following such mailing date, shall use all reasonable efforts to make available as promptly as possible a Form of Election to any stockholder who requests such Form of Election prior to the Election Deadline. The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period.”

(iv) Any Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, a Form of Election properly completed and executed (including duly executed transmittal materials included in the Form of Election) and accompanied by any Certificates representing all certificated shares to which such Form of Election relates or by an appropriate customary guarantee of delivery of such Certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States. As used herein, unless otherwise agreed in advance by the Parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date that is five business days prior to Parent’s good faith estimate of the Closing Date or such other date as may be mutually agreed to by the Parties. The Company and Parent shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline at least three business days prior to the Election Deadline.

(v) Any Holder may, at any time during the Election Period, change or revoke his, her or its Election by written notice to the Exchange Agent prior to the Election Deadline accompanied by a properly completed and executed revised Form of Election. If any Election is not properly made with respect to any shares of Company Common Stock (none of Parent, the Company or the Exchange Agent being under any duty to notify any Holder of any such defect), such Election shall be deemed to be not in effect, and the shares of Company Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(vi) Any Holder may, at any time during the Election Period, revoke his, her or its Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his, her or its Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the Parties that this Agreement has been terminated in accordance with the terms hereof.

(vii) Subject to the terms of this Agreement and the Form of Election, Parent, in the exercise of its reasonable, good faith discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (A) the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein, (B) the method of issuance of shares of Parent Common Stock into which shares of Company Common Stock are converted in the Second Merger and (C) the method of payment of cash for shares of Company Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Parent Common Stock.

(c) Appointment of Exchange Agent. Prior to the Closing Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as the exchange agent for the payment of the Merger Consideration in connection with the Second Merger (the “Exchange Agent”) and shall enter into an agreement relating to the Exchange Agent’s responsibilities under this Agreement.

(d) Deposit of Merger Consideration. Prior to or at the Closing Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent cash in immediately available funds in an amount sufficient to pay the aggregate Cash Consideration payable in the Second Merger and the Fractional Share Cash Amount (to the extent determinable) as is necessary for the payment to holders of Company Common Stock and shall deposit, or shall cause to be deposited, with the Exchange Agent evidence of Parent Common Stock in book-entry form representing the number of shares of Parent Common Stock sufficient to deliver the aggregate Stock Consideration payable in the Second Merger to holders of Company Common Stock (such cash and book-entry shares, together with any dividends or distributions with respect thereto, the “Exchange Fund”); provided that no such deposits shall be required to be made with respect to any Dissenting Shares. In the event that the cash portion of the Exchange Fund shall be insufficient (other than as a result of payment of the Cash Consideration in accordance with this Agreement) to pay the aggregate amount of all Cash Consideration and Fractional Share Cash Amounts (including as a result of any investment of the Exchange Fund), Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount that is equal to the shortfall that is the amount required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Cash Consideration and Fractional Share Cash Amounts out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash included in the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that any investment of the Exchange Fund shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $50 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article III. Any interest and other income resulting from such investments shall be paid to Parent.

(e) Exchange Procedures. Promptly (and within five business days) after the Closing Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Certificates whose shares of Company Common Stock were converted pursuant to Section 3.3(a)(i) into the right to receive the Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably agree upon (the “Letter of Transmittal”) and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for payment of the Merger Consideration and the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates become entitled in accordance with Section 3.4(g). Holders of Book-Entry Shares whose shares of Company Common Stock were converted pursuant to Section 3.3(a)(i) into the right to receive the Merger Consideration shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration.

(f) Surrender of Certificates or Book-Entry Shares. Upon surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with the Letter of Transmittal in the case of holders of Certificates, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required by the Exchange Agent, or any similar information from the holder of such Certificates or Book-Entry Shares, such holder shall be entitled to receive in exchange therefor the Merger Consideration pursuant to the provisions of this Article III for each share of Company Common Stock formerly represented by such Certificates or Book-Entry Shares, together with the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 3.4(g). Parent shall instruct the Exchange Agent to accept such Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose, to effect an orderly exchange thereof in accordance with normal exchange practices. Any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 3.4(g) shall become payable in accordance with Section 3.4(g). In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon, or shares of Parent Common Stock to be issued upon, due surrender of the Certificate or Book-Entry Share formerly representing such shares of Company Common Stock shall be paid or issued, as the case may be, to such a transferee if such Certificate or Book-Entry Share is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the Exchange Agent and Parent that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 3.4(k)) or in respect of any Book-Entry Share. Until surrendered as contemplated by this Section 3.4, each Certificate and Book-Entry Share shall be deemed at any time after the Closing Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article III, together with the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 3.4(g).

(g) Treatment of Unexchanged Shares. No dividends or other distributions, if any, with a record date after the Closing Effective Time with respect to Parent Common Stock, shall be paid to the holder of any unsurrendered share of Company Common Stock to be converted into shares of Parent Common Stock pursuant to Section 3.3(a)(i) until such holder shall surrender such share in accordance with this Section 3.4. After the surrender in accordance with this Section 3.4 of a share of Company Common Stock to be converted into Parent Common Stock pursuant to Section 3.3(a)(i), Parent shall cause the holder thereof to be paid, without interest, (i) the amount of dividends or other distributions with a record date after the Closing Effective Time and theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Closing Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock. After the Closing Effective Time, Parent shall cause the Company to pay on the applicable payment date the amount of dividends or other distributions on shares of Company Common Stock that have a record date prior to the Closing Effective Time and a payment date after the Closing Effective Time, such payment to be made to the holders of Company Common Stock on such record date.

(h) No Further Ownership Rights. The shares of Parent Common Stock delivered and cash paid in accordance with the terms of this Section 3.4(h) in respect of any shares of Company Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock (subject to DGCL 262). From and after the Closing Effective Time (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 3.4(f) (together with the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 3.4(g)), without interest and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Closing Effective Time. From and after the Closing Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Closing Effective Time. If, after the Closing Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to Parent or the Exchange Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article III, subject to applicable Law in the case of Dissenting Shares.

(i) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for 180 days after the Closing Effective Time shall be delivered to Parent, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this Section 3.4(i) shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration and any dividends and distributions which such holder has the right to receive pursuant to this Section 3.4(i) without any interest thereon.

(j) No Liability. None of the Parties or the Exchange Agent shall be liable to any person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official if required by any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement to the contrary, any portion of the Merger Consideration or the cash to be paid in accordance with this Section 3.4(j) that remains undistributed to the holders of Certificates and Book-Entry Shares immediately prior to the date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity, shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(k) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, providing an indemnity in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it, Verona Surviving LLC or Verona Converted LLC with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 3.4(i), Parent) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

(l) Allocation; Tax Treatment. For all purposes of this Article III and for U.S. federal income tax purposes, and in accordance with Treasury Regulations Section 1.358-2(a)(2)(ii), it is intended that a Holder will be treated as having surrendered, in exchange for the Cash Consideration to be paid to such Holder pursuant to this Article III, a number of shares of Company Common Stock (which are specifically identified by such Holder in the Letter of Transmittal to be the shares exchanged for such Holder’s Cash Consideration) equal to the product of (A) the total number of shares of Company Common Stock held by such Holder and converted into the right to receive Merger Consideration pursuant to this Agreement and (B) the Cash Ratio.

Section 3.5. Treatment of Company Equity Awards.

(a) Each of the Company and Holdco shall take all actions as may be necessary so that at the Initial Effective Time, each Company Equity Award shall automatically be converted into an equity award covering that number of shares of Holdco Common Stock equal to the number of shares of Company Common Stock subject to such Company Equity Award. All terms and conditions applicable to each such Company Equity Award immediately prior to the Initial Effective Time shall, except as provided in the immediately preceding sentence, remain in effect immediately after the Initial Effective Time. Holdco shall remain subject to the obligations of the Company with respect to any such Company Equity Awards immediately after the Initial Effective Time.

(b) At the Closing Effective Time, each Company Option that is outstanding as of immediately prior to the Closing Effective Time, whether vested or unvested, shall automatically be cancelled, with the holder of such Company Option becoming entitled to receive within five business days, in full satisfaction of the rights of such holder with respect thereto, in respect of each Net Option Share subject to such Company Option immediately prior to the Closing Effective Time, the Equity Award Consideration, without interest and less applicable withholding Taxes. For purposes of this Agreement, “Net Option Share” means, with respect to a Company Option, the quotient obtained by dividing (i) the product of (A) the excess (if any) of the Equity Award Consideration Value over the per share exercise price applicable to the Company Option multiplied by (B) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Closing Effective Time by (ii) the Equity Award Consideration Value. For the avoidance of doubt, any Company Option that has an exercise price that is greater than or equal to the Equity Award Consideration Value shall be cancelled at the Closing Effective Time for no consideration.

(c) At the Closing Effective Time, each Company RSU Award held by a non-employee member of the Company’s Board of Directors (each, a “Director Award”) that is outstanding as of immediately prior to the Closing Effective Time, whether vested or unvested, shall automatically be cancelled, with the holder of such Director Award becoming entitled to receive within five business days following the Closing Effective Time, in full satisfaction of the rights of such holder with respect thereto, in respect of each share of Holdco Common Stock subject to the Director Award immediately prior to the Closing Effective Time, the Equity Award Consideration, without interest and less applicable withholding Taxes; provided that with respect to any Director Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is not permitted to be treated in accordance with this Section 3.5(c) at the Closing Effective Time without triggering a Tax or penalty under Section 409A of the Code, such Director Award shall be treated in accordance with Section 3.5(d).

(d) At the Closing Effective Time, each Company RSU Award (other than any Director Award) and each Company PSU Award that is outstanding immediately prior to the Closing Effective Time shall automatically be assumed and converted into a restricted stock unit award with respect to a number (rounded down to the nearest whole number) of shares of Parent Common Stock (each, an “Adjusted RSU Award”) equal to the product of (x) the number of shares of Holdco Common Stock subject to such Company RSU Award or Company PSU Award, as applicable as of immediately prior to the Closing Effective Time and (y) the Equity Award Exchange Ratio.

(i) For purposes of this Section 3.5(d), the number of shares of Holdco Common Stock subject to a Company PSU Award immediately prior to the Closing Effective Time shall be determined based on (A) with respect to each Company PSU Award granted pursuant to an “Operating PSU Plan,” either (1) for each performance period that has been completed prior to the Closing Effective Time, the actual level of performance as certified in the ordinary course of business and consistent with the terms of the applicable award agreement by the compensation committee of the Company Board of Directors or (2) with respect to each performance period that has not been completed prior to the Closing Effective Time, the target level of performance and (B) with respect to each Company PSU Award granted pursuant to a “TSR PSU Plan,” the actual level of achievement of the applicable performance goals through the second to last trading day immediately preceding the Closing Effective Time, with such level calculated by deeming the applicable ending price per share of Company Common Stock to be equal to the Equity Award Consideration Value.

(ii) Subject to applicable Law, each Adjusted RSU Award shall otherwise be subject to the same terms and conditions applicable to the corresponding Company RSU Award or Company PSU Award, as applicable, under the applicable Company Equity Plan and the agreements evidencing grants thereunder, including vesting terms, except as set forth in the remainder of this Section 3.5(d). With respect to any Adjusted RSU Award that replaces a Company PSU Award, vesting shall no longer be subject to achievement of any performance goals or metrics and shall thereafter be based solely on providing continued services to Parent, the Company, or their respective affiliates through the period of time set forth in the award agreement relating to the Company PSU Award if the award provided for service-based vesting after achievement of any performance conditions, or, if no service-based vesting was required following the end of the applicable performance period, through the end of the applicable performance period.

(e) As soon as practicable following the date hereof, the Company, the Company Board of Directors or the compensation committee thereof, as applicable, shall take all actions with respect to the Company ESPP that are necessary to provide that: (i) with respect to any offering period in effect as of the date hereof (the “Current ESPP Offering Period”), no employee who is not a participant in the Company ESPP as of the date hereof may become a participant in the Company ESPP and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof such for Current ESPP Offering Period; (ii) subject to the consummation of the Second Merger, the Company ESPP shall terminate effective immediately prior to the Closing Effective Time; (iii) if the Current ESPP Offering Period terminates before five business days prior to the Election Deadline, then the Company ESPP shall be suspended and no new offering period shall be commenced under the Company ESPP prior to the termination of this Agreement; and (iv) if any Current ESPP Offering Period is still in effect at five business days prior to the Election Deadline, then the final exercise date under the Company ESPP shall be accelerated to such date. Each Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase Company Common Stock in accordance with the terms of the Company ESPP as of the final exercise date, which Company Common Stock shall be treated in accordance with Section 3.1 and as promptly as practicable following the purchase of Company Common Stock in accordance with this sentence, the Company shall return to each participant the funds, if any, that remain in such participant’s account after such purchase.

(f) Prior to the Closing Effective Time, the Company Board of Directors or the compensation committee thereof, as applicable, and the Holdco Board of Directors shall pass resolutions as are necessary to authorize and approve the treatment of the Company Equity Awards and the Company ESPP as contemplated by this Section 3.5.

(g) Unless Parent may rely on an existing registration statement on Form S-8, Parent shall file with the SEC, no later than five business days after the Closing Effective Time, a registration statement on Form S-8 (or any successor form), to the extent such form is available, relating to the shares of Parent Common Stock issuable with respect to the Adjusted RSU Awards. Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or statements for so long as the Adjusted RSU Awards remain outstanding.

Section 3.6. Conversion of Securities in the Third Merger. At the Last Effective Time, by virtue of the Third Merger and without any action on the part of Merger Sub 3 or Holdco Surviving Company or their respective stockholders or members:

(a) each share of capital stock of Holdco Surviving Company, par value $0.01 per share, issued and outstanding immediately prior to the Last Effective Time shall be converted into one limited liability company interest of Merger Sub 3; and

(b) each limited liability company interest of Merger Sub 3 outstanding immediately prior to the Last Effective Time shall remain outstanding.

Section 3.7. Withholding. Each Party, the Exchange Agent and any other Person with a withholding obligation under applicable Law shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amounts as are required to be withheld or deducted with respect to such payment under the Code, or any other applicable Tax Law. To the extent that amounts are so deducted or withheld, and timely remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE IV

REPRESENTATIONS AND

WARRANTIES OF THE COMPANY, HOLDCO AND MERGER SUB 1

Except as disclosed in (x) any Company SEC Documents filed or furnished by the Company with the SEC on or after January 29, 2021 and publicly available prior to the date hereof (including exhibits and other information incorporated by reference therein but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) the applicable section or subsection of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article IV for which it is reasonably apparent on its face that such information is relevant to such other section), the Company, Holdco and Merger Sub 1 represent and warrant to Parent and Parent Merger Subs as set forth below.

Section 4.1. Qualification, Organization, Subsidiaries, etc.

(a) Each of the Company, Holdco and Merger Sub 1 is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company, Holdco and Merger Sub 1 is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, (1) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (2) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company, Holdco or Merger Sub 1 to consummate the Transactions prior to the Outside Date. The Company has filed with the SEC, prior to the execution hereof, a complete and accurate copy of the Company Governing Documents as amended to the date hereof. The Company has made available, prior to the date hereof, a complete and accurate copy of the certificates of incorporation and bylaws of Holdco and Merger Sub 1 as amended to the date hereof. The Company Governing Documents and the certificates of incorporation and bylaws of Holdco and Merger Sub 1 are in full force and effect and none of the Company, Holdco and Merger Sub 1 is in violation of the Company Governing Documents or its certificate of incorporation or bylaws, as applicable.

(b) Each Company Subsidiary is a legal entity duly organized, validly existing and, where such concept is recognized, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be, where relevant, in good standing, (1) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (2) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company, Holdco or Merger Sub 1 to consummate the Transactions prior to the Outside Date. Each of the Company Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, (x) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (y) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company, Holdco or Merger Sub 1 to consummate the Transactions prior to the Outside Date. The Company has made available to Parent prior to the date hereof complete and accurate copies of the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each of the Company’s Significant Subsidiaries, each in effect as of the date hereof.

(c) All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens. There are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which any Company Subsidiary is a party or is otherwise bound obligating it to (i) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of such Company Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment with respect to any shares of capital stock or other equity interests of any Company Subsidiaries or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, or (iii) redeem or otherwise acquire any shares of capital stock or other equity interests of any Company Subsidiary except, in each case, to another Company Subsidiary. There are no outstanding obligations of any Company Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of any Company Subsidiary. Section 4.1(c) of the Company Disclosure Letter sets forth an accurate and complete list of each Company Subsidiary and each Person in which the Company or any Company Subsidiary owns an equity or other economic interest, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary or such other Person and (ii) with respect to each Company Subsidiary or such other Person for which equity is held by any third Person other than the Company or a Company Subsidiary (other than nominal equityholders holding director’s qualifying equity to the extent required by applicable Law or nominal equity interests required by applicable Law to be held by local nationals, in each case, which equity holdings are de minimis in nature) the type and percentage interest held, directly or indirectly, by the Company in each Company Subsidiary or other Person.

Section 4.2. Capitalization.

(a) The authorized capital stock of the Company consists of 2,500,000,000 shares of Company Common Stock and 100,000,000 shares of Preferred Stock, par value $0.01 per share (“Company Preferred Stock”). As of May 20, 2022 (the “Capitalization Date”), (i) (A) 421,397,001 shares of Company Common Stock were issued and outstanding, (B) zero shares of Company Common Stock were held in the Company’s treasury, (C) Company Options covering 597,040 shares of Company Common Stock were outstanding, with a weighted average exercise price per share of $47.56, (D) Company RSU Awards covering 18,804,603 shares of Company Common Stock were outstanding and (E) Company PSU Awards covering 1,297,689 shares of Company Common Stock (assuming actual performance for performance periods completed prior to the Capitalization Date and target performance for performance periods not completed prior to the Capitalization Date) were outstanding; (ii) 170,693,838 shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Plan; (iii) 37,300,000 shares of Company Common Stock were reserved for issuance pursuant to the Company ESPP; and (iv) no shares of Company Preferred Stock were issued or outstanding. No shares of capital stock of the Company are held by any of the Company Subsidiaries. All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as described above shall be, if issued in accordance with the respective terms thereof (to the extent permitted by this Agreement), duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) The authorized capital stock of Holdco consists of 100 shares of common stock, par value $0.01 per share, of which, as of the Capitalization Date, 100 were issued and outstanding and none were reserved for issuance. All of the outstanding shares of common stock of Holdco are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens. The authorized capital stock of Merger Sub 1 consists of 100 shares of common stock, par value $0.01 per share, of which, as of the Capitalization Date, 100 were issued and outstanding and none were reserved for issuance. All of the outstanding shares of common stock of Merger Sub 1 are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and are wholly owned, directly or indirectly, by Holdco free and clear of all Liens, other than Permitted Liens.

(c) Except as set forth in Section 4.2(a) and other than (x) the shares of Company Common Stock that have become outstanding after the Capitalization Date and prior to the date hereof that were reserved for issuance as set forth in Section 4.2(a)(ii) and issued in accordance with the terms of the applicable Company Equity Plan and Company Equity Award and (y) with respect to any wholly owned Company Subsidiary, any rights solely in favor of another wholly owned Company Subsidiary, in each case as of the date hereof: (i) the Company does not have any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of the Company or securities convertible into, exchangeable for or exercisable for, or that correspond to or with a value that is linked to (including any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or any other similar interests), such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment with respect to any shares of capital stock or other equity interests of the Company or securities convertible into, exchangeable for or exercisable for, or that correspond to or with a value that is linked to (including any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or any other similar interests), such shares or equity interests, or (C) redeem or otherwise acquire any shares of capital stock or other equity interests of the Company. Except as set forth in Section 4.2(c) of the Company Disclosure Letter, there are no outstanding obligations of the Company (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of the Company. Except as set forth in Section 4.2(c) of the Company Disclosure Letter, there are no outstanding obligations of the Company or any Company Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, or (4) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of the Company.

(d) Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

(e) There are no voting trusts or other agreements, commitments or understandings to which the Company or any Company Subsidiary (or to the Company’s Knowledge as of the date hereof, a Company Stockholder) is a party with respect to the voting of the capital stock or other equity interests of the Company. There are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary to provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned or in any other Person.

Section 4.3. Corporate Authority.

(a) Assuming the accuracy of Parent’s representations and warranties in Section 5.14, each of the Company, Holdco and Merger Sub 1 has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. Assuming the accuracy of Parent’s representations and warranties in the second sentence of Section 5.14, the execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Company Board of Directors and the Holdco Board of Directors and no other corporate proceedings (pursuant to the Company Governing Documents or otherwise) on the part of the Company, Holdco and Merger Sub 1 are necessary to authorize the consummation of, and to consummate, the Transactions, subject to (w) the receipt of the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement at the Company’s Stockholders’ Meeting (the “Company Stockholder Approval”), (x) adoption of this Agreement by Holdco in its capacity as sole stockholder of Merger Sub 1 with respect to the First Merger, (y) adoption of this Agreement by the Company in its capacity as sole stockholder of Holdco with respect to the Second Merger and (z) approval by Holdco in its capacity as sole stockholder of the Company with respect to the LLC Conversion. On or prior to the date hereof, the Company Board of Directors and the Holdco Board of Directors has unanimously (i) determined that the terms of the Transactions are fair to, and in the best interests of, the Company and the Company Stockholders and Holdco and the Holdco Stockholders, respectively, (ii) determined that it is in the best interests of the Company and the Company Stockholders and Holdco and the Holdco Stockholders, respectively, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by the Company and Holdco of this Agreement, the performance by the Company and Holdco of its covenants and agreements contained herein and the consummation of the Transactions upon the terms and subject to the conditions contained herein, and (iv) resolved to make the Company Board Recommendation. None of the foregoing actions by the Company Board of Directors or the Holdco Board of Directors have been rescinded or modified in any way (unless such rescission or modification has been effected after the date hereof in accordance with the terms of Section 6.3).

(b) This Agreement has been duly and validly executed and delivered by the Company, Holdco and Merger Sub 1 and, assuming this Agreement constitutes the valid and binding agreement of Parent, and the Parent Merger Subs, constitutes the valid and binding agreement of the Company, Holdco and Merger Sub 1, enforceable against the Company, Holdco and Merger Sub 1 in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Limitations”).

Section 4.4. Governmental Consents; No Violation.

(a) Other than in connection with or in compliance with (i) the DGCL and the DLLCA (including in connection with the filing of the First Certificate of Merger, the Certificate of Conversion, the Second Certificate of Merger and the Third Certificate of Merger), (ii) the filing of the Form S-4 and the proxy statement to be filed with the SEC in connection with seeking Company Stockholder Approval (including the letter to stockholders, notice of meeting and form of proxy, the “Proxy Statement”) with the SEC and any amendments or supplements thereto, (iii) the Securities Act, (iv) the Exchange Act, (v) the HSR Act and other requisite clearances or approvals under other applicable requirements of other Antitrust Laws and (vi) any applicable requirements of NASDAQ and the NYSE, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by the Company, Holdco or Merger Sub 1 of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, (1) a Company Material Adverse Effect or (2) a material adverse effect on the ability of the Company, Holdco or Merger Sub 1 to consummate the Transactions prior to the Outside Date.

(b) The execution and delivery by the Company, Holdco and Merger Sub 1 of this Agreement do not, and, except as described in Section 4.4(a), the consummation of the Transactions and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Contract binding upon the Company or any Company Subsidiary or to which any of them are a party or by or to which any of their respective properties, rights or assets are bound or subject or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) the Company Governing Documents or (B) the organizational documents of any Company Subsidiary or (iii) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii)(B) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that (1) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (2) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company, Holdco or Merger Sub 1 to consummate the Transactions prior to the Outside Date.

Section 4.5. SEC Reports and Financial Statements.

(a) Since May 1, 2019, the Company has timely filed or furnished all forms, statements, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, documents and reports, the “Company SEC Documents”). As of their respective filing dates the Company SEC Documents (including amendments) complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the NYSE, and none of the Company SEC Documents contained (or, with respect to Company SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to Company SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since May 1, 2019, neither the Company nor any Company Subsidiary has received from the

SEC or any other Governmental Entity any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) that are not resolved, or as of the date hereof has received any written notice from the SEC or other Governmental Entity that such Company SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Company’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Company SEC Documents (including the financial statements included therein). No Company Subsidiary is required to file any forms, reports or other documents with the SEC.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents when filed complied in all material respects with the applicable accounting requirements and complied as to form with the other published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with United States Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis during the periods involved (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes).

(c) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied with the applicable provisions of the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received since May 1, 2019 written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d) Neither the Company nor any Company Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.

Section 4.6. Internal Controls and Procedures. The Company has established and maintains, and at all times since May 1, 2019 has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since May 1, 2019, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (the material circumstances of which (if any) have been made available to Parent prior to the date hereof) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since May 1, 2019, neither the Company nor any Company Subsidiary has received any material, unresolved, complaint, allegation, assertion or claim regarding the impropriety of any accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls.

Section 4.7. No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of January 28, 2022 included in the Company SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case in the ordinary course of business consistent with past practice since January 28, 2022 (other than any liability for any breaches of Contracts), (c) as expressly required or expressly contemplated by this Agreement and (d) for liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.8. Absence of Certain Changes or Events.

(a) From January 28, 2022 through the date hereof, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From January 28, 2022 through the date hereof, (i) except for events giving rise to and the discussion and negotiation of this Agreement, the business of the Company and the Company Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of Parent under clauses (i), (ii), (vii), (viii), (ix), (x), (xv), (xvi), (xvii), (xviii), (xx), (xxi) or (xxviii) of Section 6.1(b) (in the case of clause (xxviii) of Section 6.1(b), solely to the extent relating to any of the foregoing clauses of Section 6.1(b)).

Section 4.9. Compliance with Law; Permits.

(a) The Company and each Company Subsidiary are and have been since May 1, 2019 in compliance with and not in default under or in violation of any Laws (including Environmental Laws, employee benefits and labor Laws and Laws applicable to any of the Company Government Contracts) applicable to the Company, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and the Company Subsidiaries are and have been since May 1, 2019 in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity or pursuant to any applicable Law necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Company Permit and none of the Company or any Company Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit.

(c) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since May 1, 2019, neither the Company nor any Company Subsidiary, in connection with the business of the Company or any Company Subsidiary, or, to the Company’s Knowledge, any other third party (including the Company’s or the Company Subsidiaries’ respective Representatives) acting on behalf of the Company or any Company Subsidiary, has (i) taken any action in violation of any applicable Anti-Corruption Law, (ii) offered, authorized, provided or given any payment or thing of value to any Person for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage or (iii) taken any other action that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any Representative of another company or entity in the course of their business dealings with the Company or any Company Subsidiary in order to unlawfully induce such Person to act against the interest of his or her employer or principal.

(d) Since May 1, 2019, neither the Company nor any Company Subsidiary has been subject to any actual, pending, or, to the Company’s Knowledge, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary or mandatory disclosures to any Governmental Entity involving the Company or any Company Subsidiary in any way relating to applicable Anti-Corruption Laws, except, with respect to any such actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, enforcement actions or voluntary disclosures arising after the date hereof, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has established and maintains a compliance program and reasonable internal controls and procedures intended to comply with the requirements of applicable Anti-Corruption Laws.

(e) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since May 1, 2019, the Company and the Company Subsidiaries have at all times conducted their businesses in all respects in accordance with United States economic sanctions Laws administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and all other applicable Import Restrictions and Export Controls in any countries in which any of the Company and the Company Subsidiaries conduct business. Since May 1, 2019, the Company and the Company Subsidiaries have maintained in all material respects all records required to be maintained in the Company’s and the Company Subsidiaries’ possession as required under the Import Restrictions and Export Controls.

(f) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since May 1, 2019, (i) neither the Company nor any Company Subsidiary has sold, exported, reexported, transferred, diverted, or otherwise disposed of any products, Software, or technology (including products derived from or based on such technology) to any destination, entity, or Person prohibited by the Laws of the United States or any other country, without obtaining prior authorization from the competent Governmental Entities as required by those Laws, (ii) the Company and the Company Subsidiaries have complied in all respects with all terms and conditions of any license issued or approved by the Directorate of Defense Trade Controls, the Bureau of Industry and Security, or OFAC that is or has been in force since May 1, 2017 and (iii) to the Knowledge of the Company, except pursuant to valid licenses, license exceptions, or exemptions, the Company and the Company Subsidiaries have not released or disclosed controlled technical data or technology to any foreign national for whom a license is required whether in the United States or abroad.

(g) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary, nor, to the Company’s Knowledge, any director, officer, agent or employee of the Company or any Company Subsidiary: (x) is, or is owned or controlled by, a Person or entity subject to the sanctions administered by OFAC or included on the List of Specially Designated Nationals and Blocked Persons or Foreign Sanctions Evaders, Denied Persons List, Entities List, Debarred Parties List, Excluded Parties List and Terrorism Exclusion List, or any other lists of known or suspected terrorists, terrorist organizations or other prohibited Persons made publicly available or provided to the Company or any Company Subsidiary by any Governmental Entity (such entities, Persons or organizations collectively, the “Restricted Parties”) or (y) has, since May 1, 2019, conducted any business with or engaged in any transaction or arrangement with or involving, directly or indirectly, any Restricted Parties or countries subject to economic or trade sanctions in violation of applicable Law, or has otherwise been in violation of any such sanctions, restrictions or any similar Law. Neither the Company nor any Company Subsidiary is subject to any pending or, to the Company’s Knowledge, threatened action by any Governmental Entity that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit in any material respect its exporting activities or sales to any Governmental Entity, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has, since May 1, 2019, received any written notice of material deficiencies in connection with any export controls, trade embargoes or economic sanctions matter from OFAC or any other Governmental Entity in its compliance efforts nor, since May 1, 2019, made any voluntary disclosures to OFAC or any other Governmental Entity of facts that could result in any material action being taken or any material penalty being imposed by a Governmental Entity against the Company or any Company Subsidiary, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) The Company and its Subsidiaries have a sufficient number of employees that hold personal security clearances to perform those Company Government Contracts that require such clearances. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance in all material respects with all applicable requirements of the Company Government Contracts relating to the safeguarding of and access to classified information and controlled unclassified information, and with all applicable provisions of the National Industrial Security Program Operating Manual, Part 117, Title 32, Code of Federal Regulations, including any applicable provisions of supplements, amendments or revised editions thereof.

(i) The Company is in compliance in all material respects with the applicable listing and other rules and regulations of the NYSE.

Section 4.10. Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Letter sets forth a correct and complete list as of the date of this Agreement of each material Company Benefit Plan that is not a Foreign Benefit Plan. With respect to each material Company Benefit Plan that is not a Foreign Benefit Plan, the Company has made available (or will make available in accordance with the final sentence of this Section 4.10(a)) to Parent correct and complete copies of (or, to the extent no such copy exists or such copy is not readily available, a written description of (including any written description included on the Company’s website)), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and material amendments related to such plans and any related trust agreement, insurance Contracts or other funding vehicle documents (ii) the most recent Form 5500 Annual Report, (iii) the most recent audited financial statement and actuarial valuation and (iv) all material filings and correspondence with any Governmental Entity received in the two (2) year period prior to the date of this Agreement. The Company will provide to Parent (x) a correct and complete list of each material Foreign Company Plan, (y) each material Company Benefit Plan, and (z) correct and complete copies of each of the documents described in the immediately preceding sentence, to the extent applicable, in each case, in the manner described on Section 4.10(a) of the Company Disclosure Letter.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company Benefit Plans and any trust related thereto has been operated and administered in accordance with its terms and in compliance with applicable Law, including ERISA, the Code and, in each case, the regulations thereunder, (ii) all contributions or other amounts payable by the Company or the Company Subsidiaries pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards and (iii) as of the date hereof, there are no pending, or to the Company’s Knowledge, threatened or anticipated claims, actions, governmental investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto.

(c) No material liability under Title IV of ERISA has been incurred by the Company, the Company Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and to the Company’s Knowledge no condition exists that is likely to cause the Company, the Company Subsidiaries or any of their ERISA Affiliates to incur any such liability. Within the last six (6) years, no Company Benefit Plan has been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. None of the Company, its Subsidiaries or any of their respective ERISA Affiliates has incurred or is reasonably expected to incur any Controlled Group Liability that has not been satisfied in full.

(d) Neither the Company, its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the preceding six years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any “multiemployer plan” within the meaning of Section 3(37) of ERISA or any plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA or a plan that has two or more contributing sponsors, at least two (2) of whom are not under “common control” (within the meaning of Section 4063 of ERISA).

(e) Except as set forth on Section 4.10(e) of the Company Disclosure Letter, and except as has not, and would not reasonably be expected to, individually or in the aggregate, result in any material liability to the Company, no Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or the Company Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable U.S. state Law.

(f) Each Company Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status, and to the Company’s Knowledge, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan.

(g) Except as set forth on Section 4.10(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will, (i) result in any payment (including severance and unemployment compensation, forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Company or any Company Subsidiary, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits, (iv) result in any breach or violation of, or default under or limit the Company’s right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Foreign Benefit Plan (i) has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Benefit Plan is present or operates and, to the extent relevant, the United States, (ii) that is intended to qualify for special tax treatment meeting all requirements for such treatment and (iii) that is intended to be funded or book-reserved are fully funded or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(i) Except as has not, and would not reasonably be expected to, individually or in the aggregate, result in any material liability to the Company, no Company Benefit Plan is a defined benefit pension plan.

(j) Neither the Company nor any Company Subsidiary thereof has any obligation to provide, and no Company Benefit Plan or other agreement or arrangement provides any individual with the right to, a gross-up, indemnification, reimbursement or other payment for any excise or additional Taxes incurred pursuant to Section 409A or Section 4999 of the Code.

(k) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code.

Section 4.11. Labor Matters.

(a) Except as set forth on Section 4.11(a) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor or trade union, works council, employee representative body or labor organization. Except as has not been and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) neither the Company nor any Company Subsidiary is (or has during the past two (2) years been) subject to any labor dispute, strike or work stoppage, and (ii) to the Company’s Knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any Company Subsidiary.

(b) The Company and each Company Subsidiary are and have been since May 1, 2019 in compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, wages and hours and the Worker Adjustment and Retraining Notification Act of 1988, as amended, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Since May 1, 2019, the Company and, to the Company’s Knowledge, each Company Subsidiary, have not received, been involved in or been subject to any Proceedings or any other material complaints, claims or actions alleging sexual harassment, sexual misconduct, bullying or discrimination committed by any director or officer of the Company or any Company Subsidiary.

Section 4.12. Tax Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have timely filed (taking into account any valid extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them, and all such Tax Returns are true, correct and complete.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by any of them, except to the extent adequate reserves in accordance with GAAP for such Taxes are reflected on the financial statements of the Company included in the Company SEC Documents (adjusted solely for operations in the ordinary course), and the financial statements of the Company included in the Company SEC Documents (adjusted solely for operations in the ordinary course) reflect adequate reserves in accordance with GAAP for Taxes of the Company or any Company Subsidiary as of the date thereof.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries (i) have timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity), and (ii) have otherwise complied with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements).

(d) There is no (i) claim, litigation, audit, examination, investigation or other proceeding pending or threatened in writing with respect to any material Taxes or Tax matters (including Tax Returns) of the Company or any Company Subsidiary or (ii) deficiency for material Taxes that has been assessed by any Governmental Entity against the Company or any Company Subsidiary (and that has not been fully satisfied by payment), except, in each case, solely with respect to any such claim, litigation, audit, examination, investigation, other proceeding or deficiency arising after the date hereof, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Neither the Company nor any Company Subsidiary has waived or extended (except in either case in connection with any ongoing Tax claim, litigation, audit, examination, investigation or other proceeding) any statute of limitations with respect to the collection or assessment of any material Taxes, which waiver or extension has not since expired.

(f) None of the Company or any Company Subsidiary (i) is a party to or bound by, or has any obligation under, any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in commercial agreements not primarily related to Taxes, and other than any agreement or arrangement solely among the Company and the Company Subsidiaries), or (ii) has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor or otherwise by operation of Law.

(g) There are no Liens in respect of or on account of material Taxes upon any property or assets of the Company or any Company Subsidiary, other than statutory Liens for Taxes not yet due and payable or for which adequate reserves in accordance with GAAP are reflected on the financial statements of the Company included in the Company SEC Documents (adjusted solely for operations in the ordinary course).

(h) Within the last six years, no claim has been made in writing by any Tax authority in a jurisdiction where the Company or any Company Subsidiary has not filed income or franchise Tax Returns that the Company or any Company Subsidiary is or may be subject to material income or franchise Tax by, or required to file income or franchise Tax Returns with respect to material Taxes in, such jurisdiction.

(i) Neither the Company nor any Company Subsidiary is bound by, or party to, with respect to the current or any future taxable period, any closing agreement (within the meaning of Section 7121(a) of the Code (or any similar or analogous provision of state, local or non-U.S. Law)) or other ruling or written agreement with a Tax authority, in each case, with respect to material Taxes.

(j) Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(k) Neither the Company nor any of the Company Subsidiaries has deferred the payment of any material Taxes or claimed or received any material Tax refund or credit pursuant to the CARES Act or any other Tax legislation related to COVID-19 or pursuant to any written agreement with a Tax authority that remains unpaid.

(l) Neither the Company nor any of the Company Subsidiaries has any liability for amounts pursuant to Section 965(h) of the Code.

(m) Neither the Company nor any Company Subsidiary has taken or failed to take any action (and the Company is not aware of any other Person having taken or failed to take any action), which action or failure to act would reasonably be expected to cause the Company or any of the Company Subsidiaries to be liable for Distribution Taxes (as defined in the Tax Matters Agreement). The Supplemental Transaction Tax Opinion, dated as of the date hereof, a copy of which has been provided to Parent prior to the execution of this Agreement, has not been revoked, substantively modified or withdrawn, unless a replacement Supplemental Transaction Tax Opinion in form and substance acceptable to Parent in its discretion exercised in good faith has been issued. The Company is not aware of (i) any other Person having taken or failed to take any action, which action or failure to act would reasonably be expected to cause Dell and its Affiliates to be liable for Distribution Taxes (as defined in the Tax Matters Agreement) or (ii) the Ruling or the Tax Opinion (as such terms are defined in the Tax Matters Agreement) having been revoked, modified or withdrawn (or the existence of any facts that could reasonably be expected to result in such revocation, modification or withdrawal). The Company and the Company Subsidiaries are in compliance with their respective obligations under the Tax Matters Agreement. There are not pending or threatened in writing any material claims against the Company or any Company Subsidiary under the Tax Matters Agreement and the Company is not aware of the existence of any facts or circumstances that could reasonably be expected to give rise to such claims, except to the extent adequate reserves for the amount of such claims are reflected on the financial statements of the Company included in the Company SEC Documents (adjusted solely for operations in the ordinary course). No representation or warranty in the first, third or fifth sentence of this Section 4.12(m) is made with respect the execution of this Agreement and the consummation of the Transactions.

(n) Neither the Company nor any Company Subsidiary has taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

(o) Within the last two years, neither the Company nor any Company Subsidiary has distributed stock of another Person, or (except pursuant to any Distribution (as such term is defined in the Tax Matters Agreement)) has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code.

Section 4.13. Litigation; Orders. Except as set forth on Section 4.13 of the Company Disclosure Letter, there are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary or any of their respective properties, rights or assets by or before any Governmental Entity that would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. There are no orders, judgments or decrees of or settlement agreements with any Governmental Entity that would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.14. Intellectual Property.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, all necessary documents and certificates currently due for filing as of the date hereof in connection with any such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.

(b) Each item of material Company Registered Intellectual Property is subsisting and, to the Company’s Knowledge, is not invalid or unenforceable (provided that it shall not be a breach of this sentence for any Company Registered Intellectual Property to expire at the end of its natural term). Except in relation to any Proceedings set forth in Section 4.14 of the Company Disclosure Letter, no Proceeding to which the Company or one of its Subsidiaries is a party (other than office actions in connection with the application for, or prosecution of, any Company Registered Intellectual Property) is pending or, to the Company’s Knowledge, threatened, by or before any Governmental Entity, that challenges the legality, validity, enforceability, registration, use or ownership of any Company Registered Intellectual Property or other material Company Intellectual Property Rights.

(c) Other than Company Intellectual Property Rights that are exclusively licensed to the Company, or are identified in Section 4.14(c) of the Company Disclosure Letter as jointly owned, the Company exclusively owns all material Company Intellectual Property Rights free and clear of all Liens, other than Permitted Liens (where Permitted Liens include, for the purpose of this sentence only, all licenses, covenants not to assert, releases, agreements not to enforce or prosecute, or other similar immunities granted with respect to Company Intellectual Property Rights to any Person). Other than Company Intellectual Property Rights that are exclusively licensed to the Company, all such material Company Intellectual Property Rights are, and immediately following the Closing will be, fully transferable, alienable and licensable by Verona Surviving LLC, Verona Converted LLC or Parent without restriction and without material payment of any kind to any third Person to the same extent as immediately prior to the Closing. No Governmental Entity or educational institution has, as a result of funding provided by such Governmental Entity or educational institution to the Company or a Company Subsidiary, obtained any material right to any Intellectual Property Rights material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole. For clarity, payment from a Governmental Entity or educational institution to the Company or a Company Subsidiary in consideration for purchase of, non-exclusive license to, or subscription to the Company Products will not be deemed “funding” under this Section 4.14(c).

(d) No Proceedings are pending, and, to the Company’s Knowledge, no Proceeding is threatened against the Company or any Company Subsidiary, alleging that the Company or any Company Subsidiary is infringing, misappropriating, diluting or otherwise violating the Intellectual Property Rights of any Person, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. Except in relation to any Proceedings set forth in Section 4.14 of the Company Disclosure Letter and except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) neither any Company Product (when used by or as authorized by the Company) nor the conduct of the business of the Company or any Company Subsidiary, as conducted at any time on or after May 1, 2019, has infringed, violated, or misappropriated any Intellectual Property Rights of any Person or constituted unfair competition or unfair trade practices, (ii) to the Company’s Knowledge, no Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Company Intellectual Property Rights and (iii) since May 1, 2019, neither the Company nor any Company Subsidiary has instituted or threatened in writing to institute any Proceeding against any Person alleging such Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Company Intellectual Property Rights.

(e) In each case in which the Company or any Company Subsidiary has engaged or hired an employee, consultant or contractor who develops or creates for the Company or any Company Subsidiary any material Technology or Company Product, the Company or such Company Subsidiary has obtained, either by operation of Law or by valid assignment or transfer exclusive ownership of all Intellectual Property Rights in such Technology or Company Product, except where the absence of that assignment or transfer would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. The Company and each Company Subsidiary have taken commercially reasonable actions to maintain (and continue to maintain), as confidential, and to reasonably protect, all Company Trade Secrets, except (i) where Company or a Company Subsidiary has made a reasonable business decision to no longer maintain a particular item of information or Technology as a Trade Secret, or (ii) except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. To the Company’s Knowledge, there has been no unauthorized disclosure or use of, or access to, Company Technology, information or materials that the Company maintains or intended to maintain as a Trade Secret, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(f) Without limiting the generality of Section 4.14(e), each employee of, or consultant or contractor to, the Company or any Company Subsidiary has executed a valid and binding agreement (i) if such individual has developed or created for the Company or any Company Subsidiary any material Technology or Company Product, assigning to the Company or the relevant Company Subsidiary all Intellectual Property Rights (except as limited by applicable Law) created by, or that arise as a result of the work of such employee of, or consultant or contractor to, the Company or any Company Subsidiary, and (ii) requiring such employee, consultant or contractor to maintain as confidential all confidential information and Trade Secrets of the Company (including confidential information or Trade Secrets disclosed to the Company or any Company Subsidiary by a third Person), except in each case as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(g) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary has distributed any Software or database under an Open Source License in a manner that would require any Company Technology (other than Company Technology for which the Company has determined, in its reasonable business judgment, the confidential nature thereof is not material to the Company or its Subsidiaries, taken as a whole) (i) to be disclosed or distributed in Source Code form, (ii) to be licensed for purposes of preparing derivative works or (iii) to be redistributed at no charge. The Company and the Company Subsidiaries are and have been in compliance with all Open Source Licenses to which they are subject, except where a failure to comply would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(h) Section 4.14(h) of the Company Disclosure Letter contains a complete and accurate list of, and the Company has made available to Parent or publicly filed with the SEC prior to the date hereof, true and complete copies of all material Contracts pursuant to which the Company or any Company Subsidiary (i) grants any material license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to any Person under or to any

Company Intellectual Property Rights (other than in the ordinary course of business consistent with past practice), or (ii) is granted any material license, covenant not to assert, release, agreement not to enforce or prosecute, or immunity to or under, any Person’s Intellectual Property Rights (other than in the ordinary course of business consistent with past practice) that, in the case of each of clauses (i) and (ii) above, is, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, and is not a Non-Scheduled License (the foregoing, the “IP Contracts”).

(i) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in (A) the release of any material Source Code or (B) the grant (or requirement to grant) to any Person of any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to or under any Company Intellectual Property Rights. Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, by the terms of any Contracts to which the Company or any Company Subsidiaries is a party (but to which Parent and its affiliates are not) expressly result in the grant (or requirement to grant) to any Person of any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity by or on behalf of Parent or any of its Subsidiaries (other than the Company or a Company Subsidiary) with respect to any Intellectual Property Rights of Parent or any of its Subsidiaries.

Section 4.15. Privacy and Data Protection.

(a) Since May 1, 2019, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company’s and each Company Subsidiary’s receipt, collection, monitoring, maintenance, hosting creation, transmission, use, analysis, disclosure, storage, disposal and security, as the case may be, of Protected Information and, to the Company’s Knowledge, any such activities performed or handled by authorized third parties on the Company’s or a Company Subsidiary’s behalf, have complied with, and (ii) neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in the Company, any Company Subsidiary, Verona Surviving LLC or Verona Converted LLC being in breach or violation of, (A) provisions governing privacy, data protection, or information security matters in any Contracts to which the Company or any Company Subsidiary is a party, (B) applicable Information Privacy and Security Laws, (C) all applicable policies and procedures adopted by the Company or a Company Subsidiary relating to privacy, data protection, or information security with respect to Protected Information, including the Privacy Statements and such policies and procedures relating to access control, vulnerability management, incident response and overall network security and (D) all applicable consents and authorizations that apply to Protected Information that have been obtained by the Company or a Company Subsidiary. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary have all rights, authority, consents and authorizations necessary to receive, access, use and disclose the Protected Information in their possession or under their control in connection with the operation of their business as presently conducted.

(b) Since May 1, 2019, to the Company’s Knowledge, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there has been no (i) data security breach of, unauthorized access to, or malicious disruption of any Company Products or any Company or Company Subsidiary systems, networks or information technology that transmits or maintains Protected Information or other confidential information, or (ii) other incidents involving the unauthorized access, acquisition, use or disclosure of any Protected Information owned, used, hosted, maintained or controlled by or on behalf of the Company or the Company Subsidiaries, including any such unauthorized access, acquisition, use or disclosure of Protected Information that would constitute a breach for which notification by the Company or any Company Subsidiary to individuals or Governmental Entities is required under any applicable Information Privacy and Security Laws or Contracts to which the Company or a Company Subsidiary is a party. To the Company’s Knowledge, since May 1, 2019, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company’s or any Company Subsidiary’s material vendors, suppliers, distributors and subcontractors, have (i) suffered any security breach that resulted in any unauthorized access to or use of any Protected Information, (ii) breached any obligations relating to Protected Information in Contracts with the Company or any Company Subsidiary or (iii) violated any Information Privacy and Security Laws.

(c) The Company maintains and implements a reasonable written information security program covering the Company and each Company Subsidiary designed to (i) identify and address internal and external risks to the security of any confidential information in their possession, including Protected Information, (ii) implement, monitor and improve reasonable administrative, technical and physical safeguards to control these risks and (iii) maintain notification procedures in compliance in all material respects with applicable Information Privacy and Security Laws that require notification to any Person in the case of any breach of security compromising data containing Protected Information. In each of 2020 and 2021, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, the Company has performed a security risk assessment covering the Company and each Company Subsidiary, as applicable, in each case, to the extent required under PCI DSS and used reasonable efforts to address and remediate all critical or high risk threats and deficiencies identified in those security risk assessments.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since May 1, 2019, no Person has, to the Company’s Knowledge as of the date hereof, (i) made any written claim against the Company or a Company Subsidiary or (ii) commenced any Proceeding by or before any Governmental Entity against the Company or a Company Subsidiary, in each case, with respect to (A) any alleged violation of Information Privacy and Security Laws by the Company, any Company Subsidiary or any third party in such third party’s collection, maintenance, storage, use, processing, disclosure, transfer or disposal of Protected Information for the Company or any Company Subsidiary pursuant to a Contract with the Company or any Company Subsidiary or (B) any of the Company’s or a Company Subsidiary’s privacy or data security practices with respect to Protected Information, including any loss, damage or unauthorized access, acquisition, use, disclosure, modification or other misuse of any Protected Information maintained by or on behalf of the Company or the Company Subsidiaries. As of the date hereof, to the Company’s Knowledge, since May 1, 2019, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Person has provided a complaint (written or otherwise) to the Company or a Company Subsidiary, nor, to the Company’s Knowledge, to any third party, regarding the improper disclosure of Protected Health Information (as defined in HIPAA) by the Company or a Company Subsidiary.

(e) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) the Company and the Company Subsidiaries have in place disaster recovery plans, procedures and facilities that satisfy applicable Law and the Company’s and the Company Subsidiaries’ obligations under Contracts with all customers, vendors, suppliers, distributors and subcontractors of the Company, and the Company Subsidiaries, and (ii) the Company and the Company Subsidiaries are in compliance therewith.

(f) To the Company’s Knowledge, no Software included in any Company Product contains any undisclosed disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults, security vulnerabilities or other Software routines that has resulted in (i) any Person accessing without authorization or disabling or erasing any Company Product, (ii) a significant adverse effect on the functionality of any Company Product or (iii) unauthorized acquisition of or access to confidential or proprietary information created, received, maintained or transmitted through any Company Product, except as would not, in the case of (i), (ii), or (iii), reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(g) The Company and its Subsidiaries are in material compliance with the cybersecurity and information safeguarding provisions of the Company Government Contracts, including but not limited to Defense Federal Acquisition Regulation Supplement 252.204-7012.

(h) The Company represents and warrants to the matter set forth on Section 4.15(h) of the Company Disclosure Letter.

Section 4.16. Real Property; Assets.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of all real property owned by the Company or any Company Subsidiary (“Owned Real Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Subsidiary owns good and valid title to the Owned Real Property, free and clear of all Liens, other than Permitted Liens. To the Company’s Knowledge, there is no pending or threatened condemnation proceeding with respect to any of the Owned Real Property.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or occupancy agreement pursuant to which the Company or any Company Subsidiary leases, subleases or occupies any real property (other than Contracts for ordinary course arrangements at “shared workspace” or “coworking space” facilities that are not material) (“Company Leases”) is valid, binding and in full force and effect, subject to the Enforceability Limitations, and no uncured default on the part of the Company or, if applicable, any Company Subsidiary or, to the Company’s Knowledge, the landlord thereunder exists with respect to any Company Lease, and (ii) the Company or a Company Subsidiary has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Company Lease, each real property subject to the Company Leases, free and clear of all Liens, other than Permitted Liens.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Subsidiary has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens.

Section 4.17. Material Contracts.

(a) Except for this Agreement, Section 4.17(a) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of each Contract described in this Section 4.17(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which the Company or any Company Subsidiary is a party or to which any of their respective properties or assets is subject, other than any Company Benefit Plans (all Contracts of the type described in this Section 4.17(a), together with the IP Contracts, whether or not set forth on Section 4.17(a) of the Company Disclosure Letter, being referred to herein as “Material Contracts”):

(i) each Contract that limits in any material respect the freedom of the Company, any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Closing Effective Time) to compete or engage in any line of business or geographic region or with any Person or sell, supply or distribute any product or service or that otherwise has the effect of restricting in any material respect the Company, the Company Subsidiaries or affiliates (including Parent and its affiliates after the Closing Effective Time) from the development, marketing or distribution of products and services, in each case, in any geographic area;

(ii) any material joint venture or limited liability company agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries) or similar Contract;

(iii) each acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making by the Company or any Company Subsidiary of future payments in excess of $5,000,000;

(iv) each Contract that gives any Person the right to acquire any assets of the Company or any Company Subsidiary (excluding ordinary course commitments to purchase goods, products and off-the-shelf Technology) after the date hereof with consideration of more than $2,000,000;

(v) any Contract to put Source Code in escrow with a third Person on behalf of a licensee or contracting party that permits, upon Source Code release, any use beyond internal use for the maintenance and support of Company Products;

(vi) any material settlement or similar Contract with a Governmental Entity, other than those relating to (x) Taxes, or (y) any Company Government Contract where the Governmental Entity acts in its capacity as a customer of the Company or any of its Subsidiaries;

(vii) except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, any settlement or similar Contract restricting in any respect the operations or conduct of the Company or any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Closing Effective Time);

(viii) each Contract pursuant to which the Company or any Company Subsidiary has paid or received payments in excess of $5,000,000 in the fiscal year ended January 28, 2022, or is obligated to pay or entitled to receive payments in excess of $5,000,000 in the 12-month period following the date hereof, in each case, other than (A) Contracts solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries, (B) Contracts with customers, suppliers, vendors, system vendors, resellers, distributors, cloud providers, global service providers, global systems integrators, managed service providers, global technology partners, OEMs or EOEMs of the Company or any of its Subsidiaries, (C) Company Leases, (D) settlement agreements or similar non-executory Contracts and (E) Contracts otherwise described in any other subsection of this Section 4.17(a);

(ix) except where the exercise of any such right or imposition of such limitation has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, each Contract that grants any right of first refusal or right of first offer or that, other than with respect to non-exclusive licenses or other non-exclusive grants of rights to its products and services in, to or under Company Intellectual Property, limits the ability of the Company, any Company Subsidiary or any of its affiliates (including Parent or any of its affiliates after the Closing Effective Time) to own, operate, sell, transfer, pledge or otherwise dispose of any businesses or assets;

(x) each Contract that is (1) a Material Customer Agreement, (2) a Material Supplier Agreement, or (3) a Material Reseller Agreement;

(xi) each Contract in which the Company or any Company Subsidiary has granted any exclusivity rights or “most favored nations” provisions, in each case that are material in any respect to the Company or its affiliates (including Parent or its affiliates after the Closing Effective Time)

(xii) each Contract not otherwise described in any other subsection of this Section 4.17(a) evidencing outstanding Indebtedness for borrowed money (or commitments in respect thereof) of the Company or any Company Subsidiary (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $25,000,000 other than Contracts solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries;

(xiii) each Contract between the Company or any Company Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly owned Company Subsidiary) of the Company or any Company Subsidiary, any beneficial owner, directly or indirectly, of more than 5% of the shares of Company Common Stock or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, excluding any Contract with Dell or its Subsidiaries entered into the ordinary course of business consistent with past practice and that is not material;

(xiv) each of the Company’s or its Subsidiaries’ top 20 Company Leases for fiscal years 2022 and for 2023;

(xv) each Company Government Contract that generated over $5,000,000 in bookings during the last fiscal year; and

(xvi) any Contract not otherwise described in any other subsection of this Section 4.17(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company (other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K of the SEC).

(b) True and complete copies of each Material Contract in effect as of the date hereof have been made available (or will be made available in accordance with Section 4.17(b) of the Company Disclosure Letter) to Parent or publicly filed with the SEC prior to the date hereof (other than purchase orders and statements of work entered into in the ordinary course of business consistent with past practice and which do not contain any material terms not contained in the underlying Material Contract, which purchase orders and statements of work also shall not be required to be individually listed in the Company Disclosure Letter). Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, as of the date hereof, no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiary which is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations and any expiration thereof in accordance with its terms existing as of the date hereof.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Government Contract was legally awarded, (ii) no Company Government Contract or outstanding Company Government Bid is, as of the date hereof, the subject of bid, award, or size protest proceedings, and (iii) neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Company Government Contract. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since May 1, 2019, (A) all material facts set forth or acknowledged by any representations, certifications or statements made or submitted by or on behalf of the Company or any Company Subsidiary in connection with any Company Government Contract or Company Government Bid were true, accurate and complete as of the date of submission and made by an authorized representative of the Company or a Company Subsidiary, and (B) neither any Governmental Entity nor any prime contractor or higher-tier subcontractor has notified the Company or any Company Subsidiary in writing that the Company or any Company Subsidiary has, or is alleged to have, breached or violated in any material respect any Law, representation, certification, disclosure, clause, provision or requirement pertaining to any Company Government Contract. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since May 1, 2019, (I) no costs incurred by the Company or any Company Subsidiary pertaining to any Company Government Contract have been deemed finally disallowed in writing by a Governmental Entity or, to the Company’s Knowledge, proposed for disallowance, and (II) no payment due to the Company or any Company Subsidiary pertaining to any Company Government Contract has been withheld or set off, nor, to the Company’s Knowledge, has any claim been made to withhold or set off any such payment.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since May 1, 2019, (i) none of the Company, any Company Subsidiary or, to the Company’s Knowledge, any of their respective other Principals (as defined in Federal Acquisition Regulation 52.209-5) has been debarred, suspended or excluded, or to the Company’s Knowledge, proposed for debarment, suspension or exclusion, from participation in or the award of Contracts or subcontracts for or with any Governmental Entity or doing business with any Governmental Entity, (ii) none of the Company or any Company Subsidiary has received any written request to show cause, (iii) none of the Company or any Company Subsidiary has been declared nonresponsible or ineligible, or otherwise excluded from participation in the award of any Contract with a Governmental Entity (excluding for this purpose ineligibility to bid on certain Contracts due to generally applicable bidding requirements), (iv) none of the Company or any Company Subsidiary is for any reason listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs, (v) neither the Company nor any Company Subsidiary, nor any of their respective directors or officers, nor to the Company’s Knowledge, any other employee is or has been under administrative, civil or criminal investigation, indictment or information by any Governmental Entity with respect to the award or performance of any Company Government Contract, the subject of any actual or, to the Company’s Knowledge, threatened in writing, “whistleblower” or “qui tam” lawsuit, audit (other than a routine contract audit) or investigation of the Company or any Company Subsidiary with respect to any Company Government Contract, including any material irregularity, misstatement or omission arising thereunder or relating thereto alleged in writing, and, to the Company’s

Knowledge, there is no basis for any such investigation, indictment, lawsuit or audit, and (vi) neither the Company nor any Company Subsidiary has made any (A) voluntary disclosure to any Governmental Entity with respect to any alleged material irregularity, misstatement, omission, fraud or price mischarging, or other violation of Law, arising under or relating to a Company Government Contract or (B) mandatory disclosure, pursuant to Federal Acquisition Regulation 52.203-13 or similar Governmental Entity mandatory reporting requirements, to any Governmental Entity and, to the Company’s Knowledge, there are no facts that would require mandatory disclosure thereunder.

Section 4.18. Environmental Matters. Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) neither the Company nor any Company Subsidiary is in violation of any Environmental Law, (b) none of the properties owned or occupied by the Company or any Company Subsidiary (or which the Company or any Company Subsidiary has a right to occupy) is contaminated with any Hazardous Substance, (c) the Company and the Company Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and the Company and the Company Subsidiaries are in compliance with such permits, licenses and other authorizations, and (d) no Proceeding is pending, or to the Company’s Knowledge, threatened, concerning or relating to the operations of the Company or any Company Subsidiary that seeks to impose, or that is reasonably likely to result in the imposition of, any liability arising under any Environmental Law upon the Company or any Company Subsidiary.

Section 4.19. Customers; Suppliers; Resellers.

(a) Section 4.19(a) of the Company Disclosure Letter sets forth a list of the top 150 customers of the Company and the Company Subsidiaries that have a Contract with the Company or a Company Subsidiary based on total bookings per customer over the last three fiscal years (each, a “Material Customer” and each such contract, a “Material Customer Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Customer that such Material Customer shall not continue as a customer of the Company or any Company Subsidiary or that such Material Customer intends to terminate or not renew existing Contracts with the Company or the Company Subsidiaries, except where such termination or non-renewal has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(b) Section 4.19(b) of the Company Disclosure Letter sets forth a list of the top ten strategic suppliers and vendors of the Company and the Company Subsidiaries for the fiscal year ended January 28, 2022 (each, a “Material Supplier” and each Contract pursuant to which the Company or a Company Subsidiary paid those amounts to the applicable Material Supplier, a “Material Supplier Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Supplier that such Material Supplier shall not continue as a supplier or vendor to the Company or any Company Subsidiary or that such Material Supplier intends to terminate existing Contracts with the Company or the Company Subsidiaries, except where such termination or non-renewal has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(c) Section 4.19(c)(i) of the Company Disclosure Letter sets forth a list of the Company’s top 10 global distributors (based on total variable cost net bookings) and Section 4.19(c)(ii) of the Company Disclosure Letter sets forth a list of the Company’s top 10 global resellers, in each case for the fiscal year ended January 28, 2022 (each, a “Material Reseller” and each Contract with each Material Reseller, a “Material Reseller Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Reseller that such Material Reseller shall not continue as a reseller, distributor, cloud provider, global service provider, global systems integrator, managed servicer provider or global technology partner, as applicable, to the Company or any Company Subsidiary or that such Material Reseller intends to terminate or not renew existing Contracts with the Company or the Company Subsidiaries, except where such termination or non-renewal has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.20. Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all current, insurance policies and insurance Contracts of the Company and the Company Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither the Company nor any Company Subsidiary has received notice of cancellation or termination with respect to any current third-party insurance policies or insurance Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination has been or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.21. Information Supplied. The information relating to the Company and the Company Subsidiaries (including Holdco and Merger Sub 1) to be contained in, or incorporated by reference in, (a) the Form S-4 to be filed with the SEC by Parent in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in connection with the Second Merger (as amended or supplemented from time to time (the “Form S-4”)) will not, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading and (b) the Proxy Statement (or any amendment or supplement thereto) will not, on the date the Proxy Statement is first mailed to the Company Stockholders or at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or on the date of the Company Stockholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.21, no representation or warranty is made by the Company, Holdco or Merger Sub 1 with respect to information or statements made or incorporated by reference in the Form S-4 or the Proxy Statement based upon information supplied by or on behalf of Parent or the Parent Merger Subs.

Section 4.22. Opinion of Financial Advisors. The Company Board of Directors has received the oral opinions of each of Goldman Sachs & Co. LLC (“Goldman Sachs”) and J.P. Morgan Securities LLC (“J.P. Morgan”) (to be confirmed by delivery of written opinions from each of Goldman Sachs and J.P. Morgan dated as of the date hereof), each to the effect that, as of the date of such written opinion, and based upon and subject to the various limitations, qualifications and assumptions set forth in such written opinion, the aggregate Merger Consideration to be paid to the holders of shares of Company Common Stock (other than Parent and its affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders. A written copy of each such opinion will be provided to Parent by the Company promptly following receipt by the Company for informational purposes only.

Section 4.23. State Takeover Statutes; Anti-Takeover Laws. Assuming the accuracy of Parent’s representations and warranties in the second sentence of Section 5.14, the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement, the Voting Agreements and the Transactions, Section 203 of the DGCL and any similar provisions in the Company Governing Documents and any other Takeover Statute. The Company has no rights plan, “poison-pill” or other comparable agreement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

Section 4.24. Related Party Transactions. Except (x) as set forth in the Company SEC Documents filed with the SEC prior to the date hereof, (y) any compensation or other employment arrangements entered into between the Company or any Company Subsidiary, on the one hand, and any director or officer thereof, on the other hand, in the ordinary course of business consistent with past practice and (z) ordinary course commercial Contracts with Dell (and its Subsidiaries), there are no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and (a) any affiliate (including any officer or director) thereof (but not including any wholly owned Subsidiary of the Company), on the other hand, or (b) any beneficial owner, directly or indirectly, of 5% or more of the shares of Company Common Stock, on the other hand.

Section 4.25. Finders and Brokers. Other than Goldman Sachs and J.P. Morgan, neither the Company nor any Company Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon or a result of the consummation of the Transactions. True and complete copies of the engagement letters with each of Goldman Sachs and J.P. Morgan have been made available to Parent’s outside legal counsel prior to the date hereof.

Section 4.26. No Holdco or Merger Sub Activity. Since its date of formation, neither Holdco nor Merger Sub 1 has engaged in any activities other than in connection with this Agreement and the Transactions.

Section 4.27. No Other Representations. In connection with the due diligence investigation of Parent by the Company, the Company, Holdco and Merger Sub 1 received and may continue to receive from Parent certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding Parent, Parent’s Subsidiaries and their respective business and operations. Each of the Company, Holdco and Merger Sub 1 hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which the Company, Holdco and Merger Sub 1 are familiar. Accordingly, except for the representations and warranties contained in Article V and in any certificate delivered by Parent or the Parent Merger Subs to the Company, Holdco or Merger Sub 1 pursuant to this Agreement, each of the Company, Holdco and Merger Sub 1 acknowledges that neither Parent, the Parent Merger Subs nor any Representative of Parent makes, and each of the Company, Holdco and Merger Sub 1 acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or any Subsidiary thereof (including the Parent Merger Subs) or with respect to any other information provided or made available to the Company, Holdco or Merger Sub 1 in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company, Holdco or Merger Sub 1 or to the Company’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article V and in any certificate delivered by Parent or the Parent Merger Subs to the Company, Holdco or Merger Sub 1 pursuant to this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT AND PARENT MERGER SUBS

Except as disclosed in (x) any Parent SEC Documents filed or furnished by Parent with the SEC on or after November 1, 2020 and publicly available prior to the date hereof (including exhibits and other information incorporated by reference therein but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) the applicable section or subsection of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article V for which it is reasonably apparent on its face that such information is relevant to such other section), Parent and the Parent Merger Subs represent and warrant to the Company, Holdco and Merger Sub 1 as set forth below.

Section 5.1. Qualification, Organization, etc. Each of Parent, Merger Sub 2 and Merger Sub 3 is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent, Merger Sub 2 and Merger Sub 3 is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing has not had and would not reasonably be expected to have, individually or in the aggregate (1) a Parent Material Adverse Effect and (2) a material adverse effect on the ability of Parent or the Parent Merger Subs to consummate the Transactions prior to the Outside Date. Parent has filed with the SEC, prior to the date hereof, a complete and accurate copy of the certificate of incorporation and bylaws of Parent as amended to the date hereof (the “Parent Governing Documents”). The Parent Governing Documents are in full force and effect and Parent is not in violation of the Parent Governing Documents.

Section 5.2. Capitalization; Parent Merger Subs.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of 2,900,000,000 shares of Parent Common Stock and 100,000,000 shares of Preferred Stock, par value $0.001 per share (“Parent Preferred Stock”). As of the Capitalization Date (i) (A) 403,817,700 shares of Parent Common Stock were issued and outstanding, (B) no shares of Parent Common Stock were held in Parent’s treasury, (C) 3,737,459 shares of Parent Preferred Stock were issued or outstanding and (D) Parent Equity Awards covering 19,383,892 shares of Parent Common Stock (assuming for this purpose that all applicable performance goals are achieved at the target level) were outstanding. All the outstanding shares of Parent Common Stock are, and all of the shares of Parent Common Stock that may be issued pursuant to the Parent Equity Awards, as amended from time to time, will be, if issued in accordance with the respective terms thereof (to the extent permitted by this Agreement), duly authorized, validly issued, and, along with the shares of Parent Common Stock issuable pursuant to this Agreement, fully paid and nonassessable and free of preemptive rights.

(b) As of the date of this Agreement, except as set forth in Section 5.2(a) and other than (1) issuances of shares of Parent Common Stock pursuant to the exercise or settlement, as applicable, of the Parent Equity Awards or (2) the grant or issuance of Parent Equity Awards since the Capitalization Date: (i) Parent does not have any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which Parent is a party or is otherwise bound obligating Parent to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock of Parent or securities convertible into, exchangeable for or exercisable for, or that correspond to or with a value that is linked to (including any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or any other similar interests), such shares, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment with respect to any shares of capital stock of Parent or securities convertible into, exchangeable for or exercisable for, or that correspond to or with a value that is linked to (including any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or any other similar interests), such shares, or (C) redeem or otherwise acquire any shares of capital stock of Parent. As of the date of this Agreement, there are no outstanding obligations of Parent (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of Parent. As of the date of this Agreement, there are no outstanding obligations of Parent (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, or (4) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock of Parent.

(c) All of the issued and outstanding capital stock or interests of Merger Sub 2 and Merger Sub 3 is owned, directly or indirectly, by Parent. Neither Merger Sub 2 nor Merger Sub 3 has any outstanding options, warrants, rights or any other agreements pursuant to which any Person other than Parent may acquire any equity security or interests of Merger Sub 2 or Merger Sub 3.

Section 5.3. Corporate Authority.

(a) Parent, Merger Sub 2 and Merger Sub 3 have all requisite corporate or similar power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action of Parent, Merger Sub 2 and Merger Sub 3 and no other corporate or company proceedings (pursuant to the Parent Governing Documents or otherwise) on the part of Parent, Merger Sub 2 or Merger Sub 3 are necessary to authorize the consummation of, and to consummate, the Transactions, subject to (i) adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub 2 with respect to the Second Merger and (ii) approval of this Agreement by Parent as the sole member of Merger Sub 3 with respect to the Third Merger.

(b) This Agreement has been duly and validly executed and delivered by Parent, Merger Sub 2 and Merger Sub 3 and, assuming this Agreement constitutes the valid and binding agreement of the Company, Holdco and Merger Sub 1, constitutes the valid and binding agreement of Parent, Merger Sub 2 and Merger Sub 3, enforceable against Parent, Merger Sub 2 and Merger Sub 3 in accordance with its terms, subject to the Enforceability Limitations.

Section 5.4. Governmental Consents; No Violation.

(a) Other than in connection with or in compliance with (i) the DGCL and the DLLCA (including in connection with the filing of the First Certificate of Merger, the Certificate of Conversion, the Second Certificate of Merger and the Third Certificate of Merger), (ii) the filing of the Form S-4 and the Proxy Statement with the SEC and any amendments or supplements thereto, (iii) the Securities Act, (iv) the Exchange Act, (v) the HSR Act and any other requisite clearances or approvals under any other applicable requirements of other Antitrust Laws and (vi) any applicable requirements of NASDAQ and the NYSE, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by Parent and the Parent Merger Subs of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, (1) a Parent Material Adverse Effect or (2) a material adverse effect on the ability of Parent or the Parent Merger Subs to consummate the Transactions prior to the Outside Date.

(b) The execution and delivery by Parent and the Parent Merger Subs of this Agreement do not, and, except as described in Section 5.4(a), the consummation of the Transactions and compliance with the provisions hereof will not, (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Contract binding upon Parent or any Parent Subsidiary or to which any of them is a party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any Parent Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) the Parent Governing Documents or (B) the organizational documents of any Parent Subsidiary or (iii) conflict with or violate any Laws applicable to Parent or any Parent Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii)(B) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, (1) a Parent Material Adverse Effect or (2) a material adverse effect on the ability of Parent or the Parent Merger Subs to consummate the Transactions prior to the Outside Date.

Section 5.5. SEC Reports and Financial Statements.

(a) Since May 1, 2019, Parent has timely filed or furnished all forms, statements, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, documents and reports, the “Parent SEC Documents”). As of their respective filing dates the Parent SEC Documents (including amendments) complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act, the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of NASDAQ, and none of the Parent SEC Documents contained (or, with respect to Parent SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to Parent SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since May 1, 2019, Parent has not received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Parent SEC Documents (including the financial statements included therein) that are not resolved, or as of the date hereof has received any written notice from the SEC or other Governmental Entity that such Parent SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to Parent’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Parent SEC Documents (including the financial statements included therein).

(b) The condensed consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents when filed complied in all material respects with the applicable accounting requirements and complied as to form with the other published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with GAAP applied on a consistent basis during the periods involved (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes).

(c) Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by Parent’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied with the applicable provisions of the Sarbanes-Oxley Act. Neither Parent nor any of its executive officers has received since May 1, 2019 written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d) Neither Parent nor any Parent Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among Parent or any Parent Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Documents.

Section 5.6. Internal Controls and Procedures. Parent has established and maintains, and at all times since May 1, 2019 has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since May 1, 2019, Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and the audit committee of the board of directors of Parent (the material circumstances of which (if any) have been made available to the Company prior to the date hereof) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Since May 1, 2019, neither Parent nor any Parent Subsidiary has received any material, unresolved, complaint, allegation, assertion or claim regarding the impropriety of any accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or their respective internal accounting controls.

Section 5.7. No Undisclosed Liabilities. Neither Parent nor any Parent Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in Parent’s condensed consolidated balance sheet (or the notes thereto) as of January 30, 2022 included in the Parent SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case in the ordinary course of business consistent with past practice since January 30, 2022 (other than any liability for any breaches of Contracts), (c) as expressly required or expressly contemplated by this Agreement and (d) for liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.8. Absence of Certain Changes or Events. From January 30, 2022 through the date hereof, (a) there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (b) except for events giving rise to and the discussion and negotiation of this Agreement, the business of Parent and the Parent Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice.

Section 5.9. Compliance with Law.

(a) Parent and each Parent Subsidiary are and have been since May 1, 2019 in compliance with and not in default under or in violation of any Laws applicable to Parent (including applicable Anti-Corruption Laws, Import Restrictions and Export Controls), such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and the Parent Subsidiaries are and have been since May 1, 2019 in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity or pursuant to any applicable Law necessary for Parent and the Parent Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all Parent Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Parent Permit and none of Parent or any Parent Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Parent Permit.

(c) Parent is in compliance in all material respects with the applicable listing and other rules and regulations of the NASDAQ.

Section 5.10. Litigation; Orders. As of the date hereof, there are no Proceedings pending or, to Parent’s Knowledge, threatened against Parent or any Parent Subsidiary or any of their respective properties, rights or assets by or before any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no orders, judgments or decrees of or settlement agreements with any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.11. Information Supplied. The information relating to Parent and Parent Merger Subs to be contained in, or incorporated by reference in, (a) the Form S-4 will not, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading and (b) the Proxy Statement (or any amendment or supplement thereto) will not, on the date the Proxy Statement is first mailed to the Company Stockholders or at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or on the date of the Company Stockholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing provisions of this Section 5.11, no representation or warranty is made by Parent, Merger Sub 2 or Merger Sub 3 with respect to information or statements made or incorporated by reference in the Form S-4 or the Proxy Statement based upon information supplied by or on behalf of the Company, Holdco or Merger Sub 1.

Section 5.12. Financing.

(a) Parent has delivered to the Company true and complete copies of (i) the executed commitment letter, dated as of the date hereof, among Parent and the financial institutions party thereto including all exhibits, schedules and annexes to such letter in effect as of the execution and delivery of this Agreement and (ii) the executed fee letters related thereto (together, the “Debt Commitment Letter,” and, subject to the last sentence of Section 7.13(c), the provision of funds as set forth therein, the “Financing”) (it being understood that such fee letters have been redacted to remove fees, the rates and amounts in the “market flex”, if any, and other economic terms that would not adversely affect the amount, conditionality, availability or termination of the Financing). As of the execution and delivery of this Agreement, other than the Debt Commitment Letter, there are no side letters or other written agreements, contracts or arrangements that impose conditions or other contingencies related to the funding of the full amount of the Financing. As of the execution and delivery of this Agreement, there are no conditions or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Debt Commitment Letter. The commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect prior to the date of this Agreement. As of the execution and delivery of this Agreement, the Debt Commitment Letter represents (A) a valid, binding and enforceable obligation of Parent and (B) to the Knowledge of Parent, a valid, binding and enforceable obligation of each other party thereto, in the case of each of clauses (A) and (B), except as may be limited by the Enforceability Limitations. As of the execution and delivery of this Agreement, (i) the Debt Commitment Letter has not been amended, restated, supplemented or otherwise modified, or compliance with any of the terms waived and (ii) no commitment under the Debt Commitment Letter has been withdrawn, terminated or rescinded in any respect. Parent or the Parent Subsidiaries have fully paid (or caused to be paid) any and all commitment fees and other amounts that are required to be paid pursuant to the terms of the Debt Commitment Letter on or prior to the execution and delivery of this Agreement, and will fully pay (or cause to be paid) any such amounts due at or before the Closing Effective Time. As of the execution and delivery of this Agreement, no event has occurred, which, with or without notice, lapse of time or both, would reasonably be expected to (x) constitute a breach or default on the part of Parent or, to the Knowledge of Parent, any other party to the Debt Commitment Letter, (y) to the Knowledge of Parent, provide a basis for termination of the Debt Commitment Letter by any other party thereto, of the Debt Commitment Letter, or (z) result in a failure of any condition to the funding of the full amount of the Financing or otherwise result in any portion of the Financing being unavailable at the Closing Effective Time. Assuming satisfaction of the conditions set forth in Article VIII, Parent has no reason to believe that any of the conditions to funding set forth in the Debt Commitment Letter will not be satisfied, nor does Parent have knowledge, as of the execution and delivery of this Agreement, that the Financing will not be made available to Parent on the Closing Date in accordance with the terms of the Debt Commitment Letter.

(b) Assuming the accuracy of the representations and warranties set forth in Article IV and the Company’s, Holdco’s and Merger Sub 1’s compliance with its obligations in this Agreement, the proceeds of the Financing, if funded, together with any available cash of Parent and the Parent Subsidiaries, shall constitute sufficient funds for Parent and the Parent Merger Subs to (i) make all cash payments contemplated to be made by them under this Agreement in connection with the Transactions (including the repayment or prepayment of the obligations under each of the Company Credit Agreements in an amount up to the obligations (other than obligations which, by the terms of the Company Credit Agreements (and any related loan documents), survive termination thereof) outstanding thereunder as of the date hereof plus any additional amounts permitted to be incurred thereunder after the date hereof in accordance with the terms of this Agreement), and (ii) pay all related fees and expenses required to be paid by them on the Closing Date.

Section 5.13. Finders and Brokers. Neither Parent nor any Parent Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission from the Company or any of the Company Subsidiaries in connection with this Agreement or upon consummation of the Transactions based on arrangements made by Parent or a Parent Subsidiary.

Section 5.14. Stock Ownership. Assuming the accuracy of the Company’s representations and warranties set forth in Section 4.23, Parent is not, nor at any time for the past three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor any Parent Subsidiary directly or indirectly owns as of the date hereof, and at all times for the past three years through the date hereof, neither Parent nor any Parent Subsidiary has owned, beneficially or otherwise, any shares of Company Common Stock.

Section 5.15. No Merger Sub Activity. Since its date of formation, neither Merger Sub 1 nor Merger Sub 2 has engaged in any activities other than in connection with this Agreement and the Transactions.

Section 5.16. Certain Tax Matters. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would prevent or impede, or would reasonably be likely to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

Section 5.17. No Other Representation. In connection with the due diligence investigation of the Company by Parent and the Parent Merger Subs, Parent and the Parent Merger Subs have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, the Company Subsidiaries and their respective business and operations. Parent and the Parent Merger Subs hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and the Parent Merger Subs are familiar. Accordingly, except for the representations and warranties contained in Article IV and in any certificate delivered by the Company, Holdco or Merger Sub 1 to Parent or the Parent Merger Subs under this Agreement, each of Parent, Merger Sub 2 and Merger Sub 3 acknowledges that neither the Company, Holdco, Merger Sub 1 nor any Representative of the Company makes, and each of Parent, Merger Sub 2 and Merger Sub 3 acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or any Company Subsidiary (including Holdco and Merger Sub 1) or with respect to any other information provided or made available to Parent or the Parent Merger Subs in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent, the Parent Merger Subs or to Parent’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article IV and in any certificate delivered by the Company, Holdco or Merger Sub 1 to Parent or the Parent Merger Subs under this Agreement.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

PENDING THE TRANSACTIONS

Section 6.1. Conduct of Business by the Company Pending the Closing; Notification of Certain Matters. The Company agrees that between the date hereof and the earlier of the Closing Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, except (I) as set forth in Section 6.1 of the Company Disclosure Letter, (II) as specifically required by this Agreement, (III) as required by applicable Law or (IV) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company (a) shall, and shall cause each Company Subsidiary to, conduct its business in a commercially reasonable manner and in all material respects in the ordinary course of business consistent with past practice and use commercially reasonable efforts to (i) preserve intact its and their present business organizations, goodwill and ongoing businesses and (ii) preserve its and their present relationships with key customers, suppliers, vendors, distributors, licensors, licensees, Governmental Entities, employees and other Persons with whom it and they have material business relations (provided, with this respect to this clause (a), the Company shall be permitted to take in good faith reasonable measures in responding to COVID-19, after written notice to and consultation with Parent) and (b) shall not, and shall not permit any Company Subsidiary to, directly or indirectly:

(i) amend, modify, waive, rescind or otherwise change the Company’s or any Company Significant Subsidiary’s certificate of incorporation, bylaws or equivalent organizational documents or the certificate of incorporation, bylaws or equivalent organizational document of any other Company Subsidiary in any material respect;

(ii) authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary), except for dividends and distributions paid or made by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary in the ordinary course of business consistent with past practice;

(iii) enter into any agreement and arrangement with respect to voting or registration, or file any registration statement with the SEC with respect to any, of its capital stock or other equity interests or any other securities;

(iv) adjust, split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, or redeem, purchase or otherwise acquire any of its capital stock or other equity interests (other than to satisfy applicable Tax withholdings or the exercise price upon the exercise or vesting of any Company Equity Award outstanding as of the date hereof), or issue or authorize the issuance of any of its capital stock or other equity interests or any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests or any rights, warrants or options to acquire any such shares of capital stock or other equity interests, except (x) for any such transaction involving only wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice or (y) for any transaction involving foreign Company Subsidiaries in connection with a de minimis amount of director nominee shares;

(v) issue, deliver, grant, sell, dispose of or encumber, or authorize the issuance, delivery, grant, sale, disposition or encumbrance of, any shares in the capital stock, voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest, or any Company Equity Award, “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Company Equity Award, other than (A) issuances of Company Common Stock in respect of any exercise of Company Options outstanding as of the date hereof or the vesting or settlement of Company Equity Awards outstanding as of the date hereof, in all cases in accordance with their respective terms in effect on the date hereof, (B) the issuances of Company Common Stock pursuant to the terms of the Company ESPP in respect of the Current ESPP Offering Periods and (C) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice;

(vi) except as required by applicable Law or any Company Benefit Plan as in existence as of the date hereof and made available to Parent prior to the date hereof, (A) increase the compensation or benefits payable or to become payable to any of its directors, executive officers or employees; (B) grant to any of its directors, executive officers or employees any rights to severance or termination pay or provide for any increase thereto; (C) pay or award, or commit to pay or award, any bonuses, or change in control, retention, or incentive compensation or benefits to any of its directors, executive officers or employees or provide for any increase thereto; (D) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan, other than offer letters with new hire employees entered into in the ordinary course of business, on terms consistent with past practice that do not violate any other provision of this Section 6.1(b); (E) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan; (F) terminate the employment of any employee at the level of vice president or above, other than for cause; (G) hire any new employees at the level of vice president or above; or (H) provide any funding for any rabbi trust or similar arrangement;

(vii) acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for (x) any acquisitions of, any equity interests in or all or a material portion of the assets of any Person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations or (y) acquisitions of material assets, except for, or with respect to, in each case, (A) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice, (B) with respect to clause (y) only, acquisitions of supplies or equipment in the ordinary course of business consistent with past practice, or (C) with respect to clause (y) only, capital expenditures permitted by Section 6.1(b)(xiv);

(viii) liquidate (completely or partially), dissolve, restructure, recapitalize or effect any other reorganization or similar transaction (including any restructuring, recapitalization, or reorganization between or among any of the Company and the Company Subsidiaries), or adopt any plan or resolution providing for any of the foregoing;

(ix) make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans, advances, or capital contributions solely among the Company and its wholly owned Company Subsidiaries or solely among the Company’s wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice, (B) extensions of credit to customers in the ordinary course of business consistent with past practice, (C) investments in existing portfolio companies consistent with the Company’s venture capital investment practice in an amount not to exceed $10,000,000 in the aggregate and (D) pursuant to mandatory capital contribution obligations of any investment fund or joint venture entity to which the Company or any of its Subsidiaries are parties as of the date hereof (which Contracts providing for such mandatory contribution have been made available to Parent prior to the date hereof), so long as neither the Company nor any Company Subsidiary nor any of their respective Representatives have caused or directed such mandatory capital contribution;

(x) sell, lease, license, assign, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its properties, rights or physical assets (including shares in the capital of the Company Subsidiaries), except (A) sales of products or services in ordinary course commercial transactions consistent with past practice, (B) dispositions of obsolete, damaged, worn-out or surplus equipment or property no longer necessary in the conduct of the business or other immaterial equipment or property, in each case, in the ordinary course of business consistent with past practice, (C) leases or subleases of real property or interests therein not used for the conduct of the Company’s or the Company Subsidiaries’ business, as currently conducted, in each case in the ordinary course of business consistent with past practice, (D) mandatory sales of equity or debt holdings in the Company’s strategic investment portfolio in connection with any exit transactions in which the Company or a Company Subsidiary is a minority investor, (E) non-exclusive licenses or other non-exclusive grants of rights in, to or under Company Intellectual Property in the ordinary course of business consistent with past practice or that would otherwise not materially impact the Company’s or a Company Subsidiary’s rights in Company Intellectual Property Rights and (F) pursuant to transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice;

(xi) allow to lapse, or abandon, including by failure to maintain or pay the required fees in any jurisdiction, any material Company Registered Intellectual Property;

(xii) grant any exclusive license, covenant not to sue, covenant not to assert or release of past claims with respect to Company Intellectual Property;

(xiii) (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract, (B) materially modify, materially amend, extend (other than extensions in the ordinary course of business consistent with past practice with respect to a Material Contract that is not a Specified Contract), renew (other than renewals in the ordinary course of business consistent with past practice with respect to a Material Contract that is not a Specified Contract) or terminate any Material Contract (other than in the ordinary course of business consistent with past practice), (C) waive or release any material rights or claims under any Material Contract or (D) assign any material rights or claims under any Material Contract; provided that, for purposes of this clause (xiii), a “Material Contract” shall be deemed to include, in addition to the categories in the definition of “Material Contract” set forth in Section 4.17(a), any Contract (a) with any customer (including any affiliate thereof), that, on a cumulative basis with all other Contracts with such customer (including any affiliate thereof), represents, or would reasonably be expected to represent, over $10,000,000 in value over the life of such Contract(s) or (b) with any customer (including any affiliate thereof) who has averaged $10,000,000 in annual bookings over the last three fiscal years (any Contract in clause (a) or clause (b), a (“Specified Contract”)); provided, further, that if a

Contract is not, or would not be, a Material Contract but would be a Specified Contract if the references to “over $10,000,000” and “$10,000,000” in the definition thereof were deemed to be references to “between $2,000,000 and $10,000,000,” the Company and its Subsidiaries shall not take any of the foregoing actions in this clause (xiii) without providing Parent with three business days’ prior written notice of such action and without consulting in good faith with Parent during such period and prior to taking such action;

(xiv) make any capital expenditure, enter into agreements or arrangements providing for capital expenditure or otherwise commit to do so, except for (A) capital expenditures not to exceed the amounts set forth in the annual capital budget approved by the Company Board of Directors prior to the date hereof and set forth in Section 6.1(b)(xiv) of the Company Disclosure Letter, or (B) capital expenditures not to exceed $10,000,000 in the aggregate incurred in the ordinary course of business consistent with past practice;

(xv) waive, release, assign, compromise or settle any claim, litigation, investigation or proceeding (for the avoidance of doubt, including with respect to matters in which the Company or any Company Subsidiary is a plaintiff, or in which any of their officers or directors in their capacities as such are parties), other than the compromise or settlement of claims, litigations, investigations or proceedings: that (x) (A) are for an amount (in excess of insurance proceeds) for each such compromise or settlement that is, individually, less than $5,000,000 and for all such compromises or settlements that is, in the aggregate, less than $12,000,000, (B) does not impose any injunctive relief on the Company or any of the Company Subsidiaries (other than insignificant non-monetary restrictions that are customary and ancillary to the monetary relief granted) and does not involve the admission of wrongdoing by the Company, any Company Subsidiary or any of their respective officers, directors or employees, (C) does not provide for the license of any Company Intellectual Property and (D) does not relate to claims, litigations, investigations or proceedings brought by Governmental Entities, other than solely in their capacities as customers of the Company’s or its Subsidiaries’ products and services, or (y) are Tax audits, claims, litigations, investigations, or other proceedings (it being understood such audits, claims, litigations, investigations, or other proceedings are subject to the restrictions contained in clause (xix) below);

(xvi) make any material change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, in each case, except as required by GAAP, International Financial Reporting Standards or other recognized accounting standards or principles in non-U.S. jurisdictions applicable to the Company Subsidiaries or applicable Law;

(xvii) enter into any collective bargaining agreement or any material agreement with any labor organization, works council, trade union, labor association or other employee representative, except as required by applicable Law;

(xviii) implement any plant closings or employee layoffs that do not comply with the Worker Adjustment and Retraining Notification Act of 1988, as amended;

(xix) make, change or revoke any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, amend any material Tax Return, settle or compromise any material liability for Taxes or any Tax audit, claim or other proceeding relating to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), surrender any right to claim a material refund of Taxes, request any material ruling from any Governmental Entity with respect to Taxes, or, except in the ordinary course of business consistent with past practice, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(xx) (A) amend, modify, terminate or waive any rights under the Tax Matters Agreement, or (B) (i) undertake any Restricted Action (as defined in the Tax Matters Agreement) or (ii) any other action that would reasonably be expected to cause the Company or any Company Subsidiary to be liable for Distribution Taxes (as defined in the Tax Matters Agreement) unless the Company shall have received a Supplemental Tax Opinion or Supplemental Ruling (as such terms are defined in the Tax Matters Agreement), in each case of clause (i) and (ii), in form and substance acceptable to Parent in its sole discretion exercised in good faith and to the effect that such action will not result in Distribution Taxes;

(xxi) redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness, or otherwise issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any Indebtedness among the Company and wholly owned Subsidiaries of the Company or among wholly owned Subsidiaries of the Company, in each case made in the ordinary course of business consistent with past practice, (B) guarantees by the Company of Indebtedness (incurred in compliance with this Agreement) of wholly owned Subsidiaries of the Company or guarantees by Subsidiaries of the Company of Indebtedness (incurred in compliance with this Agreement) of the Company or any wholly owned Subsidiary of the Company, in each case made in the ordinary course of business consistent with past practice, and (C) indebtedness for borrowed money not to exceed $50 million in aggregate principal amount incurred in the ordinary course of business consistent with past practice, so long as such indebtedness (x) can be prepaid at par at any time without premium or penalty and (y) is not comprised of debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise);

(xxii) enter into any transactions or Contracts with (A) any affiliate or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC, or (B) any Person who beneficially owns, directly or indirectly, more than 5% of the outstanding shares of Company Common Stock;

(xxiii) cancel any of the Company’s or its Subsidiaries’ material insurance policies or fail to pay the premiums on the Company’s or its Subsidiaries’ material insurance policies, other than any cancellation or termination of such policy in the ordinary course of business consistent with past practice, or fail to maintain such insurance policies in a manner that is consistent with the ordinary course of business consistent with past practice;

(xxiv) (A) acquire any real property or enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) for annual rent payments in excess of $500,000 or for a term that is longer than two years, or (B) materially modify or materially amend or exercise any right to renew any Company Lease or other lease or sublease of real property, or waive any term or condition thereof or grant any consents thereunder, in each case, other than the renewal of, or entry into any new lease in respect of, any Company Lease that is up for renewal or otherwise expiring for annual rent not to exceed 125% of the annual rent under the applicable Company Lease during the immediately preceding annual term;

(xxv) voluntarily terminate, materially modify or waive in any material respect any material right under any material Company Permit;

(xxvi) adopt or otherwise implement any stockholder rights plan, “poison-pill” or other comparable agreement;

(xxvii) take any of the actions set forth in Section 6.1(b)(xxvii) of the Company Disclosure Letter; or

(xxviii) agree or authorize, in writing or otherwise, to take any of the foregoing actions.

(c) Between the date hereof and the earlier of the Closing Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, except as specifically required by this Agreement, neither Holdco nor Merger Sub 1 shall take (and the Company shall cause Holdco and Merger Sub 1 not to take) any actions inconsistent with its status as a limited purpose entity.

(d) The Company shall give prompt written notice to Parent: (i) of any notice or other communication received by the Company or any Company Subsidiary from any Governmental Entity in connection with this Agreement or the Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (ii) of any Proceeding commenced or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiaries or otherwise relating to, involving or affecting the Company or any Company Subsidiaries, in each case in connection with, arising from or otherwise relating to the Transactions, and (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to the Company or any Company Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 6.1(d) shall not cure any breach of any representation or warranty hereunder or otherwise limit the remedies available hereunder to any Party.

Section 6.2. Conduct of Business by Parent Pending the Closing. Parent agrees that between the date hereof and the earlier of the Closing Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, except (v) as set forth in Section 6.2 of the Parent Disclosure Letter, (w) as specifically required by this Agreement, (x) as required by applicable Law, or (y) as consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not:

(a) amend, adopt any amendment or otherwise change (whether by merger, consolidation or otherwise) the Parent Governing Documents in a manner that would adversely affect in any material respect the Company or its stockholders in a manner disproportionate to Parent and its stockholders or in a manner that would adversely affect the ability of any of Parent or Parent Merger Subs to consummate the Transactions;

(b) adopt or enter into a plan of, or any Contract in respect of, complete or partial liquidation, dissolution, amalgamation, consolidation or recapitalization of Parent, other than with respect to the Transactions or any transaction that does not adversely affect the ability of any of Parent or the Parent Merger Subs to consummate the Transactions;

(c) authorize, declare, set aside, make or pay any special cash dividends on its outstanding shares of Parent Common Stock (it being understood, for the avoidance of doubt, that regular, quarterly cash dividends (including any increases to current dividend rates approved by the Parent board of directors in good faith) shall not be restricted);

(d) split, combine, subdivide or reclassify any of its capital stock; or

(e) agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Section 6.3. Go Shop; No Solicitation by the Company.

(a) During the period beginning on the date of this Agreement and continuing until 11:59 p.m. Pacific time on July 5, 2022 (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective Representatives shall have the right to directly or indirectly (i) solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any Acquisition Proposal and any proposal, inquiry or offer that could be reasonably expected to lead to, result in or constitute an Acquisition Proposal, (ii) provide information (including non-public information and data) relating to the Company or any of its Subsidiaries and afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries to any Person and its Representatives (and its financing sources) pursuant to an Acceptable Confidentiality Agreement; provided that the Company also provides Parent, prior to or substantially concurrently with the time such non-public information is provided or made available to such Person or its Representatives or financing sources, any non-public information furnished to such other Person or its Representatives or financing sources that was not previously furnished to Parent and (iii) engage in, enter into, continue or otherwise participate in, any discussions or negotiations with any Persons and their respective Representatives (and financing sources) with respect to any Acquisition Proposals (or inquiries, proposals or offers or other efforts that could lead to any Acquisition Proposals), and cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposals, including granting a waiver, amendment or release under any pre-existing standstill or similar provision to the extent necessary to allow for a confidential Acquisition Proposal to be made to the Company or the Company Board of Directors.

(b) Except as expressly permitted under Section 6.3(a), from and after the date hereof until the earlier of the Closing Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, the Company agrees that it shall not, and the Company shall cause the Company’s Subsidiaries not to, and the Company shall cause its and their other respective Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or facilitate (including by way of providing non-public information) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitutes or could be reasonably expected to lead to an Acquisition Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any nonpublic information relating to the Company or any Company Subsidiary in connection with an Acquisition Proposal, other than to state that the Company and their Representatives are prohibited hereunder from engaging in any such discussions or negotiations, (iii) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any Acquisition Proposal, (iv) withdraw, change, amend, modify or qualify, or otherwise publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, (v) if an Acquisition Proposal has been publicly disclosed, fail to publicly recommend against any such Acquisition Proposal within 10 business days after Parent’s written request that the Company do so (or subsequently withdraw, change, amend, modify or qualify (or publicly propose to do so), in a manner adverse to Parent, such rejection of such Acquisition Proposal) and reaffirm the Company Board Recommendation within such 10 business day period (or, with respect to any Acquisition Proposals or material amendments, revisions or changes to the terms of any such previously publicly disclosed Acquisition Proposal that are publicly disclosed within the last 10 business days prior to the then-scheduled Company Stockholders’ Meeting, fail to take the actions referred to in this clause (v), with references to the applicable 10 business day period being replaced with three business days), (vi) fail to include the Company Board Recommendation in the Proxy Statement, (vii) approve or authorize, or cause or permit the Company or any Company Subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document relating to, or any other agreement or commitment providing for, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.3) (a “Company Acquisition Agreement”) or (viii) commit or agree to do any of the foregoing (any act described in clauses (iii), (iv), (v), (vi), (vii) and (viii) (to the extent related to the foregoing clauses (iii), (iv), (v), (vi) or (vii)), a “Change of Recommendation”). The Company shall, and the Company shall cause the Company’s Subsidiaries to, and the Company shall cause its and their other respective Representatives to, immediately following the No-Shop Period Start Date cease any and all existing solicitation, discussions or negotiations with any Persons (or provision of any nonpublic information to any Persons) with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. Promptly following the No-Shop Period Start Date (and in any event within three business days following the No-Shop Period Start Date), the Company shall (A) request in writing that each Person (other than Parent) that has executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal within three years prior to the No-Shop Period Start Date promptly destroy or return to the Company all nonpublic information furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of such confidentiality agreement, and (B) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by any such Person and its Representatives. From and after the No-Shop Period Start Date, the Company shall enforce, and not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement; provided that, if the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel that the failure to waive a particular standstill provision, or other provision with similar effect, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, the Company may, without the prior written consent of Parent but with written notice to Parent, waive such standstill provision, or other provision with similar effect, solely to the extent necessary to permit the applicable Person (if it has not been solicited in breach of this Section 6.3(b)) to make, on a confidential basis to the Company Board of Directors, an Acquisition Proposal, conditioned upon such Person agreeing to disclosure of such Acquisition Proposal to Parent, in each case as contemplated by this Section 6.3. For purposes of this Section 6.3, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiary or any of their Representatives. For the avoidance of doubt, any violation of the restrictions set forth in this Section 6.3 by the Company Board of Directors (including any committee thereof), by any of the Company’s officers, by any of the Company’s Subsidiaries or by any of their respective Representatives shall be a breach of this Section 6.3 by the Company. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, any notices required to be made to Parent pursuant to this Section 6.3 shall not, in and of themselves, be deemed to be a Change of Recommendation so long as such notices are delivered privately to Parent, except if any such notice would constitute a Change of Recommendation pursuant to the definition thereof.

(c) Notwithstanding the limitations set forth in Section 6.3(b), if from and following the No-Shop Period Start Date and prior to obtaining the Company Stockholder Approval the Company receives a bona fide written Acquisition Proposal that did not result from a breach (other than a de minimis and unintentional breach) of Section 6.3(b), (x) the Company and such Representatives may contact the third party making such Acquisition Proposal solely to inform such Person of the existence of the provisions in this Section 6.3 or (y) if the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal, then the Company may take the following actions: (x) furnish nonpublic information with respect to the Company to the Person making such Acquisition Proposal (and its Representatives (and its debt financing sources)), if, and only if, prior to so furnishing such nonpublic information, the Company receives from such Person an executed Acceptable Confidentiality Agreement and the Company also provides Parent, prior to or substantially concurrently with the time such information is provided or made available to such Person or its Representatives, any non-public information furnished to such other Person or its Representatives that was not previously furnished to Parent, and (y) engage in discussions or negotiations with such Person (and its Representatives (and its financing sources)) with respect to such Acquisition Proposal.

(d) The Company shall promptly (and in any event within 24 hours) notify Parent of any receipt by any director or officer of the Company or by any of the Company’s Subsidiaries, or its or their respective Representatives, of any Acquisition Proposal or any proposals or inquiries that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry or request for nonpublic information relating to the Company or any Company Subsidiary by any Person who has made or could reasonably be expected to make an Acquisition Proposal; provided that notwithstanding the foregoing, between the date hereof and the No-Shop Period Start Date, the Company shall only be required to notify Parent of any receipt by any director or officer of the Company or by any of the Company’s Subsidiaries, or its or their respective Representatives, of any Acquisition Proposal. Such notice shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request, including unredacted copies of all written requests, proposals or offers, including proposed agreements received by the Company relating to such Acquisition Proposal or, if such Acquisition Proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof. Without limiting the Company’s other obligations under this Section 6.3, the Company shall keep Parent reasonably informed on a prompt and timely basis of the status and material terms, including any material amendments or proposed amendments to such material terms (with any amendments or proposed amendments to economic terms being deemed material for this purpose) of any such Acquisition Proposal or potential Acquisition Proposal and keep Parent reasonably informed on a prompt and timely basis as to the nature of any information requested of the Company with respect thereto. Without limiting the Company’s other obligations under this Section 6.3, the Company shall promptly provide (and in any event within the earlier of (i) 48 hours and (ii) one business day) to Parent any material nonpublic information concerning the Company provided to any other Person in connection with any Acquisition Proposal that was not previously provided to Parent. Without limiting the foregoing, the Company shall promptly (and in any event within 24 hours after such determination) inform Parent in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.3(c). Unless this Agreement has been validly terminated pursuant to Section 9.1, the Company shall not take any action to exempt any Person other than Parent or the Parent Merger Subs from the restrictions on “business combinations” contained in any applicable Takeover Statute or in the Company Governing Documents, or otherwise cause such restrictions not to apply (other than actions consistent with actions taken in connection with the Voting Agreements prior to the approval of any Transactions). The Company agrees that it will not, directly or indirectly, enter into any agreement with any Person which directly or indirectly prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 6.3(d).

(e) Notwithstanding anything in this Section 6.3 to the contrary, but subject to Section 6.3(f), at any time prior to obtaining the Company Stockholder Approval, the Company Board of Directors may (i) make a Change of Recommendation (only of the type contemplated by Section 6.3(b)(iv), Section 6.3(b)(vi) or Section 6.3(b)(viii) (to the extent related to Section 6.3(b)(iv) or Section 6.3(b)(vi))) in response to an Intervening Event if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law or (ii) make a Change of

Recommendation and cause the Company to terminate this Agreement pursuant to and in accordance with Section 9.1(g) in order to enter into a definitive agreement providing for an Acquisition Proposal (that did not result from a breach (other than a de minimis and unintentional breach) of Section 6.3(b)), which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors is a Superior Proposal, but only if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; provided that, notwithstanding anything to the contrary herein, neither the Company nor any Company Subsidiary shall enter into any Company Acquisition Agreement unless this Agreement has been validly terminated in accordance with Section 9.1(g). “Intervening Event” means any event, change or development first occurring or arising after the date hereof that is material to the Company and the Company Subsidiaries (taken as a whole) and was not known by or reasonably foreseeable to the Company Board of Directors as of the date hereof (or if known, the material consequences of which were not known or reasonably foreseeable to the Company Board of Directors as of the date of this Agreement); provided, however, that in no event shall the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof or (B) changes in the market price or trading volume of the Company Common Stock or Parent Common Stock or any other securities of the Company, Parent or their respective Subsidiaries, or any change in credit rating or the fact that the Company meets or exceeds internal or published estimates, projections, forecasts or predictions for any period (it being understood that the facts or occurrences giving rise or contributing to such changes may be taken into account to the extent not otherwise excluded).

(f) Prior to the Company taking any action permitted (i) under Section 6.3(e)(i), the Company shall provide Parent with four business days’ prior written notice advising Parent it intends to effect a Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and during such four business day period, the Company shall cause its Representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Change of Recommendation and at the end of such four business day period the Company Board of Directors again makes all of the required determinations under Section 6.3(e)(i) (after in good faith taking into account any amendments proposed by Parent) or (ii) under Section 6.3(e)(ii), the Company shall provide Parent with four business days’ prior written notice advising Parent that the Company Board of Directors intends to take such action and specifying the material terms and conditions of the Acquisition Proposal, including a copy of any proposed definitive documentation, and during such four business day period, the Company shall cause its Representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and at the end of such four business day period the Company Board of Directors again makes all of the required determinations under Section 6.3(e)(ii) (after in good faith taking into account the amendments proposed by Parent). With respect to Section 6.3(f)(ii), if there are any material amendments, revisions or changes to the terms of any such Superior Proposal (including any revision to the amount, form or mix of consideration the Company Stockholders would receive as a result of the Superior Proposal), the Company shall comply again with Section 6.3(f)(ii) with references to the applicable four business day period being replaced by two business days.

(g) Nothing in this Agreement shall prohibit the Company or the Company Board of Directors from (i) disclosing to the Company Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed Acquisition Proposal, (iii) making any factually accurate public statement that solely describes the Company’s receipt of an Acquisition Proposal, the terms thereof and the identity of the person making such Acquisition Proposal, and the operation of this Agreement with respect thereto or (iv) making any disclosure to the stockholders of the Company, if the Company Board of Directors determines in good faith (after consultation with the Company’s outside legal counsel) that the failure to so disclose would be reasonably likely to constitute a breach of the fiduciary duties of the Company Board of Directors under applicable Law; provided that, in each case, any such disclosure also includes an express reaffirmation of the Company Board Recommendation. For the avoidance of doubt, this Section 6.3(g) shall not permit the Company Board of Directors to make (or otherwise modify the definition of) a Change of Recommendation except to the extent expressly permitted by Section 6.3(e) and Section 6.3(f).

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1. Access; Confidentiality; Notice of Certain Events.

(a) From the date hereof until the earlier of the Closing Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, to the extent permitted by applicable Law, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and Parent’s Representatives reasonable access during normal business hours and upon reasonable advance notice to the Company’s and the Company Subsidiaries’ offices, properties, Contracts, personnel, books and records (so long as any such access does not unreasonably interfere with the Company’s business) and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish as promptly as practicable to Parent all information (financial or otherwise) concerning its business, properties, offices, Contracts and personnel as Parent may reasonably request (including information for purposes of transition and integration planning). Notwithstanding the foregoing, the Company shall not be required by this Section 7.1 to provide Parent or Parent’s Representatives with access to or to disclose information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party entered into prior to the date hereof (provided, however, that the Company shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure or, if unable to do so, to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such consent requirement), (ii) the disclosure of which would be reasonably likely to violate applicable Law (provided, however, that the Company shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law) or (iii) the disclosure of which would be reasonably likely to cause the loss of any attorney -client, attorney work product or other legal privilege (provided, however, that the Company shall use its reasonable best efforts to allow for such disclosure to the maximum extent that does not jeopardize such attorney-client, attorney work product or other legal privilege); provided, however, that such access and information shall be disclosed or granted, as applicable, to counsel for Parent to the extent reasonably required for the purpose of obtaining required approvals or consents, or making filings or providing notices, subject to prior execution of a common interest or joint defense agreement in customary form. Parent and the Company will cooperate to minimize to the extent reasonably practicable any unnecessary disruption to the businesses of the Company and the Company Subsidiaries that may result from the requests for access, data and information hereunder. Any access to any properties or facilities of the Company or any Company Subsidiary shall be subject to the Company’s reasonable security measures and shall not include the right to perform any “invasive” testing or soil, air or groundwater sampling, including, without limitation, any Phase I or Phase II environmental assessments.

(b) Each of the Company and Parent will hold, and will cause its Representatives and Subsidiaries to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

(c) Promptly following the date hereof, Parent and the Company shall establish a transition and integration planning team (the “Integration Committee”), comprised of (i) one or both of the Chief Executive Officer and Chief Financial Officer of Parent, (ii) one or two other senior executives of Parent designated by the Chief Executive Officer of Parent, (iii) one or both of the Chief Executive Officer and Chief Financial Officer of the Company and (iv) one or two other senior executives of the Company designated by the Chief Executive Officer of the Company. The chair of the Integration Committee will be the Chief Executive Officer of Parent or such other Person as designated by the Chief Executive Officer of Parent. Subject to applicable Law, the Integration Committee shall discuss and plan for a transition and integration planning process concerning the combination of the operations of Parent, the Company and their respective Subsidiaries after the Closing (the “Integration Plan”), and shall meet from time to time, as reasonably requested by the Chief Executive Officer of Parent. Notwithstanding anything in this Section 7.1(c) to the contrary and without limiting any of the obligations of the Company or any Company Subsidiary contained elsewhere in this Agreement, prior to the Closing Effective Time, none of the Company nor any of the Company Subsidiaries shall be obligated to take any action, or to refrain from taking any action, as a result of any of the discussions or meetings of the Integration Committee or otherwise in connection with the Integration Plan or otherwise, unless such actions are contingent upon the occurrence of the Closing.

(d) In connection with the evaluation of strategic transactions involving any assets, properties or businesses of Holdco, the Company or any Subsidiary or business of the foregoing that Parent may undertake, Parent shall be permitted to provide, with prior notice to the Company, information about such assets, properties or businesses to potential counterparties thereof (and their Representatives) so long as (i) such potential counterparties are subject to a customary nondisclosure agreement with Parent (to which the Company is an express third party beneficiary) and (ii) promptly following the termination of this Agreement in accordance with its terms, Parent shall request in writing that each such potential counterparty promptly destroy or return to the Company all nonpublic information of the Company furnished pursuant to such nondisclosure agreement.

Section 7.2. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions as promptly as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations (collectively, “Approvals”) necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transactions as promptly as practicable after the date hereof, and (ii) taking all steps as may be necessary, subject to the limitations in this Section 7.2, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals as promptly as practicable after the date hereof.

(b) In furtherance and not in limitation of the obligations in Section 7.2(a), each Party agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within 10 business days after the execution of this Agreement (unless a later date is mutually agreed between the Parties), and to supply as promptly as practicable and advisable any additional information and documentary materials that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and (ii) make all other necessary filings (including with respect to the European Commission, a draft notification) as promptly as practicable after the date hereof, and to supply as promptly as practicable and advisable any additional information and documentary materials that may be requested under any Antitrust Laws. Parent shall bear all filing fees for the filings required under any Antitrust Law; provided that, for the avoidance of doubt, the Company and Parent shall each bear its own advisor and other fees incurred in connection with any applications and filings required under applicable Antitrust Laws.

(c) In furtherance and not in limitation of the obligations in Section 7.2(a), each of Parent and the Company agrees to (and shall cause its respective Subsidiaries to) use its reasonable best efforts, and agrees to take (and shall cause its respective Subsidiaries to take), any and all actions to avoid and, if necessary, eliminate, each and every impediment under any Antitrust Law that may be asserted by any Governmental Entity, so as to enable the Closing to occur no later than the Outside Date, including: (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of Parent’s, the Company’s or any of their respective Subsidiaries’ assets, properties or businesses, and the entry into such other arrangements, or undertaking other structural or conduct relief or behavioral remedies in each case, as are necessary to obtain an Approval under any Antitrust Law (collectively, the “Regulatory Actions”) and (ii) the defense through litigation on the merits of any claim asserted in any Proceeding by any Person (including any Governmental Entity) seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions and in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any Proceeding that would make consummation of the Transactions unlawful or that would otherwise prevent or delay consummation of the Transactions, using reasonable best efforts to vacate, modify or suspend such injunction or order; provided, however, that nothing in this Section 7.2 or otherwise in this Agreement shall require Parent or its Subsidiaries or affiliates to (and the Company and its Subsidiaries shall not, without Parent’s prior written consent) offer, propose, negotiate, commit or agree to, take or effect any (1) Regulatory Action (A) that would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries (including Verona Surviving LLC, Verona Converted LLC and their respective Subsidiaries), taken as a whole after giving effect to the Transactions, but, in each case, measured on a scale relative to the size of the Company and its Subsidiaries, taken as a whole, prior to the Transactions or (B) that involves or relates to any sales, divestitures or dispositions of any assets, products or businesses of the semiconductor solutions segment of Parent or its Subsidiaries or of any other assets, products or businesses of Parent or any of its Subsidiaries that are not part of the Broadcom Software Group or (2) provision (in any consent decree or otherwise) requiring the prior approval of a Governmental Entity, unless such provision is required by the FTC or the DOJ in order to obtain the clearance of the Transactions under the HSR Act and applies solely to future transactions to acquire businesses primarily selling products in the same product markets as the products that Parent was required to, and agreed to, sell, divest or dispose pursuant to this Section 7.2(c); provided, further, that nothing in this Section 7.2 or otherwise in this Agreement shall require Parent or its Subsidiaries or affiliates to commit to or effect any action or agreement that is not conditioned upon the consummation of the Transactions.

(d) The Company and its Subsidiaries shall not, without Parent’s prior written consent, offer, propose, negotiate, take or commit to take any action that limits Parent’s (or any of its Subsidiaries’) freedom of action with respect to, or Parent’s (or any of its Subsidiaries’) ability to retain any of the businesses, product lines or assets of, the Company or its Subsidiaries or otherwise receive the full benefits of this Agreement in connection with seeking Approvals under applicable Antitrust Laws.

(e) Each of Parent and the Company shall, in connection with and without limiting the efforts referenced in this Section 7.2 to obtain all Approvals for the Transactions under the HSR Act or any other Antitrust Law, (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other Party, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, by promptly providing copies to the other Party of any such written communications, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity, or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or other applicable Governmental Entity or other Person, give the other Party the opportunity to attend and participate in any meetings, substantive telephone calls or conferences with the DOJ, the FTC or other Governmental Entity or other Person; provided, however, that materials required to be provided pursuant to the foregoing clauses (i)-(iii) may be redacted (A) to remove references concerning the valuation of Parent, Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements existing as of the date hereof and (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.2(e) as “Antitrust Counsel Only Material.” Notwithstanding anything in this Agreement to the contrary (but without limiting Parent’s obligation to use reasonable best efforts to take all steps as may be necessary, subject to the limitations in this Section 7.2, to obtain all required Approvals), Parent will control the ultimate strategy and timing for securing approvals and expiration of relevant waiting periods under the Antitrust Laws, taking into account in good faith any comments of the Company or its Representatives relating to such strategy.

(f) In connection with and without limiting the foregoing, following request of Parent, the Company shall give any notices to third parties required under Contracts, and the Company shall use, and cause each of the Company Subsidiaries to use, its reasonable best efforts to obtain any third party consents to any Contracts that are necessary, proper or advisable to consummate the Transactions; provided that each of the parties acknowledges and agrees that obtaining any such consent or approval shall not, in and of itself, be a condition to the consummation of the Transactions. Notwithstanding anything to the contrary herein, none of Parent, the Company or any of their respective Subsidiaries shall be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain such third party consents (except, in the case of the Company, if requested by Parent and either (a) reimbursed or indemnified by Parent or (b) subject to the occurrence of the Closing Effective Time).

(g) Each of the Parties hereto agrees that, from the date of this Agreement until the earlier of the Closing Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 9.1, it shall not, and shall ensure that none of its Subsidiaries shall, consummate, enter into any agreement providing for, or announce, any investment, acquisition, divestiture, merger or other business combination that would reasonably be expected to materially delay or prevent the consummation of the Transactions.

Section 7.3. Publicity. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue or cause the publication of any press release or other public announcement or disclosure with respect to the Transactions or this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of such press release or other public announcement or disclosure with respect to the Transactions or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement or disclosure in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that (a) neither Party shall be required by this Section 7.3 to provide any such review or comment to the other in connection with the Company’s receipt of (and the existence of) an Acquisition Proposal or a Change of Recommendation and matters directly related thereto and (b) the Parties shall not be required by this Section 7.3 to provide any such review or comment to the other Party to the extent that such release, announcement or disclosure relates to any dispute between the Parties relating to this Agreement; provided, further, that each Party and their respective Subsidiaries and Representatives may make statements that are consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 7.3.

Section 7.4. D&O Insurance and Indemnification.

(a) For six years from and after the Closing Effective Time, Verona Converted LLC shall, and Parent shall cause Verona Converted LLC to, indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs (including reasonable attorneys’ fees) and expenses (including advancing costs (including reasonable attorneys’ fees) and expenses prior to the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law and the Company Governing Documents; provided that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, nonappealable judgment that such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding, whether civil, criminal, administrative or investigative process, in respect of acts or omissions occurring or alleged to have occurred at or prior to the Closing Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions), whether asserted or claimed prior to, at or after the Closing Effective Time, in connection with such Persons serving or having served as an officer, director, employee or agent of another corporation or of a limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity if such service was at the request of the Company, to the fullest extent permitted by applicable Law and the Company Governing Documents or the organizational documents of the applicable Company Subsidiary (as applicable) or any indemnification agreements with such Persons in existence on the date of this Agreement and provided to Parent prior to the date of this Agreement. The Parties agree that the foregoing rights to indemnification and advancement shall also apply with respect to any action to enforce this provision and that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Closing Effective Time, whether asserted or claimed prior to, at or after the Closing Effective Time, now existing in favor of the Indemnified Parties as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) or in any indemnification agreement in existence on the date of this Agreement and provided to Parent prior to the date of this Agreement shall survive the Transactions and shall continue in full force and effect in accordance with the terms thereof. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies Verona Converted LLC on or prior to the sixth anniversary of the Closing Effective Time of a matter in respect of which such Person intends in good faith to seek indemnification pursuant to this Section 7.4, the provisions of this Section 7.4 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(b) For six years after the Closing Effective Time, Parent shall cause to be maintained in effect the provisions in (i) the Company Governing Documents and (ii) any indemnification agreement of the Company or a Company Subsidiary with any Indemnified Party in existence on the date of this Agreement and provided to Parent prior to the date of this Agreement, except to the extent that such agreement provides for an earlier termination, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date hereof, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Closing Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions).

(c) At or prior to the Closing Effective Time, the Company shall purchase a six-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising at or prior to the Closing Effective Time; provided, however, that the Company shall not commit or spend on such “tail” policy, in the aggregate, more than 300% of the last aggregate annual premium paid by the Company prior to the date hereof for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if the cost of such “tail” policy would otherwise exceed the Base Amount, the Company shall be permitted to purchase as much coverage as reasonably practicable for the Base Amount.

(d) In the event Parent or Verona Converted LLC or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent or Verona Converted LLC, as the case may be, shall assume the obligations set forth in this Section 7.4. The rights and obligations under this Section 7.4 shall survive consummation of the Transactions and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The Parties acknowledge and agree that the Indemnified Parties shall be third party beneficiaries of this Section 7.4, each of whom may enforce the provisions thereof.

Section 7.5. Takeover Statutes. The Company shall use its reasonable best efforts (a) to take all actions necessary so that no Takeover Statute is or becomes applicable to this Agreement, any of the Voting Agreements or any of the Transactions, and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Transactions and the transactions contemplated by the Voting Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement, the Voting Agreements and otherwise to eliminate or minimize the effect of such Takeover Statute on this Agreement, any of the Voting Agreements and the Transactions. No Change of Recommendation shall change, or be deemed to change, or permit the Company or the Company Board of Directors to change, in any manner or respect the approval of the Company Board of Directors for purposes of causing any Takeover Statute to be inapplicable to this Agreement, the Voting Agreements or any of the Transactions.

Section 7.6. Obligations of Parent and the Company. Parent shall take all action necessary to cause the Parent Merger Subs to perform their respective obligations under this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement. The Company shall take all action necessary to cause Holdco and Merger Sub 1 to perform their respective obligations under this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement.

Section 7.7. Employee Matters.

(a) Parent shall, or shall cause its Subsidiaries (including Verona Surviving LLC, Verona Converted LLC and their respective Subsidiaries) to, assume, honor and fulfill all of the Company Benefit Plans in accordance with their terms as in effect immediately prior to the date hereof or as subsequently amended if and as permitted pursuant to the terms of such Company Benefit Plans and this Agreement. Effective as of the Closing Effective Time and for a period of 12 months thereafter, Parent shall provide, or shall cause Verona Surviving LLC or Verona Converted LLC to provide, to each employee of the Company or any Company Subsidiary who continues to be employed by Parent, Verona Surviving LLC, Verona Converted LLC or any Subsidiary thereof (the “Continuing Employees”), (i) at least the same wage rate or base salary as in effect for such Continuing Employee immediately prior to the Closing Effective Time, (ii) target incentive compensation opportunities (including cash and equity compensation) and health and welfare benefits (excluding severance) that are no less favorable, in the aggregate, than as in effect for such Continuing Employee immediately prior to the Closing Effective Time, and (iii) severance benefits that are no less favorable than the severance benefits for which such Continuing Employee was eligible under the Company Benefit Plans in effect as of the date of this Agreement as set forth on Section 7.7(a) of the Company Disclosure Letter.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries (including Verona Surviving LLC, Verona Converted LLC and their respective Subsidiaries) providing benefits to any Continuing Employees after the Closing Effective Time (the “New Plans”), each Continuing Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Closing Effective Time (including, for avoidance of doubt, any service credit provided by the Company or its Subsidiaries to such Continuing Employee in connection with acquisitions occurring prior to the Closing Effective Time); provided that the foregoing shall not apply with respect to eligibility to participate or benefit accrual under any defined benefit pension plan or any postemployment health or welfare plan or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent that coverage under such New Plan is of the same type as the Company Benefit Plan in which such Continuing Employee participated immediately before the Closing Effective Time (such plans, collectively, the “Old Plans”), and (ii) (A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent or its applicable Subsidiary (including Verona Surviving LLC, Verona Converted LLC and their respective Subsidiaries) shall use its commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents and (B) Parent and its applicable Subsidiary (including Verona Surviving LLC, Verona Converted LLC and their respective Subsidiaries) shall use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) If, at least 20 business days prior to the Closing Effective Time, Parent provides written notice to the Company directing the Company to terminate its 401(k) plan(s), the Company shall terminate any and all 401(k) plans effective as of the day immediately preceding the day on which the Closing Effective Time occurs (the “401(k) Termination Date”). In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence reasonably satisfactory to Parent that such 401(k) plan(s) have been terminated pursuant to resolution of the Company’s Board of Directors at least two business days prior to the day on which the Closing Effective Time occurs; provided that prior to terminating the Company’s 401(k) plan, the Company shall provide Parent with the form and substance of any applicable resolutions for review (and the Company shall consider any of Parent’s comments in good faith). If the Company 401(k) plan is terminated pursuant to this Section 7.7(a), then as soon as practicable following the 401(k) Termination Date, Parent shall permit all Continuing Employees who were eligible to participate in the Company 401(k) plan immediately prior to the 401(k) Termination Date to participate in Parent’s 401(k) plan, and shall permit each such Continuing Employee to elect to transfer his or her account balance when distributed from the terminated Company 401(k) plan, including any outstanding participant loans, to Parent’s 401(k) plan.

(d) Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent or any affiliate of Parent (including Verona Surviving LLC, Verona Converted LLC and their respective Subsidiaries), or shall interfere with or restrict in any way the rights of Parent or any affiliate of Parent (including Verona Surviving LLC, Verona Converted LLC and their respective Subsidiaries), which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Company or any affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee, or any collective bargaining agreement or similar labor agreement with any labor organization, work council or trade union covering such Continuing Employee. Notwithstanding any other provision in this Agreement to the contrary, nothing in this Section 7.7 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of Parent or Parent Merger Subs, and (ii) create any third party rights in any current or former employee or other service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

Section 7.8. Rule 16b-3. Prior to the Closing Effective Time, Parent, Holdco and the Company shall take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company Common Stock (including derivative securities) or Holdco Common Stock (including derivative securities) or acquisitions of Holdco Common Stock (including derivative securities) or Parent Common Stock (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of Parent or the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, Holdco or the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.9. Stockholder Litigation. The Company shall provide Parent prompt notice of any litigation brought by any stockholder of the Company or purported stockholder of the Company against the Company, any of its Subsidiaries and any of their respective directors or officers relating to the Transactions or this Agreement, and shall keep Parent informed on a prompt and timely basis with respect to the status thereof. The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation and reasonably cooperate with Parent in conducting the defense or settlement of such litigation, and no such settlement shall be agreed without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed, except that Parent may, in its sole discretion, withhold such consent to any settlement which does not include a full release of Parent and its affiliates (including Verona Surviving LLC, Verona Converted LLC and their respective Subsidiaries) with respect to all liabilities, causes of action and claims arising out of, or related to, the claims asserted in such litigation or which imposes an injunction or other equitable relief after the Closing Effective Time upon Parent or any of its respective affiliates (including Verona Surviving LLC, Verona Converted LLC and their respective Subsidiaries). In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 7.9 and Section 6.1, or Section 7.2, the provisions of this Section 7.9 shall control.

Section 7.10. Delisting. Each of the Parties agrees to use commercially reasonable efforts and cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until at or after the Closing Effective Time.

Section 7.11. Director Resignations. Prior to the Closing, the Company and Holdco shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company and Holdco in office as of immediately prior to the Closing Effective Time and effective upon the Closing Effective Time, and the Company and Holdco shall reasonably cooperate with Parent in preparing for the replacement, upon the Closing Effective Time, of directors and officers of the Company Subsidiaries with those Persons designated by Parent.

Section 7.12. Form S-4; Proxy Statement; Company Stockholders’ Meeting.

(a) (i) As promptly as reasonably practicable after the execution of this Agreement, the Company (with Parent’s reasonable cooperation) shall prepare and file with the SEC the Proxy Statement and (ii) as promptly as reasonably practicable after the execution of this Agreement, Parent (with the Company’s reasonable cooperation) shall prepare and file with the SEC a registration statement on Form S-4, in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Stock to be issued connection with the Second Merger. Subject to Section 6.3(e), the Company and the Board of Directors shall include the Company Board Recommendation in the Proxy Statement. Each of Parent and the Company shall use its reasonable best efforts to (A) cause the Form S-4 and the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC, (B) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments from the SEC), and, prior to the effective date of the Form S-4, take all action reasonably required to be taken under any applicable state securities Laws in connection with the issuance of Parent Common Stock in connection with the Second Merger and (C) keep the Form S-4 effective through the Closing Date in order to permit the consummation of the Transactions. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Proxy Statement. As promptly as practicable after the Form S-4 shall have become effective, the Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will be made by the Company, in each case without providing the other Party with a reasonable opportunity to review and comment (which comments shall be considered by the applicable Party in good faith) thereon if reasonably practicable; provided that, with respect to documents filed by a Party which are incorporated by reference in the Form S-4 or the Proxy Statement, this right to review and comment shall apply only with respect to information relating to the other Party or such other Party’s business, financial condition or results of operations. If, at any time prior to the Closing Effective Time, any information relating to Parent or the Company or any of their respective affiliates, directors or officers, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be prepared and, following a reasonable opportunity for the other Party (and its counsel) to review and comment on such amendment or supplement, promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Subject to applicable Law, each Party shall notify the other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Second Merger for offering or sale in any jurisdiction (in which case the Parties shall use their respective commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated), or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between either Party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Transactions.

(b) Unless this Agreement is terminated in accordance with its terms, and notwithstanding any Change of Recommendation, the Company shall, as promptly as practicable following the effectiveness of the Form S-4, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders’ Meeting”) with a record date and meeting date to be selected after reasonable consultation with Parent, which meeting date shall be within, subject to adjournment or postponement as provided below, 35 days following the effectiveness of the Form S-4, and, subject to a Change of Recommendation in accordance with Section 6.3(e), the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval. Within 10 business days after the date of this Agreement (and thereafter, upon the reasonable request of Parent made not more than one time every two weeks), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act for a record date for the Company Stockholders’ Meeting that is 20 business days after the date of such “broker search.” Notwithstanding anything to the contrary contained herein, the Company shall not postpone or adjourn the Company Stockholders’ Meeting without the prior written consent of Parent; provided that, if at any time following the dissemination of the Proxy Statement, either the Company or Parent reasonably determines in good faith that the Company Stockholder Approval is unlikely to be obtained at the Company Stockholders’ Meeting, including due to an absence of quorum, then, unless the Company Board of Directors has effected a Change of Recommendation on no more than two occasions (for each of the Company and Parent) and prior to the vote contemplated having been taken, each of the Company and Parent shall have the right to require an adjournment or postponement of the Company Stockholders’ Meeting for the purpose of soliciting additional votes in favor of this Agreement; provided, further, that no such adjournment or postponement shall delay the Company Stockholders’ Meeting by more than seven days from the prior-scheduled date or to a date on or after the fifth business day preceding the Outside Date. Notwithstanding the foregoing, the Company may postpone or adjourn the Company Stockholders’ Meeting if (i) the Company is required to postpone or adjourn the Company Stockholders’ Meeting by applicable Law, or (ii) the Board of Directors or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholders’ Meeting in order to give Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent or otherwise made available to such holders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Change of Recommendation) (in each case so long as any such information or disclosure was made in compliance with this Agreement); provided that the Company shall be permitted to postpone or adjourn the Company Stockholders’ Meeting pursuant to this clause (ii) on no more than two occasions and no such adjournment or postponement shall delay the Company Stockholders’ Meeting by more than 10 days from the prior-scheduled date or to a date on or after the fifth business day preceding the Outside Date. Notwithstanding any Change of Recommendation, unless this Agreement has been validly terminated pursuant to Section 9.1, the Company shall submit this Agreement to the stockholders of the Company for adoption at the Company Stockholders’ Meeting and shall not submit any Acquisition Proposal for approval by the stockholders of the Company.

Section 7.13. Financing Cooperation.

(a) Prior to the Closing Effective Time, the Company shall, and shall cause the Company Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, provide all customary cooperation and all customary financial information, in each case, that is reasonably requested by Parent or Parent Merger Subs in connection with the Financing, including:

(i) furnishing to Parent (A) audited consolidated balance sheets and related consolidated statements of income, comprehensive income, stockholders’ equity (deficit) and cash flows for the Company for each of the three most recently completed fiscal years of the Company ended at least 60 days prior to the Closing Date prepared in accordance with GAAP applied on a basis consistent with that of the most recent fiscal year and (B) unaudited condensed consolidated balance sheets and related condensed consolidated statements of income, comprehensive income and cash flows (in each case, subject to normal year-end adjustments and absence of footnotes) for each subsequent fiscal quarter ended on a date that is at least 40 days before the Closing Date (other than with respect to the fiscal quarter that is the last fiscal quarter of the fiscal year);

(ii) furnishing to Parent such information regarding the Company and the Company Subsidiaries as is reasonably requested in writing by Parent (A) in connection with the preparation of customary offering and marketing documents (and any supplements thereto) relating to the Financing, including identifying whether any information provided to Parent constitutes material non-public information, (B) reasonably necessary to permit Parent to prepare pro forma financial statements customarily included in marketing and offering documents for an offering of securities of Parent on a registration statement filed with the SEC, or (C) necessary to satisfy the conditions set forth in the Debt Commitment Letter;

(iii) furnishing to the Financing Entities customary authorization letters (subject to customary confidentiality provisions and disclaimers) authorizing the distribution of information and containing a customary negative assurance representation to the Financing Entities and a customary representation to the Financing Entities that the public side versions of such documents, if any, do not include material non-public information about the Company, the Company Subsidiaries or its or their respective securities;

(iv) using reasonable best efforts to cause the Company’s independent accountants to provide customary assistance and cooperation reasonably requested by Parent with any offering of securities, including participating in customary due diligence sessions and providing any customary “comfort” letters (including customary “negative assurance” comfort for any applicable Financing);

(v) reasonably cooperating with any customary due diligence process as reasonably requested by Parent or the Financing Entities, including participating in a reasonable number of due diligence sessions, and cooperating with the customary marketing efforts of Parent, in each case, in connection with any Financing; and

(vi) reasonably cooperating with Parent’s legal counsels in connection with any legal opinions that such legal counsels may be required to deliver in connection with any Financing.

(b) Notwithstanding anything to the contrary in this Section 7.13 and Section 7.14, neither the Company nor any Company Subsidiary shall pursuant to this Section 7.13 or Section 7.14:

(i) be required to (x) incur any fees, expenses or other liabilities prior to the Closing Effective Time for which it is not previously or simultaneously reimbursed and indemnified or (y) become an issuer or an obligor with respect to the Financing prior to the Closing Effective Time;

(ii) be required to cause any director, officer, member, partner, accountant, legal counsel, employee or other Representative of the Company or any Company Subsidiary to take any action that would reasonably be expected to result in such Person incurring any personal liability;

(iii) be required to waive or amend any terms of this Agreement;

(iv) be required to provide any information that is prohibited or restricted from being provided by applicable Law or any Material Contract existing as of the date hereof or is legally privileged (provided, however, that the Company shall use its commercially reasonable efforts to provide an alternative means of disclosing or providing such information to the maximum extent permitted by Law or such contractual obligation or to the maximum extent that does not result in a loss of such legal privilege, as applicable), and in the event that the Company or any Company Subsidiary does not provide access or information in reliance on this clause, the Company shall provide notice to Parent that information is being withheld;

(v) be required to, nor shall any of their directors, employees, officers, members, partners or managers be required to, adopt resolutions or consents to approve or authorize the execution of the agreements, documents and instruments pursuant to which the Financing is obtained or to execute, deliver or enter into, or perform any agreement, document or instrument (other than customary authorization letters or as set forth in Section 7.14), including any credit or other agreements, guarantees, pledge or security documents or certificates in connection with the Financing, in each case, that would be effective prior to the Closing Effective Time and any such action, authorization, consent, approval, execution, delivery or performance will only be required of the respective directors, employees, officers, members, partners or managers of the Company and the Company Subsidiaries who retain their respective positions as of, and immediately after, the Closing Effective Time (except in each case with respect to customary authorization letters or as set forth in Section 7.14);

(vi) be required to (or be required to cause their Representatives to) enter into or approve any agreement or other documentation, or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing Effective Time (other than customary authorization letters or as set forth in Section 7.14);

(vii) be required to (or be required to cause their Representatives to) provide any indemnity prior to the Closing Effective Time for which it has not received prior reimbursement or is not otherwise concurrently indemnified by or on behalf of Parent;

(viii) be required to (or be required to cause their Representatives to) take any action that would conflict with or violate any charter or other organizational documents of the Company or any of the Company Subsidiaries as in effect on the date hereof;

(ix) be required to (or be required to cause their Representatives to) take any actions that would cause any representation or warranty in this Agreement to be breached by the Company or any Company Subsidiary or that would cause any condition set forth in Article VIII to fail to be satisfied (in each case unless Parent waives such breach or failure prior to the Company or any Company Subsidiary taking such action);

(x) be required to (or be required to cause their Representatives to) take any actions that would unreasonably interfere with the Company’s and the Company Subsidiaries’ business or operations, taken as a whole;

(xi) be required to (or be required to cause their Representatives to) prepare or furnish (x) pro forma financial statements, (y) any other financial statements (other than as set forth in clause (a)(i) above) that are not readily available or prepared in the ordinary course of its financial reporting practice or (z) projections; or

(xii) be required to (or be required to cause their Representatives to) provide opinions of internal or external counsel (except as set forth in Section 7.14).

(c) All non-public or otherwise confidential information regarding the Company or the Company Subsidiaries obtained by Parent or Parent Merger Subs or their respective Representatives pursuant to this Section 7.13 from or on behalf of the Company shall be kept confidential in accordance with the Confidentiality Agreement; provided that, notwithstanding anything to the contrary herein or in the Confidentiality Agreement, such information may be disclosed (i) to prospective lenders, underwriters, initial purchasers, dealer managers and agents during syndication and marketing of the Financing that enter into confidentiality arrangements customary for financing transactions of the same type as the Financing (including customary “click-through” confidentiality undertakings) and (ii) on a confidential basis to rating agencies. Any reference in this Agreement to the “Financing” (other than in Section 5.12) shall include any financing that Parent, Parent Merger Subs or other Subsidiaries of Parent elects to obtain for the purpose of financing the transactions contemplated hereby or any transaction undertaken in connection herewith, whether or not pursuant to the Debt Commitment Letter.

(d) Use of Logos. The Company hereby consents to the reasonable use of the Company’s and the Company Subsidiaries’ logos solely in connection with the marketing of the financing for the Transactions; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company Subsidiaries or the reputation or goodwill of the Company or the Company Subsidiaries.

(e) Reimbursement. Promptly upon written request by the Company, Parent will reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) actually incurred by the Company, the Company Subsidiaries and their respective Representatives in connection with the cooperation contemplated by this Section 7.13 or Section 7.14, other than to the extent any such costs and expenses are incurred as a result of the gross negligence, bad faith or willful misconduct of the Company, any Company Subsidiary or their respective Representatives, or any such Person’s material breach of this Agreement, or with respect to any material misstatement or omission in information provided in writing hereunder by any of the foregoing Persons for use in connection herewith or with the Financing.

(f) Indemnification. The Company, the Company Subsidiaries and its and their respective affiliates and Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorney’s fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Financing pursuant to this Agreement, the provision of information utilized in connection therewith (other than written information provided by or on behalf of the Company) and the cooperation contemplated by Section 7.14, other than to the extent any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties are the result of the gross negligence, bad faith or willful misconduct of the Company, any Company Subsidiary or their respective Representatives, or any such Person’s material breach of this Agreement, or with respect to any material misstatement or omission in information provided in writing hereunder by any of the foregoing Persons for use in connection herewith or with the Financing. This indemnification shall survive the termination of this Agreement.

(g) No Financing Condition. Each of Parent and Parent Merger Subs hereby acknowledge and agree that obtaining the Financing or any other debt, equity or other financing is not a condition to the Transactions, and that if neither the Financing nor any other debt, equity or other financing is obtained, Parent and Parent Merger Subs will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VIII and the other terms hereof, to consummate the Transactions.

Section 7.14. Treatment of Company Indebtedness.

(a) Credit Agreements. The Company shall, and shall cause the Company Subsidiaries to, deliver all notices and take all other actions reasonably requested by Parent that are required to facilitate in accordance with the terms thereof the termination of all commitments outstanding under each of the Company Credit Agreements, the repayment in full of all obligations, if any, outstanding thereunder, the release of all Liens, if any, securing such obligations, and the release of guarantees, if any, in connection therewith, in each case, on the Closing Date as of the Closing Effective Time (such termination, repayment and releases, the

“Credit Facility Terminations”). In furtherance and not in limitation of the foregoing, the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to deliver to Parent at least two business days prior to the Closing Date, executed payoff letters with respect to each of the Company Credit Agreements (each, a “Payoff Letter”) in form and substance customary for transactions of this type (and drafts reasonably in advance thereof), from the applicable agent on behalf of the Persons to whom such Indebtedness is owed, which Payoff Letters together with any related release documentation shall, among other things, include the payoff amount and provide that all Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Company and the Company Subsidiaries securing such Indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in the applicable Payoff Letter on the Closing Date, be released and terminated. Notwithstanding anything herein to the contrary, in no event shall this Section 7.14(a) require the Company or any of the Company Subsidiaries to cause the Credit Facility Terminations to be effective unless and until the Closing Effective Time has occurred and Parent has provided or caused to be provided to the Company or the Company Subsidiaries funds (or Parent has directed the Company or any of the Company Subsidiaries to use funds on their balance sheet) to pay in full the then-outstanding principal amount of and accrued and unpaid interest and fees under each Company Credit Agreement.

(b) Company Notes. Upon written request of Parent, the Company shall, and shall cause the Company Subsidiaries to, as applicable, (i) execute and deliver, or cause to be executed and delivered, in each case, to the trustee under the Company Indenture at or prior to the Closing Effective Time, such documents or instruments as are required to comply with the requirements of Sections 5.01, 11.04 and 11.05 of the Company Base Indenture applicable to each series of the Company’s outstanding senior notes (the “Company Notes”) in connection with the First Merger and/or the Second Merger, and (ii) provide all assistance reasonably requested by Parent in connection with obtaining the execution of such instruments by the other parties required to execute such instruments and take any other actions reasonably requested by Parent (which shall not require any payment by the Company or the Company Subsidiaries) that are customary or necessary in connection therewith, including the execution and delivery by the Company, the Company Subsidiaries or their Representatives (as applicable) of customary officers’ certificates, supplemental indentures and legal opinions, respectively, to the trustee under the Company Indenture, to the extent such certificates, supplemental indentures and opinions are required thereby. Notwithstanding the foregoing, neither Company nor the Company Subsidiaries shall be required to execute and deliver any document or instrument (or cause any document or instrument to be executed or delivered) (i) that would be inaccurate in light of the facts and circumstances at the time delivered, or (ii) not conditioned on or delivered substantially concurrently with the occurrence of the Closing Effective Time.

Section 7.15. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Second Merger to be approved for listing on NASDAQ, subject to official notice of issuance, at or prior to the Closing Effective Time.

Section 7.16. Certain Tax Matters.

(a) Each of Parent and the Company shall (and shall cause its respective Subsidiaries to) use its reasonable best efforts to cause (a) the First Merger and the LLC Conversion, taken together and (b) the Second Merger and the Third Merger, taken together, to qualify, and shall not take or knowingly fail to take (and shall cause its Subsidiaries not to take or knowingly fail to take) any action that would, or would reasonably be expected to, prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

(b) Each of the Parties shall cooperate in good faith and use its reasonable best efforts (and shall cause its respective Subsidiaries to cooperate in good faith and use their reasonable best efforts) to obtain the opinion referred to in Section 8.3(e) and, if applicable, any Tax opinions satisfying the requirements of Item 601 of Regulation S-K under the Securities Act (each such opinion, a “Transaction Tax Opinion”). In connection with the rendering of any such Transaction Tax Opinion, (i) Parent shall deliver to Company Tax Counsel a duly executed certificate containing such customary representations and warranties as shall be reasonably satisfactory in form and substance to such counsel (the “Parent Tax Certificate”), (ii) the Company shall deliver to Company Tax Counsel a duly executed certificate containing such customary representations and warranties as shall be reasonably satisfactory in form and substance to such counsel (the “Company Tax Certificate”), (iii) Parent and the Company shall provide such other information as is reasonably requested by Company Tax Counsel for purposes of rendering any such Transaction Tax Opinion and (iv) Company Tax Counsel shall be entitled to rely upon representations contained in the Parent Tax Certificate and the Company Tax Certificate in rendering any such Transaction Tax Opinion.

Section 7.17. Parent Board of Directors. Prior to, and conditioned upon the occurrence of, the Closing Effective Time, Parent shall take all actions necessary in order to, upon the Closing Effective Time, add one member of the Company Board of Directors as of the date of this Agreement, which board member shall be mutually agreed by Parent and the Company prior to the Closing, to the board of directors of Parent.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

Section 8.1. Conditions to Each Party’s Obligations to Effect the Transactions. The respective obligations of each Party to effect the Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by written agreement of the Parties, to the extent permitted by applicable Law:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Parent Stock Issuance. The Parent Common Stock to be issued in connection with the Second Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

(c) Effectiveness of Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or any Proceedings by the SEC seeking a stop order.

(d) No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Transactions.

(e) Antitrust Approval. (i) Any waiting period applicable to the Transactions under the HSR Act shall have expired or been terminated or (ii) any other required approvals, consents, or clearances under any Antitrust Laws of the jurisdictions set forth in Section 8.1(e) of the Company Disclosure Letter shall have been obtained.

Section 8.2. Conditions to the Obligations of Parent, Merger Sub 2 and Merger Sub 3. The obligations of Parent, Merger Sub 2 and Merger Sub 3 to effect the Transactions are also subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub 2 or Merger Sub 3:

(a) Representations and Warranties. (A) The representations and warranties of the Company, Holdco and Merger Sub 1 set forth in the first and final sentence of Section 4.1(a), Section 4.1(c) (solely with respect to the first two sentences thereof), Section 4.2(d), Section 4.2(e) (other than the second sentence thereof), Section 4.3, Section 4.23 and Section 4.25 shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (B) the representations and warranties of the Company, Holdco and Merger Sub 1 set forth in Section 4.2(a), Section 4.2(b) and Section 4.2(c) shall be true and correct other than for de minimis inaccuracies as of the date hereof and shall be true and correct other than for de minimis inaccuracies as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (C) the representations and warranties of the Company, Holdco and Merger Sub 1 set forth in Section 4.8(a) and in the first and second sentence of Section 4.12(m) shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing as though made on and as of the Closing; and (D) the other representations and warranties of the Company, Holdco and Merger Sub 1 set forth in this Agreement (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct as of the date hereof or shall be true and correct as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (D), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations. The Company, Holdco and Merger Sub 1 shall have performed and complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) No Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.

(d) Company Officer’s Certificate. Parent and the Parent Merger Subs shall have received from the Company a certificate, dated as of the Closing Date and signed by the Company’s chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

Section 8.3. Conditions to the Obligations of the Company, Holdco and Merger Sub 1. The obligations of the Company, Holdco and Merger Sub 1 to effect the Transactions are also subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Holdco or Merger Sub 1:

(a) Representations and Warranties. (A) The representations and warranties of Parent, Merger Sub 2 and Merger Sub 3 set forth in the first and final sentence of Section 5.1 (other than the second sentence thereof), Section 5.2(a), Section 5.2(b), Section 5.3 and Section 5.13 shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (B) the representations and warranties of Parent, Merger Sub 2 and Merger Sub 3 set forth in Section 5.8 shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing as though made on and as of the Closing; and (C) the other representations and warranties of Parent, Merger Sub 2 and Merger Sub 3 set forth in this Agreement (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) shall be true and correct as of the date hereof or shall be true and correct as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (C), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations. Parent, Merger Sub 2 and Merger Sub 3 shall have performed and complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing.

(c) No Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.

(d) Parent Officers’ Certificate. The Company, Holdco and Merger Sub 1 shall have received from Parent a certificate, dated as of the Closing Date and signed by Parent’s chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

(e) Tax Opinion. The Company shall have received a written opinion from Gibson, Dunn & Crutcher LLP (or such other nationally recognized tax counsel or Big 4 accounting firm as may be reasonably acceptable to the Company) (“Company Tax Counsel”), in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Transactions will qualify for the Intended Tax Treatment.

ARTICLE IX

TERMINATION

Section 9.1. Termination. This Agreement may be terminated and the Transactions may be abandoned, at any time before the Closing Effective Time, as follows (with any termination by Parent also being an effective termination by Merger Sub 2 and Merger Sub 3, and with any termination by the Company also being an effective termination by Holdco and Merger Sub 1):

(a) by mutual written consent of Parent and the Company;

(b) by the Company, in the event that (i) neither the Company, Holdco nor Merger Sub 1 is then in material breach of this Agreement and (ii) (A) any or all of Parent, Merger Sub 2 and Merger Sub 3 shall have breached, failed to perform or violated their respective covenants or agreements under this Agreement, or (B) any of the representations and warranties of Parent, Merger Sub 2 or Merger Sub 3 set forth in this Agreement shall have become inaccurate, and in either case of clause (A) or clause (B) where such breach, failure to perform, violation or inaccuracy (I) would result in the failure of any of the conditions set forth in Section 8.3(a) or Section 8.3(b) to be satisfied, and (II) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by Parent, Merger Sub 2 or Merger Sub 3, as applicable, before the earlier of (x) the business day immediately prior to the Outside Date and (y) the 30th calendar day following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy;

(c) by Parent, in the event that (i) neither Parent, Merger Sub 2 nor Merger Sub 3 is then in material breach of this Agreement and (ii) (A) any or all of the Company, Holdco and Merger Sub 1 shall have breached, failed to perform or violated its covenants or agreements under this Agreement or (B) any of the representations and warranties of the Company, Holdco or Merger Sub 1 set forth in this Agreement shall have become inaccurate, in either case of clause (A) or clause (B) where such breach, failure to perform, violation or inaccuracy (I) would result in the failure of any of the conditions set forth in Section 8.2(a) or Section 8.2(b) to be satisfied, and (II) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by the Company, Holdco or Merger Sub 1 before the earlier of (x) the business day immediately prior to the Outside Date and (y) the 30th calendar day following receipt of written notice from Parent, Merger Sub 2 or Merger Sub 3 of such breach, failure to perform, violation or inaccuracy;

(d) by either Parent or the Company, in the event that the Closing Effective Time has not occurred, subject to Section 2.2, on or before the date that is 9 months after the date hereof (the “Outside Date”); provided that (i) if, on the Outside Date, all of the conditions set forth in Article VIII, other than the conditions set forth in Section 8.1(d) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act or any other Antitrust Law) or Section 8.1(e) or those conditions that by their nature are to be satisfied on the Closing Date (if such conditions would be satisfied or validly waived were the Closing Date to occur at such time), shall have been satisfied or waived, then the Outside Date may be extended, by either Parent or the Company by providing written notice to the other Party five business days prior to the Outside Date, for all purposes hereunder by a period of three months; (ii) if, on the Outside Date, as extended, all of the conditions set forth in Article VIII, other than the conditions set forth in Section 8.1(d) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act or any other Antitrust Law) or Section 8.1(e) or those conditions that by their nature are to be satisfied on the Closing Date (if such conditions would be satisfied or validly waived were the Closing Date to occur at such time), shall have been satisfied or waived, then the Outside Date may be further extended, by either Parent or the Company by providing written notice to the other Party five business days prior to the as extended Outside Date, for all purposes hereunder by a period of three months; (iii) if, on the Outside Date, as extended, all of the conditions set forth in Article VIII, other than the conditions set forth in Section 8.1(d) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act or any other Antitrust Law) or Section 8.1(e) or those conditions that by their nature are to be satisfied on the Closing Date (if such conditions would be satisfied or validly waived were the Closing Date to occur at such time), shall have been satisfied or waived, then the Outside Date may be further extended, by either Parent or the Company by providing written notice to the other Party five business days prior to the as extended Outside Date, for all purposes hereunder by a period of three months, (iv) the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been a proximate cause of the failure of the Closing Effective Time to occur by the Outside Date and such action or failure to act constitutes a material breach of this Agreement and (v) for the avoidance of doubt, in no event shall the Outside Date be extended pursuant to this Section 9.1(d) beyond the date that is 18 months after the date hereof;

(e) by Parent, if, (i) prior to obtaining the Company Stockholder Approval, a Change of Recommendation has occurred or (ii) the Company has willfully breached in a material respect Section 6.3;

(f) by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(g) by the Company, prior to obtaining the Company Stockholder Approval, in order to effect a Change of Recommendation and substantially concurrently enter into a definitive agreement providing for a Superior Proposal; provided that (i) the Company has complied in all material respects with Section 6.3 and (ii) immediately prior to or substantially concurrently with (and as a condition to) the termination of this Agreement, the Company pays to Parent the Termination Fee payable pursuant to Section 9.2(b)(iv); or

(h) by either Parent or the Company, if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained.

Section 9.2. Effect of Termination.

(a) In the event of the valid termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub 2 or Merger Sub 3 or the Company, Holdco or Merger Sub 1, except that the Confidentiality Agreement, this Section 9.2 and Section 10.3 through Section 10.13 shall survive such termination; provided that nothing in this Section 9.2(a) shall relieve any Party from liability for fraud.

(b) Termination Fee.

(i) If (A) Parent or the Company terminates this Agreement pursuant to Section 9.1(h), (B) after the date hereof and prior to the date of such termination, an Acquisition Proposal is publicly disclosed (whether by the Company or a third party) and not publicly withdrawn at least three business days prior to the Company Stockholders’ Meeting, and (C) within 12 months of such termination, an Acquisition Proposal is consummated or a definitive agreement providing for an Acquisition Proposal is entered into, on or prior to the date that is the earlier of (x) the date such Acquisition Proposal is consummated and (y) the date of entry of such definitive agreement, the Company shall pay to Parent the Termination Fee.

(ii) If (A) after the date hereof and prior to the termination of this Agreement, an Acquisition Proposal is made to the Company Board of Directors or the Company’s management or becomes publicly disclosed (whether by the Company or a third party) and not publicly withdrawn at least three business days prior to such termination, (B) (I) Parent or the Company terminates this Agreement pursuant to Section 9.1(d) or (II) Parent terminates this Agreement pursuant to Section 9.1(c) due to a breach of, or a failure to perform or comply with, one or more covenants or agreements under this Agreement following the making of such Acquisition Proposal and (C) within 12 months of such termination, an Acquisition Proposal is consummated or a definitive agreement providing for an Acquisition Proposal is entered into, on or prior to the date that is the earlier of (x) the date such Acquisition Proposal is consummated and (y) the date of entry of such definitive agreement, the Company shall pay to Parent the Termination Fee.

(iii) If Parent terminates this Agreement pursuant to Section 9.1(e), within two business days after such termination, the Company shall pay to Parent the Termination Fee.

(iv) If the Company terminates this Agreement pursuant to Section 9.1(g), substantially concurrently with or prior to (and as a condition to) such termination, the Company shall pay or cause to be paid to Parent the Termination Fee.

(v) In the event any amount is payable by the Company pursuant to the preceding clauses (i), (ii), (iii) or (iv), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. Parent shall promptly provide wire transfer instructions in writing to the Company upon request (and in any event with sufficient time to allow the Company to pay or cause to be paid to Parent any Termination Fee payable hereunder within the time periods required by this Section 9.2(b)). For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(vi) Solely for purposes of Section 9.2(b)(i) and Section 9.2(b)(ii), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.1, except that all references to “20%” and “80%” therein shall be deemed to be references to “50%.”

(c) Parent Termination Fee.

(i) If Parent or the Company terminates this Agreement pursuant to Section 9.1(d) and, at the time of such termination, (A) the condition set forth in Section 8.1(d) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act or any other Antitrust Law) or Section 8.1(e) has not been satisfied and (B) all of the conditions set forth in Article VIII, other than the conditions set forth in Section 8.1(d) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act or any other Antitrust Law) or Section 8.1(e) and those conditions that by their nature are to be satisfied on the Closing Date (if such conditions would be satisfied were the Closing Date to occur at the time of such termination), shall have been satisfied or waived, Parent shall pay or cause to be paid to the Company the Parent Termination Fee.

(ii) If Parent or the Company terminates this Agreement pursuant to Section 9.1(f) (if such an order, injunction, decree or ruling is by a Governmental Entity under the HSR Act or any other applicable Antitrust Law), Parent shall pay or cause to be paid to the Company the Parent Termination Fee.

(iii) In the event any amount is payable by Parent pursuant to the preceding clauses (i) and (ii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by the Company. The Company shall promptly provide wire transfer instructions in writing to Parent upon request (and in any event with sufficient time to allow Parent to pay or cause to be paid to the Company any Parent Termination Fee payable hereunder within the time periods required by this Section 9.2(c)). For the avoidance of doubt, in no event shall Parent be obligated to pay the Parent Termination Fee on more than one occasion.

(d) Each Party acknowledges that the agreements contained in this Section 9.2 are an integral part of the Transactions and that, without these agreements, the Parties hereto would not enter into this Agreement. Each Party further acknowledges that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and the Parent Merger Subs in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the

Transactions. Without limiting the rights of Parent under Section 10.12, if this Agreement is terminated under circumstances in which the Company is obligated to pay the Termination Fee under Section 9.2(b), upon payment of the Termination Fee (and receipt thereof by Parent) and, if applicable, the costs and expenses of Parent pursuant to this Section 9.2(d) in accordance herewith, none of the Company, any Company Subsidiary or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability with respect to this Agreement or the Transactions to Parent or the Parent Merger Subs or any of their respective affiliates or Representatives, and payment of the Termination Fee and such costs and expenses by the Company shall be Parent’s sole and exclusive remedy for any Proceeding, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by Parent, Parent’s Subsidiaries or any other Person in connection with this Agreement, the Transactions (and the termination thereof) or any matter forming the basis for such termination, and Parent and the Parent Merger Subs shall not have, and each expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity). In addition, if the Company fails to pay in a timely manner any amount due pursuant to Section 9.2(b), then (i) the Company shall reimburse Parent for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amounts and (ii) the Company shall pay to Parent interest on the amounts payable pursuant to Section 9.2(b) from and including the date payment of such amounts was due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made.

(e) Each Party further acknowledges that the Parent Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company, Holdco and Merger Sub 1 in the circumstances in which the Parent Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. Without limiting the rights of the Company under Section 10.12, if this Agreement is terminated under circumstances in which Parent is obligated to pay the Parent Termination Fee under Section 9.2(c), upon payment of the Parent Termination Fee (and receipt thereof by the Company) and, if applicable, the costs and expenses of the Company pursuant to this Section 9.2(e) in accordance herewith, none of Parent, the Parent Merger Subs, any other Parent Subsidiary or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability with respect to this Agreement or the Transactions to the Company, Holdco or Merger Sub 1 or any of their respective affiliates or Representatives, and payment of the Parent Termination Fee and such costs and expenses by Parent shall be the Company’s and its affiliates’ sole and exclusive remedy for any Proceeding, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by the Company, the Company Subsidiaries or any other Person in connection with this Agreement, the Transactions (and the termination thereof) or any matter forming the basis for such termination, and the Company, Holdco and Merger Sub 1 shall not have, and each expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity). In addition, if Parent fails to pay in a timely manner any amount due pursuant to Section 9.2(c) then

(i) Parent shall reimburse the Company for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amounts, and (ii) Parent shall pay to the Company interest on the amounts payable pursuant to Section 9.2(c) from and including the date payment of such amounts was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE X

MISCELLANEOUS

Section 10.1. Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of each of the Parties.

(b) At any time and from time to time prior to the Closing Effective Time, either the Company, Holdco and Merger Sub 1, on the one hand, or Parent and the Parent Merger Subs, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other Parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein. Any agreement on the part of Parent, the Parent Merger Subs, the Company, Holdco or Merger Sub 1 to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Company, as applicable. No failure or delay by the Company, Holdco, Merger Sub 1, Parent or the Parent Merger Subs in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 10.2. Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing Effective Time. This Section 10.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Closing Effective Time.

Section 10.3. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.

Section 10.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon transmission provided that no “bounceback” or notice of non-delivery is received) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent, Merger Sub 2 or Merger Sub 3, to:

Broadcom Inc.

1320 Ridder Park Drive

San Jose, California

Email:       mark.brazeal@broadcom.com

Attention: Mark Brazeal, Chief Legal Officer

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Email:         dckarp@wlrk.com

                    rcchen@wlrk.com

                    vsapezhnikov@wlrk.com

Attention:   David C. Karp

                    Ronald C. Chen

                    Viktor Sapezhnikov

if to the Company, Holdco or Merger Sub 1, to:

VMware, Inc.

3401 Hillview Avenue

Palo Alto, CA 94304

Email:         raghu@vmware.com

Attention:   Rangarajan Raghuram, Chief Executive Officer

with a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Email:         bbecker@gibsondunn.com

                     smuzumdar@gibsondunn.com

                    akaplan@gibsondunn.com

Attention:   Barbara L. Becker

                    Saee Muzumdar

                    Andrew Kaplan

Section 10.5. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. The table of contents and headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 10.6. Counterparts. This Agreement may be executed manually or by facsimile or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format, including using generally recognized e-signature technology (e.g., DocuSign or Adobe Sign) or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 10.7. Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 9.1, Parent and the Parent Merger Subs shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b) Except as provided in Section 7.4 and Section 10.13, nothing in this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter), express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder.

Section 10.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 10.9. Governing Law; Jurisdiction.

(a) This Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may directly or indirectly result from, arise out of, be in connection with or relating to this Agreement or the other agreements delivered in connection herewith, or the execution or performance of this Agreement or such other agreements, or the Transactions (the “Relevant Matters”) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b) Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Relevant Matter or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding, except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 10.9(b) in the manner provided for notices in Section 10.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 10.10. Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE RELEVANT MATTERS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11. Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 10.12. Enforcement; Remedies.

(a) Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable injury, for which monetary damages (even if available) would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Transactions) is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the valid termination of this Agreement pursuant to Article IX, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and to any further equitable relief.

(c) The Parties’ rights in this Section 10.12 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 10.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 10.12, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

Section 10.13. Certain Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself, the Company Subsidiaries and each of its controlled affiliates hereby: (a) agrees that any Proceedings, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to this Agreement, the Financing or any of the agreements (including any applicable commitment letter) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any Federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party hereto irrevocably submits itself and its property with respect to any such Proceedings to the exclusive jurisdiction of such court; (b) agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any applicable commitment letter or other applicable definitive document relating to the Financing; (c) agrees not to bring or support or permit any of its controlled affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Federal or state court in the Borough of Manhattan, New York, New York; (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceedings in any such court; (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Proceedings brought against the Financing Parties in any way arising out of or relating to this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (f) agrees that neither the Company nor any of the Company Subsidiaries nor any of their respective affiliates or Representatives (in each case, other than Parent, Merger Sub 2, Merger Sub 3 and their respective Subsidiaries) shall have any rights or claims against any Financing Party relating to or arising out of this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (g) agrees that none of the Financing Parties will have any liability to the Company or any of the Company Subsidiaries or any of their respective affiliates or Representatives (in each case, other than Parent, Merger Sub 2, Merger Sub 3 and their respective Subsidiaries) relating to or arising out of this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; and (h) agrees that (and each other Party hereto agrees that) the Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 10.13, and such provisions and the definition of “Financing Parties” shall not be amended in any way materially adverse to the Financing Parties without the prior written consent of the Financing Entities, but, in the case of clauses (f) and (g), solely to the extent of actions or omissions by or circumstances relating to such Financing Party in its capacity as a Financing Party, it being understood that nothing in this Section 10.13 shall excuse any Financing Party from liability in connection with actions or omissions by or circumstances relating to such Financing Party in any other capacity (including in its capacity as an existing creditor of the Company or any Company Subsidiary) not relating to or arising out of this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder. The provisions of this Section 10.13 shall survive any termination of this Agreement.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, the Company, Holdco, Merger Sub 1, Merger Sub 2 and Merger Sub 3 have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

BROADCOM INC.

By	/s/ Hock E. Tan
Name: Hock E. Tan
Title: President and Chief Executive Officer

VMWARE, INC.

By	/s/ Rangarajan Raghuram
Name: Rangarajan (Raghu) Raghuram
Title: Chief Executive Officer

VERONA HOLDCO, INC.

By	/s/ Craig Norris
Name: Craig Norris
Title: President

VERONA MERGER SUB, INC.

By	/s/ Craig Norris
Name: Craig Norris
Title: President

BARCELONA MERGER SUB 2, INC.

By	/s/ Thomas Krause, Jr.
Name: Thomas Krause, Jr.
Title: President and Chief Executive
Officer

BARCELONA MERGER SUB 3, LLC

By	/s/ Thomas Krause, Jr.
Name: Thomas Krause, Jr.
Title: President and Chief Executive
Officer

Annex A

Form of Voting Agreement

A-1

Exhibit 99.1

Broadcom to Acquire VMware for Approximately $61 Billion in Cash and Stock

Advances Broadcom’s strategy to build the world’s leading infrastructure technology company, with track record of acquiring established, mission-critical platforms

Brings together two engineering-first, innovation-centric cultures

Broadcom Software Group to rebrand and operate as VMware

The new VMware, as part of Broadcom, to offer enterprise customers greater choice and flexibility to address the most complex IT infrastructure challenges

Accelerates software scale and growth opportunities for Broadcom, with pro forma revenue of more than $40 billion, including 49% software revenue

Broadcom to target adding approximately $8.5 billion of pro forma EBITDA from the acquisition within three years post-closing

Broadcom to host conference call today at 8:00 AM ET

SAN JOSE and PALO ALTO, Calif., May 26, 2022 – Broadcom Inc. (NASDAQ: AVGO), a global technology leader that designs, develops and supplies semiconductor and infrastructure software solutions, and VMware, Inc. (NYSE: VMW), a leading innovator in enterprise software, today announced an agreement under which Broadcom will acquire all of the outstanding shares of VMware in a cash-and-stock transaction that values VMware at approximately $61 billion, based on the closing price of Broadcom common stock on May 25, 2022. In addition, Broadcom will assume $8 billion of VMware net debt.

VMware, a leading provider of multi-cloud services for all apps, pioneered virtualization technology, an innovation that positively transformed x86 server-based computing. VMware then created the software-defined data center and played a leading role in virtualizing networking and storage, before evolving to become a hybrid cloud and digital workspace leader. Today, VMware’s multi-cloud portfolio, spanning application modernization, cloud management, cloud infrastructure, networking, security and anywhere workspaces, forms a flexible, consistent digital foundation on which the largest and most dynamic enterprises across industries build, run, manage, connect and protect their most important and complex workloads for the benefit of their customers.

Following the closing of the transaction, the Broadcom Software Group will rebrand and operate as VMware, incorporating Broadcom’s existing infrastructure and security software solutions as part of an expanded VMware portfolio.

By bringing together the complementary Broadcom Software portfolio with the leading VMware platform, the combined company will provide enterprise customers an expanded platform of critical infrastructure solutions to accelerate innovation and address the most complex information technology infrastructure needs. The combined solutions will enable customers, including leaders in all industry verticals, greater choice and flexibility to build, run, manage, connect and protect applications at scale across diversified, distributed environments, regardless of where they run: from the data center, to any cloud and to edge-computing. With the combined company’s shared focus on technology innovation and significant research and development expenditures, Broadcom will deliver compelling benefits for customers and partners.

Hock Tan, President and Chief Executive Officer of Broadcom, said, “Building upon our proven track record of successful M&A, this transaction combines our leading semiconductor and infrastructure software businesses with an iconic pioneer and innovator in enterprise software as we reimagine what we can deliver to customers as a leading infrastructure technology company. We look forward to VMware’s talented team joining Broadcom, further cultivating a shared culture of innovation and driving even greater value for our combined stakeholders, including both sets of shareholders.”

Raghu Raghuram, Chief Executive Officer of VMware, said, “VMware has been reshaping the IT landscape for the past 24 years, helping our customers become digital businesses. We stand for innovation and unwavering support of our customers and their most important business operations and now we are extending our commitment to exceptional service and innovation by becoming the new software platform for Broadcom. Combining our assets and talented team with Broadcom’s existing enterprise software portfolio, all housed under the VMware brand, creates a remarkable enterprise software player. Collectively, we will deliver even more choice, value and innovation to customers, enabling them to thrive in this increasingly complex multi-cloud era.”

Tom Krause, President of the Broadcom Software Group, said, “VMware has long been recognized for its enterprise software leadership, and through this transaction we will provide customers worldwide with the next generation of infrastructure software. VMware’s platform and Broadcom’s infrastructure software solutions address different but important enterprise needs, and the combined company will be able to serve them more effectively and securely. We have deep respect for VMware’s customer focus and innovation track record, and look forward to bringing together our two organizations.”

Michael Dell, Chairman of the VMware Board, said, “Together with Broadcom, VMware will be even better positioned to deliver valuable, innovative solutions to even more of the world’s largest enterprises. This is a landmark moment for VMware and provides our shareholders and employees with the opportunity to participate in meaningful upside.”

The transaction is expected to add approximately $8.5 billion of pro forma EBITDA from the acquisition within three years post-closing. Pro forma for each company’s fiscal year 2021, software revenue is expected to account for approximately 49% of total Broadcom revenue.

Transaction Details and Path to Completion

Under the terms of the agreement, which has been unanimously approved by the boards of directors of both companies, VMware shareholders will elect to receive either $142.50 in cash or 0.2520 shares of Broadcom common stock for each VMware share. The shareholder election will be subject to proration, resulting in approximately 50% of VMware’s shares being exchanged for cash consideration and 50% being exchanged for Broadcom common stock. Based on the closing price of Broadcom common stock on May 25, 2022, the total $138.23 per-share consideration represents a 44% premium to the closing price of VMware common stock on May 20, 2022, the last trading day prior to media speculation regarding a potential transaction, and a 32% premium to VMware’s unaffected 30-day volume weighted average price (VWAP). Upon closing of the transaction, based on the outstanding shares of each company as of the date hereof, current Broadcom shareholders will own approximately 88% and current VMware shareholders will own approximately 12% of the combined company on a fully diluted basis.

Michael Dell and Silver Lake, which own 40.2% and 10% of VMware shares outstanding, respectively, have signed support agreements to vote in favor of the transaction, so long as the VMware Board continues to recommend the proposed transaction with Broadcom.

In connection with the transaction, Broadcom obtained commitments from a consortium of banks for $32 billion in new, fully committed debt financing.

Broadcom expects to maintain its current dividend policy of delivering 50% of its prior fiscal year free cash flow to shareholders. Broadcom expects to maintain an investment grade rating, given its strong cash flow generation and intention to rapidly de-lever.

The transaction, which is expected to be completed in Broadcom’s fiscal year 2023, is subject to the receipt of regulatory approvals and other customary closing conditions, including approval by VMware shareholders.

The merger agreement provides for a “go-shop” provision under which VMware and its Board of Directors may actively solicit, receive, evaluate and potentially enter negotiations with parties that offer alternative proposals during a 40-day period following the execution date of the definitive agreement, expiring at 11:59 p.m. Pacific Time on July 5, 2022. There can be no assurance this process will result in a superior proposal. VMware does not intend to disclose developments about this process unless and until its Board of Directors has made a decision with respect to any potential superior proposal.

Broadcom Second Quarter 2022 Results and Third Quarter Fiscal Year 2022 Business Outlook

In a separate press release issued today, Broadcom reported results for its second quarter of fiscal year 2022, ended May 1, 2022, and provided guidance for the third quarter of its fiscal year 2022.

The Broadcom Board of Directors also has authorized a new share repurchase program to repurchase up to $10 billion of its common stock through December 31, 2023. This new share repurchase authorization is in addition to the share repurchase program authorized in December 2021, under which Broadcom may repurchase the current remaining $3 billion of common stock through December 31, 2022. Repurchases under the new share repurchase authorization may be made through a variety of methods, including open market or privately negotiated purchases. The timing and amount of shares repurchased will depend on the stock price, business and market conditions, corporate and regulatory requirements, alternative investment opportunities, acquisition opportunities and other factors. Broadcom is not obligated to repurchase any specific amount of shares of common stock, and the share repurchase program may be suspended or terminated at any time.

Advisors

Barclays Capital Inc., BofA Securities, Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC are serving as financial advisors to Broadcom. Wachtell, Lipton, Rosen & Katz and O’Melveny & Myers LLP are serving as legal counsel to Broadcom, and Cleary Gottlieb Steen & Hamilton LLP is serving as regulatory counsel.

Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are serving as financial advisors to VMware, and Gibson, Dunn & Crutcher LLP is serving as legal counsel.

Conference Call

Broadcom will host a conference call today at 8:00 a.m. Eastern Time (5:00 a.m. Pacific Time). A live webcast and the accompanying materials will be available in the “Investors” section of Broadcom’s website at https://investors.broadcom.com in advance of the conference call.

To Listen via Telephone: Preregistration is required by the conference call operator. Please preregister at: http://www.directeventreg.com/registration/event/5733459. Upon registering, you will be emailed a dial-in number, direct passcode and unique PIN.

To Listen via Internet: The conference call can be accessed live online in the Investors section of the Broadcom website at https://investors.broadcom.com/.

Replay: A telephone playback of the conference call can be accessed for one week following the call by dialing: (855) 859-2056; International + 1 (404) 537-3406; Passcode: 5733459; or through the Investors section of the Broadcom website at https://investors.broadcom.com/.

About Broadcom

Broadcom Inc. (NASDAQ: AVGO) is a global technology leader that designs, develops and supplies a broad range of semiconductor and infrastructure software solutions. Broadcom’s category-leading product portfolio serves critical markets including data center, networking, enterprise software, broadband, wireless, storage and industrial. Our solutions include data center networking and storage, enterprise, mainframe and cyber security software focused on automation, monitoring and security, smartphone components, telecoms and factory automation. For more information, go to https://www.broadcom.com.

About VMware

VMware is a leading provider of multi-cloud services for all apps, enabling digital innovation with enterprise control. As a trusted foundation to accelerate innovation, VMware software gives businesses the flexibility and choice they need to build the future. Headquartered in Palo Alto, California, VMware is committed to building a better future through the company’s 2030 Agenda. For more information, please visit www.VMware.com/company.

Cautionary Statement Regarding Forward-Looking Statements

This communication relates to a proposed business combination transaction between Broadcom Inc. (“Broadcom”) and VMware, Inc. (“VMware”). This communication includes forward-looking statements within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and Section 27A of the U.S. Securities Act of 1933, as amended. These forward-looking statements include but are not limited to statements that relate to the expected future business and financial performance, the anticipated benefits of the proposed transaction, the anticipated impact of the proposed transaction on the combined business, the expected amount and timing of the synergies from the proposed transaction, the anticipated closing date of the proposed transaction, and the plans and expectations with regard to share repurchases. These forward-looking statements are identified by words such as “will,” “expect,” “believe,” “anticipate,” “estimate,” “should,” “intend,” “plan,” “potential,” “predict,” “project,” “aim,” and similar words or phrases. These forward-looking statements are based on current expectations and beliefs of Broadcom management and current market trends and conditions.

These forward-looking statements involve risks and uncertainties that are outside Broadcom’s control and may cause actual results to differ materially from those contained in forward-looking statements, including but not limited to: the effect of the proposed transaction on our ability to maintain relationships with customers, suppliers and other business partners or operating results and business; the ability to implement plans, forecasts and other expectations with respect to the business after the completion of the proposed transaction and realize expected synergies; business disruption following the proposed transaction; difficulties in retaining and hiring key personnel and employees due to the proposed transaction and business combination; the satisfaction of the conditions precedent to consummation of the proposed transaction, including the ability to secure regulatory approvals on the terms expected, at all or in a timely manner; significant indebtedness, including indebtedness incurred in connection with the proposed transaction, and the need to generate sufficient cash flows to service and repay such debt; the disruption of current plans and operations; the outcome of any legal proceedings related to the transaction; the ability to consummate the proposed transaction on a timely basis or at all; the ability to successfully integrate VMware’s operations; the ability to implement plans, forecasts and other expectations with respect to the business after the completion of the proposed transaction and realize synergies; the impact of public health crises, such as pandemics (including COVID-19) and epidemics and any related company or government policies and actions to protect the health and safety of individuals or government policies or actions to maintain the functioning of national or global economies and markets; global political and economic conditions, including rising interest rates, the impact of inflation and challenges in manufacturing and the global supply chain; the amount and frequency of our share repurchase programs; and other events and trends on a national, regional and global scale, including the cyclicality in the semiconductor industry and other target markets and those of a political, economic, business, competitive and regulatory nature.

These risks, as well as other risks related to the proposed transaction, will be included in the registration statement on Form S-4 and proxy statement/prospectus that will be filed with the Securities and Exchange Commission (“SEC”) in connection with the proposed transaction. While the list of factors presented here is, and the list of factors to be presented in the registration statement on Form S-4 are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Broadcom’s and VMware’s respective periodic reports and other filings with the SEC, including the risk factors identified in Broadcom’s and VMware’s most recent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. The forward-looking statements included in this communication are made only as of the date hereof. Neither Broadcom nor VMware undertakes any obligation to update any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Additional Information about the Transaction and Where to Find It

In connection with the proposed transaction, Broadcom intends to file with the SEC a registration statement on Form S-4 that will include a proxy statement of VMware and that also constitutes a prospectus of Broadcom. Each of Broadcom and VMware may also file other relevant documents with the SEC regarding the proposed transaction. This document is not a substitute for the proxy statement/prospectus or registration statement or any other document that Broadcom or VMware may file with the SEC. The definitive proxy statement/prospectus (if and when available) will be mailed to stockholders of VMware. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the registration statement and proxy statement/prospectus (if and when available) and other documents containing important information about Broadcom, VMware and the proposed transaction, once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Broadcom will be available free of charge on Broadcom’s website at https://investors.broadcom.com/. Copies of the documents filed with the SEC by VMware will be available free of charge on VMware’s website at ir.vmware.com.

Participants in the Solicitation

Broadcom, VMware and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of Broadcom, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in Broadcom’s proxy statement for its 2022 Annual Meeting of Stockholders, which was filed with the SEC on February 18, 2022, and Broadcom’s Annual Report on Form 10-K for the fiscal year ended October 31, 2021, which was filed with the SEC on December 17, 2021. Information about the directors and executive officers of VMware, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in VMware’s proxy statement for its 2021 Annual Meeting of Stockholders, which was filed with the SEC on May 28,

2021, VMware’s Annual Report on Form 10-K for the fiscal year ended January 28, 2022, which was filed with the SEC on March 24, 2022, a Form 8-K filed by VMware on April 22, 2022 and a Form 8-K filed by VMware on May 2, 2022. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when such materials become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from Broadcom or VMware using the sources indicated above.

Contacts:

Broadcom Inc.

Ji Yoo

Investor Relations

408-433-8000

investor.relations@broadcom.com

Joele Frank / Tim Ragones / Arielle Rothstein

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

VMware

Paul Ziots

VMware Investor Relations

pziots@vmware.com

650-427-3267

Michael Thacker

VMware Global PR

mthacker@VMware.com

650-427-4454

Paul Kranhold / Pete Siwinski / Leah Polito

Sard Verbinnen & Co.

415-618-8750

(AVGO-Q)